Exhibit 2.1

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4) and 17 C.F.R. 24b-2

DATED      DECEMBER 2010

AKER P&C GROUP AS

AKER SOLUTIONS BV

AKER PROCESS BV

AKER SOLUTIONS ASA

JACOBS AUSTRALIA PTY LIMITED

JACOBS ENGINEERING DEUTSCHLAND GMBH

JACOBS ENGINEERING U.K. LIMITED

JACOBS NEDERLAND BV

JACOBS ENGINEERING SINGAPORE PTE. LTD.

and

JACOBS ENGINEERING GROUP INC.

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of

shares comprising the Aker Soho Business

CONTENTS

1.	Interpretation	5

2.	Sale and purchase	34

3.	Conditions to Completion	34

4.	Termination of the Agreement	39

5.	Pre-Completion Covenants and Leakage	41

6.	Consideration	47

7.	Completion	48

8.	Sellers’ Warranties	50

9.	Purchasers’ warranties and undertakings	52

10.	Sellers’ limitations on liability	53

11.	Release of Escrow Amount and the Sellers’ Bank Guarantee	53

12.	Excluded Assets and Excluded Businesses	56

13.	Restrictions	59

14.	Wrong pockets, Intellectual Property Rights, Technology and Business Information	63

15.	Access	64

16.	Pensions and benefits	65

17.	Hedging arrangements	65

18.	Bank Guarantees and Parent Company Guarantees	66

19.	Transitional Services and separation	68

20.	Arrangements regarding Brazil Projects	72

21.	Seller Guarantee	72

22.	Purchaser Guarantee	74

23.	Inter-Company Balances	75

24.	Tail Insurance	76

25.	Insurance	77

26.	Leases	79

27.	Further assurance	80

28.	Effect of Completion	80

29.	Remedies and waivers	80

30.	No shop	81

31.	Intellectual property and trade name	81

32.	Assignment	83

33.	Entire Agreement	84

34.	Notices	84

35.	Announcements	86

36.	Confidentiality	86

37.	Costs and expenses	87

38.	VAT	88

39.	Counterparts	88

40.	Invalidity	88

41.	Contracts (Rights of Third Parties) Act 1999	88

42.	Choice of governing law	89

43.	Jurisdiction	89

44.	Agent for service	89

	Schedule 1 (Conditions to Completion)	91

	Schedule 2 (Completion arrangements)	92

	Schedule 3 (Warranties)	96

	Schedule 4 (Limitations on the Sellers’ liability)	130

	Schedule 5 (Conduct of business before Completion)	142

THIS AGREEMENT is made on      December 2010

BETWEEN:

1.	The persons whose names and addresses are set out in Schedule 6 (Ownership of Shares) (collectively the “Sellers” and severally a “Seller”);

2.	Aker Solutions ASA whose registered office is at Snarøyveien 36, 1364 Fornebu, Norway (registered in Norway No. 986 529 551 (the “Seller Guarantor”);

3.	The persons whose names and addresses are set out in Schedule 9 (Basic information about the Purchasers) (collectively, the “Purchasers” and each, a “Purchaser”); and

4.	Jacobs Engineering Group Inc. whose principal place of business is at 1111 South Arroyo Parkway, Pasadena, California, USA (a Delaware corporation) (the “Purchaser Guarantor”).

WHEREAS:

(A)	The Group (as defined in this Agreement) carries on the Aker Soho Business (as defined in this Agreement) as part of the Aker Solutions ASA group of companies.

(B)	Particulars of each member of the Group are set out in Part A of Schedule 8 (Basic information about the Companies) and Part B of Schedule 8 (Basic information about the Subsidiaries).

(C)	The Sellers have agreed to sell and the Purchasers have agreed to purchase and pay for the Shares (as defined in this Agreement) as set out in Schedule 6 (Ownership of Shares) in each case on the terms and subject to the conditions of this Agreement.

(D)	The Seller Guarantor has agreed to guarantee the performance by the Sellers of their obligations under this Agreement and the Share Purchase Documents on the terms and subject to the conditions of this Agreement.

(E)	The Purchaser Guarantor has agreed to guarantee the performance by the Purchasers of their obligations under this Agreement and the Share Purchase Documents on the terms and subject to the conditions of this Agreement.

(F)	The Sellers will procure that transitional services are provided by the Retained Group to the Group and the Purchasers will procure that transitional services are provided by the Group to the Retained Group with effect from Completion in accordance with the provisions of this Agreement and the Transitional Services Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In this Agreement and the Schedules to it:

“Accounting Manual”	means the accounting manual pertaining to the application of IFRS by the Aker Soho Business, a complete and accurate copy of which is contained at 2.5.5.1.20.1 and 2.8.5.1.5.1 in Soho;

“Accounts Rule Book”	means Schedule 10 (Accounts Rule Book);

“Adjustment Amount”	means the sum of the Completion Working Capital Adjustment and the Completion Net Cash Adjustment (being a positive or a negative amount);

“Affiliate”	means, as applied to any person, any other person who controls or comes to control, is or becomes controlled by, or is or becomes under common control with, such person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a person, whether through the ownership of shares, by contract, or otherwise;

“Aker Advantage Global Staffing Agreement”	means the Global Staffing Agreement among Aker Advantage Ltd, Aker Advantage Inc. and the other companies named therein dated on or about the date of this Agreement;

“Aker Contractors Group”	means the specialised engineering, procurement and construction group of companies which may be demerged or otherwise separated from the Retained Group as described in the announcement made by the Seller Guarantor on 9 December 2010;

“Aker Soho Business”

means the business carried on by the Group and organised into the following principal onshore divisions:

(i)          mining and metals;

(ii)         downstream oil, gas and process; and

(iii)        energy and environmental,

and which comprises: (a) the provision of engineering, design, procurement, construction, construction and project management, commissioning and start-up, consulting and maintenance services to the onshore mining and minerals, energy and environment and downstream oil, gas and process industries. For the avoidance of doubt this does not include provision of services in relation to upstream facilities, associated with the extraction, transport, processing or exploitation of hydrocarbons; and

(b)        the ownership and development of technologies and fabrication of specialty acid and chemical equipment for the mining, chemicals, water treatment and pulp and paper markets,

excluding the Excluded Assets and the Excluded Businesses;

“Aker Solutions EHS Manual”	means the environmental, health and security manual owned by Aker Solutions ASA, as further described in folder 20.39 in Soho III;

“Aker Solutions Superannuation Fund”	means the fund(s) operated by Aker Solutions Australia Pty. Ltd. for its employees;

“Aker Solutions PEM”	means the project execution model owned by the Retained Group, as further described in documents 4.75.39 and 4.75.436, and folder 20.23 in Soho III;

“Approved Schemes”	has the meaning given to that expression in paragraph 7.18(B) of Schedule 3 (Warranties);

“Asbestos Liabilities”

means any liabilities of any member of the Group before or after Completion:

(i)          to the extent that such liabilities for claims exceed an aggregate amount of £[...***...] (and for the avoidance of doubt, only such liabilities incurred by the Group or any member of the Purchasers’ Group over that £[...***...] threshold shall be recoverable by the Purchasers under clause 12.3(D), the initial £[...***...] not being recoverable pursuant to the Specific Indemnity set out in clause 12.3(D);

(ii)         towards any individual or his/her immediate family which arise out of or relate to any exposure or alleged exposure to asbestos products, dust or fibres;

*

* Confidential Treatment Requested

(iii)        have arisen as a result of work done at any time before Completion for or on behalf of any member of the Group in the United Kingdom, including in respect of the matters disclosed in documents 1.9.8.11.1.2 in Soho, 7.9.8.2, 4.75.748, 4.75.740, 4.75.741, 4.75.739, 4.75.837 and 4.75.76 in Soho III and 20.6 in Soho III; and

(iv)        which are paid or disbursed by or on behalf of any member of the Group after Completion;

“AS DC Scheme”	means the Aker Solutions DC Pension Scheme (formerly known as the Aker Kvaerner Defined Contribution Pension Scheme);

“Back-Stop Date”	means 30 June 2011 or such other date as the Sellers’ Representative and the Purchasers’ Representative may agree in writing;

“Bank Guarantees”	means each bank guarantee or letter of credit or any similar comfort or covenant provided in respect of the obligations of any member of the Group in relation to the Aker Soho Business which places obligations (including reimbursement obligations) on, or takes security over, the assets of any member of the Retained Group of which the Sellers are aware, a complete and accurate list of which is set out in Part A of Appendix 2 (Guarantees);

“Bid”	means any quotation, bid or proposal by any member of the Group which, if accepted or awarded, would lead to a Government Contract;

“Books and Records”	means all books, records, notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records (excluding software);

“Borrowing”	has the meaning given to that expression in paragraph 8.1 of Schedule 3 (Warranties);

“Brazil Projects”

means the projects performed or currently being performed by Aker Solutions do Brasil Ltda. pursuant to:

(i)          the Engineering and Technical Support Services Agreement dated 25 June 2007 with Companhia Petroquimica de Pernambuco (PetroquimicaSuape) for the development of a

PTA plant in Ipojuca, Pernamburo in Brazil; and

(ii)         the Technical Cooperation Agreement dated 1 June 2010 between Companhia Petroquimica de Pernambuco, Aker Process Ltd. and Aker Solutions do Brasil Ltda. for the provision of technical services and engineering support in relation to the development of a PTA plant in Ipojuca, Pernamburo in Brazil;

“Break Fee”	means, subject to clause 4.6, US $[…***…];	*

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are generally open for business in London, Oslo and Los Angeles, California;

“Business Information”

means all information (in whatever form held) including (without limitation) all:

(i)          formulas, designs, specifications, drawings, know-how, policies, procedures, processes, manuals, documentation and instructions;

(ii)         customer lists, vendor lists, financial, sales, marketing and promotional information;

(iii)        business plans and forecasts;

(iv)        technical or other expertise;

(v)         data, computer software and all accounting and tax records, correspondence, orders and enquiries; and

(vi)        service data, personnel files, training records and other human resources data;

“Canadian Benefit Plans”	has the meaning given to that expression in paragraph 23.6 of Schedule 3 (Warranties);

“Canadian Pension Plans”	means the pension plan for salaried employees of Aker Chemetics, Canada registration number 0982553 and British Columbia registration number P086263, and the pension plan for unionized employees of Aker Chemetics, Canada registration number 0564765 and Ontario registration number 0564765;

“Cap”	has the meaning given to that expression in clause 6.5(B);

* Confidential Treatment Requested

“Cash”

means, as at the relevant date, the sum of all cash in hand, at the bank or at any other financial institution (including any deposits made by the Aker Soho Business under any group cash pooling arrangements) and cash equivalents (to the extent not included in the Working Capital) of the Aker Soho Business, including:

(i)        any investment in marketable (a) debt obligations, (b) securities or (c) money market funds and any other financial instruments which can be turned into cash on not more than thirty (30) days’ notice, which items shall be calculated in accordance with the Accounts Rule Book;

(ii)       the Aker Soho Business’s share of Cash in jointly controlled entities (i.e. entities deemed to be jointly controlled under the principles and practices of the Accounting Manual and which, as such, would have been consolidated in the consolidated accounts of the Aker Soho Business); and

(iii)      any Inter-Company Receivables,

but shall not include:

(A)      the aggregate net market value (whether positive or negative) of the Soho Hedging Contracts;

(B)      any pension assets;

(C)     Trapped Cash;

(D)     any cash held by any member of the Group in respect of the Yansab Project or any other Excluded Asset or Excluded Business; and

(E)      deferred Tax assets;

“Chemetics Patents”	means the patents listed in Appendix 12 (Chemetics patents);

“Code”	means the United States Internal Revenue Code of 1986, as amended;

“Collar”	has the meaning given to that expression in clause 6.5(A);

“Companies”	means those companies listed in Part A of Schedule 8 (Basic information about the Group);

“Competing Services”	has the meaning given to it in clause 13.1;

“Completion”	means completion of the sale and purchase of the Shares under this Agreement;

“Completion Accounts”	means the Aker Soho Business’s combined statement of Completion Net Cash and Completion Working Capital (together with supporting balance sheet) as at Completion prepared in accordance with Schedule 10 (Accounts Rule Book) and the procedures for preparation set out in Schedule 11 (Completion Accounts);

“Completion Date”	means the date on which Completion is scheduled to take place in accordance with clause 7.2;

“Completion Net Cash”	means the Net Cash as at Completion;

“Completion Net Cash Adjustment”	means an amount (positive or negative) equal to the Completion Net Cash less the Reference Net Cash (for the avoidance of doubt, if the Completion Net Cash is higher (that is, more positive or less negative) than the Reference Net Cash, the Completion Net Cash Adjustment shall operate as to increase the Initial Purchase Price, and if the Completion Net Cash is lower (that is, more negative or less positive) than the Reference Net Cash, the Completion Net Cash Adjustment shall operate as to decrease the Initial Purchase Price);

“Completion Working Capital”	means the Working Capital as at Completion;

“Completion Working Capital Adjustment”	means an amount (positive or negative) equal to the Completion Working Capital less the Reference Working Capital (for the avoidance of doubt, if the Completion Working Capital is higher (that is, more positive or less negative) than the Reference Working Capital, the Completion Working Capital Adjustment shall operate as to increase the Initial Purchase Price, and if the Completion Working Capital is lower (that is, more negative or less positive) than the Reference Working Capital, the Completion Working Capital Adjustment shall operate as to decrease the Initial Purchase Price);

“Conditions”	has the meaning given to that expression in clause 3.1;

“Confidential Information Memorandum”	means the confidential information memorandum dated fall 2009 initialled on the date of this Agreement by or on behalf of the Purchasers’ Representative and the Sellers’ Representative for identification;

“Continued Participation”	means the continued participation of the UK Companies and their employees in the AS DC Scheme and the US Group employees in the US Plans after Completion;

“Contributing Member”	has the meaning given to that expression in paragraph 7.33 of Schedule 3 (Warranties);

“Data Book”	means the extract of the unaudited combined accounts for the Aker Soho Business’s consolidated balance sheet and profit and loss account for (i) the twelve (12) month periods ended on 31 December 2007, 31 December 2008, 31 December 2009, and (ii) the six (6) month period ended on 30 June 2010, a copy of which is set out in Appendix 9 (Data Book);

“Data Protection Laws”	means all applicable laws, regulations, regulatory requirements and/or codes of practice in connection with data privacy and the processing of personal data including where relevant, but not limited to, the Data Protection Act 1998;

“Data Room”	means the virtual data room operated by Merrill and/or the physical data rooms located at Business Centre, 45 Beech Street, London and 1000 Louisiana Street, Suite 3400, Houston, Texas, which data rooms contain or contained information relating to the Aker Soho Business. A copy of the index of the Data Room as of 21 December 2010 is available in the virtual data room operated by Merrill. The virtual data room operated by Merrill contains two virtual data rooms called Soho (the “Soho Room”) and Soho-Contracts (the “Soho - Contracts Data Room”). The Soho Room consists of three file rooms called Soho (“Soho”), Soho II (“Soho II”) and Soho III (“Soho III”);

“DB Scheme”	means the occupational pension scheme formerly known as the Kvaerner Pension Fund and now known as the Trafalgar House Pension Trust;

“Debt”	means, as at the relevant date, the Aker Soho Business’s:

(i) indebtedness for monies borrowed owed to any person (including the capital amount of such indebtedness together with all accrued but unpaid interest (whether accounted for or not), plus any repayment costs and penalties payable directly as a result of such person exercising its right to demand repayment owing to Completion), provided that such debt is not included as Working Capital;

(ii)         the principal component of any lease obligation that is required to be recorded as a capitalised lease in accordance with the Accounts Rule Book;

(iii)        dividends payable and group contribution payables of any member of the Group owed to any party outside the Group;

(iv)        customer advances and deposits held on behalf of customers (in each case, less amounts in respect of work done) received for projects performed on a lump sum basis or projects for monies to be used for procurement of materials which are paid in advance, in accordance with the types of projects listed in Appendix 13 (Customer Advances as at 30 June 2010). For the avoidance of doubt, other customer advances and deposits held on behalf of customers shall not be included as Debt;

(v)         any Inter-Company Payables;

(vi)        net pension liabilities for the Pension Schemes calculated in accordance with the Accounts Rule Book;

(vii)       Tax liabilities (as calculated in accordance with the Accounts Rule Book);

(viii)      the balance of prepayments (including accrued interest thereon) from Reliance Industries Limited to Aker Process Limited (which at the Reference Date was US$ 6,086,630 and £662,398);

(ix)        any loans or other amounts payable by any member of the Group to Trafalgar House Trustees Limited;

(x)         the principal amount and any accrued but unpaid interest on any debt instrument the costs in respect of which would appear below the

              EBITDA line in the Aker Soho Business’s profit and loss accounts and which is not otherwise covered in items (i) to (ix) above;

(xi)        the Aker Soho Business’s share of Debt in jointly controlled entities (i.e. entities deemed to be jointly controlled under the principles and practices of the Accounting Manual and which, as such, would have been consolidated in the consolidated accounts of the Aker Soho Business); and

(xii)       the other debt like items referred to in paragraph 2.23 (vi) of the Accounts Rule Book,

but shall, for the avoidance of doubt, exclude:

(A)        the aggregate net market value (whether positive or negative) of the Soho Hedging Contracts; and

(B)        any deferred Tax liabilities, the only provision for Tax in Debt being that referred to in (vii) above;

“Disclosed”

means fully, fairly, accurately and specifically disclosed in the Disclosure Letter or the Supplemental Disclosure Letter either through:

(i)          a description of facts as set out in the column entitled “Disclosure” in Appendix I of the Disclosure Letter;

(ii)         the incorporation by reference to one or more sections in the Data Room of information contained in the Data Room as set out in the Disclosure Letter in the description of facts described in (i) above; or

(iii)        as otherwise referred to in or contemplated by the front-end of the Disclosure Letter or referred to in Appendix II thereof;

but, for the avoidance of doubt, the Data Room index and the contents of the Data Room generally shall not be deemed to be Disclosed save to the extent that they are fully, fairly, accurately and specifically disclosed as described in this definition;

“Disclosure Letter”	means the letter of even date herewith from the Sellers’ Representative to the Purchasers’ Representative

making certain disclosures against the Warranties, as supplemented, if applicable, at Completion in accordance with clause 8.6(B);

“Disputed Items”	has the meaning given to that expression in paragraph 2.1 of Schedule 11 (Completion Accounts);

“Due Date”	has the meaning given to that expression in clause 6.7;

“Encumbrance”	means a mortgage, charge, pledge, lien, option, equity, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, any title transfer or retention arrangement) having similar effect;

“Enterprise Value”	means an amount of US$675,000,000, which is the agreed value of the Aker Soho Business on a Cash and Debt free basis and with a Working Capital equal to the Normalised Working Capital;

“Environment”	has the meaning given to that expression in paragraph 6.1 of Schedule 3 (Warranties);

“Escrow Account”	means the interest-bearing account with the Escrow Agent in the joint names of the Sellers’ Representative and the Purchasers’ Representative to be opened on or before the Completion Date and to be operated in accordance with clause 11 and the Escrow Agreement;

“Escrow Agent”	means DnB NOR Bank, London branch or such other person as the Sellers’ Representative and the Purchasers’ Representative may agree;

“Escrow Agreement”	means an escrow agreement between the Purchasers’ Representative (on behalf of the Purchasers), the Sellers’ Representative (on behalf of the Sellers) and the Escrow Agent on the standard terms provided by the Escrow Agent, or such other terms as may be agreed between the parties and the Escrow Agent prior to Completion;

“Escrow Amount”	means the amount of US$[…***…];	*

“Escrow Period”	means the period commencing on the Completion Date and expiring at 5:00 p.m. on the date […***…] following the Completion Date;	*

“Excluded Assets”	means the following assets (and related liabilities) that shall be retained by the Retained Group and excluded

* Confidential Treatment Requested

from the sale and purchase under clause 2:

(i)          the Holborn Litigation;

(ii)         the Yansab Project;

(iii)        the Excluded Projects;

(iv)        the Excluded Contracts;

(v)         the Excluded Companies; and

(vi)        all Books and Records relating to the assets and liabilities specified in paragraphs (i) to (v) above;

including all assets, losses, liabilities, costs, expenses, claims and demands arising out of, related to or connected directly or indirectly with the assets and related liabilities specified in paragraphs (i) to (v) above, whether or not known or unknown or arising before or after Completion;

“Excluded Businesses”

means the businesses and undertakings to be retained by the Retained Group comprising:

(i)          the provisioning of non-unionized direct hire employee based construction services to capital projects in chemical/petrochemical, oil & gas and other process facilities in the United States as carried out by Aker Industrial Constructors Inc.;

(ii)         the provisioning of unionized direct hire employee based construction, fabrication and maintenance services to the power, industrial, nuclear, water and environmental sectors in the United States and Canada as carried out by Aker Construction Inc. and/or Aker Construction Canada Inc.; and

(iii)        lump sum turnkey EPC project execution of projects in the LNG re-gasification, petrochemical, gasification/syngas, refining and onshore oil & gas markets in the United States as carried out by Aker Solutions Americas Inc., Aker Strategic Operations Inc. or Aker Michigan Inc.,

including, without limitation, all assets, losses, liabilities, costs, expenses, claims and demands associated, directly or indirectly with the businesses and undertakings specified in paragraphs (i), (ii) and (iii) above, whether or not known or unknown or arising before or after Completion;

“Excluded Companies”	means Aker Process Engineering Services BV, Aker Solutions Belgium NV/SA, Aker Construction Inc., Aker Strategic Operations Inc., Aker Michigan Inc., Aker Solutions Americas Inc., Ak E&C (Thailand) Limited, Aker Construction Canada Inc., BioCnergy Europa BV and Aker Process Gulf Limited;

“Excluded Contracts”

means any contract, agreement or arrangement to which any member of the Group is a party and under which:

(i)           one counterparty or any direct or indirect parent of one counterparty is a person or entity (a) that is a designated or sanctioned party under any United States sanctions related to or administered by OFAC (including but not limited to the designation as a “specially designated national or blocked person” thereunder); or (b) has its principal place of business in any of Burma, Cuba, Iran, North Korea, Sudan or Syria, or

(ii)          where the products or services delivered pursuant to the contract, agreement or arrangement are to be delivered to Burma, Cuba, Iran, North Korea, Sudan or Syria;

“Excluded IP”

any Intellectual Property Rights subsisting in:

(i)      the Aker Solutions EHS Manual;

(ii)     the Aker Solution PEM;

(iii)    the MIPS calliper analysis software package; and

(iv)    in any trade marks, brand names or domain names owned by the Retained Group including without limitation any rights subsisting in the names “Aker Solutions”, “Aker” and “JustCare”);

“Excluded Projects”	means those agreements and arrangements set out in Appendix 15 (Excluded Projects);

“Expert”	means such individual at an independent firm of chartered accountants of international repute as the Purchasers’ Representative and the Sellers’

Representative may agree or, failing agreement within twenty (20) Business Days, such independent firm of chartered accountants of international repute in London as the President of the Institute of Chartered Accountants in England and Wales may, on the application of either the Sellers’ Representative or the Purchasers’ Representative, nominate;

“FCPA”	has the meaning given to that expression in paragraph 4.1 of Schedule 3 (Warranties);

“Freehold Property”	means the freehold property owned by the Group, complete and accurate particulars of which are set out in Part A of Appendix 5 (Particulars of the Properties);

“Full Title Guarantee”	means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee;

“Fundamental Warranties”	means the Warranties contained in Part A of Schedule 3 (Warranties);

“GAAP”	means the appropriate local generally accepted accounting principles in the jurisdiction in which the relevant member of the Group is incorporated;

“Governmental Authority”	means any national, federal, state or local government, governmental authority or any other equivalent entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any agency, department, board, branch or commission of any such body, or any court or equivalent public tribunal or forum;
“Government Contract”

means any contract, agreement or Bid between any member of the Group and:

(i)          a Governmental Authority in the United Kingdom or the United States, other than utility suppliers including, without limitation, Anglian Water and UK Nuclear; or

(ii)         any prime contractor to such a Governmental Authority,

in each case, for the supply of goods or services by such member of the Group for consideration in excess of US$ 5,000,000 over the life of that contract, agreement or Bid and under which there were undischarged obligations of such member of the Group (other than warranties) between 1 January 2007 and the date of this Agreement;

“Group”	means the Companies and the Subsidiaries. Unless the context requires otherwise, all references to the Group (including in the Warranties) shall be references to the Group as if the Pre-Completion Reorganisation Steps had already taken place;

“Group IP”	means all Intellectual Property Rights and confidential Business Information owned by (whether exclusively or jointly with another person) any member of the Group, but not including the Excluded Assets or the Excluded IP;

“Group Shares”	means all of the issued and outstanding share capital (including the Shares) in the capital of each of the Companies and Subsidiaries;

“Hazardous Material”	has the meaning given to that expression in paragraph 6.1 of Schedule 3 (Warranties);

“Hedging Arrangements”	means all and any forward contracts, foreign exchange purchase and sale arrangements, contracts or obligations (including any foreign exchange money market arrangements, contracts or obligations), any interest rate hedging arrangements, contracts or obligations or any other foreign exchange, interest rate or other derivative arrangements, contracts or obligations;

“Holborn Litigation”	means any claims or future claims by Holborn European Refinery GmbH (together with any counterclaims to such claims or future claims and any claims, proceedings, disputes or litigation deriving from the subject matter of such claim or claims) in relation to all contracts and arrangements entered into between Holborn European Refinery GmbH and Aker Process BV dated 24 November 2000, details of which have been disclosed to the Purchaser;

“HSE Laws”	has the meaning given to that expression in paragraph 6.1 of Schedule 3 (Warranties);

“HSE Matters”	has the meaning given to that expression in paragraph 6.1 of Schedule 3 (Warranties);

“HSE Permits”	has the meaning given to that expression in

paragraph 6.1 of Schedule 3 (Warranties);

“ICI Section”	means the special section of the DB Scheme for former ICI pension fund members;

“IFRS”	means the International Financial Reporting Standards as adopted by the European Union;

“Initial Purchase Price”	means the sum of: (i) the Enterprise Value; (ii) the Reference Net Cash; and (iii) the Reference Working Capital Adjustment;

“Intellectual Property Rights”	means all rights of the following types (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world; (a) patents and industrial property rights, (b) trade mark and trade name rights and similar rights, including domain names, (c) rights associated with works of authorship, including exclusive exploitation rights, rights in designs, copyrights, mask works, and database rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, and (d) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (d) above;

“Inter-Company Payables”	means the aggregate of the amounts (converted into NOK at the NOK Exchange Rate) owing (or which, for the purposes of the calculation of Debt at the Completion Date, have not been settled prior to Completion in accordance with clause 23.4) in respect of funding balances (including in respect of interest accrued on such balances) corresponding to items held within the Hyperion Line items: Internal Interest Bearing Payables and Internal Interest Free Payables in the Reference Date Accounts from the members of the Group to the members of the Retained Group (including any amounts owing by a member of the Group as a result of any payment made by a member of the Retained Group pursuant (i) to the Parent Company Guarantees or Bank

Guarantees and (ii) the Pre-Completion Reorganisation Agreements);

“Inter-Company Receivables”	means the aggregate of the amounts (converted into NOK at the NOK Exchange Rate) owing (or which, for the purposes of the calculation of Cash at the Completion Date, have not been settled prior to Completion in accordance with clause 23.4) in respect of funding balances (including in respect of interest accrued on such balances) corresponding to items held within the Hyperion Line items: Internal Interest Bearing Loans and Internal Interest Free Loans in the Reference Date Accounts from the members of the Retained Group to the members of the Group (including any amounts owing by a member of the Retained Group to a member of the Group as a result of the Pre-Completion Reorganisation Agreements);

“Inter-Company Trading Balances”	means all intercompany payables and receivables outstanding as at Completion between, on the one hand, members of the Group and, on the other hand, members of the Retained Group other than Inter-Company Payables and Inter-Company Receivables;

“ITAA Group”	has the meaning given to that expression in paragraph 7.33 of Schedule 3 (Warranties);

“ITAA Group Member”	has the meaning given to that expression in paragraph 7.33 of Schedule 3 (Warranties);

“ITAA Group Liability”	has the meaning given to that expression in paragraph 7.33 of Schedule 3 (Warranties);

“Landlords’ Consents”

means written consents to the assignments or the changes of control (as applicable) which are required as a result of the Transaction from the counterparties to the agreements pursuant to which the Aker Soho Business occupies the following Leasehold Properties (the “Specified Leasehold Properties”):

(A)        Broadway Tech Centre, Vancouver Business Campus, 2930 Virtual Way, Vancouver, B.C.;

(B)        all Leasehold Properties located on Bowesfield Lane in Stockton on Tees, U.K.;

(C)        600 S. Kilda Rd, Melbourne, Victoria, Australia;

(D)        333 East Wetmore, Tucson, Arizona;

(E) all Leasehold Properties located in the Edificio World Trade Center, Santiago, Chile; and (F) Piso 9 of Edificio CCU, Santiago, Chile;

“Leakage”	has the meaning given to that expression in clause 5.3;

“Leakage Adjustment Amount”	has the meaning given to that expression in clause 5.5;

“Leasehold Properties”	means the leasehold properties owned by the Group, complete and accurate particulars of which are set out in Part B of Appendix 5 (Particulars of the Properties);

“Leases”	means the leases owned by the Group as set out in Part B of Appendix 5 (Particulars of the Properties);

“Licensed Premises”	means the licensed premises occupied by the Group, complete and accurate particulars of which are set out in Part C of Appendix 5 (Particulars of Properties);

“Licences and Permits”	means any permit, authorisation, licence (including statutory licence), consent, permission, exemption, waiver or other approval required to be held by any member of the Group for carrying on the Aker Soho Business, including, without limitation, business licences, engineering licences, construction licences, export registrations, nuclear licences or permits and any other similar licence, authorisation or permit;

“Licensed IP”	has the meaning given to that expression in paragraph 21.5 of Schedule 3 (Warranties);

“Material Adverse Event”	means any event which has, or could be reasonably expected to have or result in, a material adverse effect on the financial or trading position or prospects of the Aker Soho Business, except for changes in or circumstances, conditions or events relating to, economic, financial, political or environmental conditions (other than environmental conditions directly caused by any member of the Group or the Retained Group) in, or any natural disasters, acts of God or labour unrest relating to, any industries or territories in which the Aker Soho Business operates, in each case to the extent that such events do not have a materially disproportionate effect on the Aker Soho Business compared to the effect such event has or can reasonably be expected to have on other competitor businesses in the same industry or jurisdictions in which the Aker Soho Business operates;

“Material Contract”

means any contract, agreement or arrangement relating to the Aker Soho Business and to which any member of the Group is a party:

(i)          under which there were unperformed obligations (other than in respect of warranties) in the period between 1 January 2007 and the Reference Date and which was one of the fifty (50) most valuable (by revenue) customer contracts during that period;

(ii)         under which there were unperformed obligations (other than in respect of warranties) in the period between 1 January 2007 and the Reference Date, which is a customer contract to which at least one counterparty is or, so far as the Sellers are aware, is a subsidiary of Freeport-McMoran Copper & Gold Inc., BHP Billiton, DuPont (E. I. du Pont de Nemours and Company), British Petroleum plc, Royal Dutch Shell plc, Dow Chemical, Antamina, Codelco (Corporación Nacional del Cobre, Chile), Urenco Limited or Sellafield Limited;

(iii)        under which there were unperformed obligations (other than in respect of warranties) in the period between 1 January 2007 and the Reference Date and which is a joint venture, consortium or similar agreement under which a member of the Group is or may become liable for the obligations of any person who is not a member of the Group (whether under the terms of such agreement or by operation of law);

(iv)        which was entered into on or after 1 January 2007 and provides for the supply by any member of the Group to a client of either: (a) equipment and/or materials; or (b) construction services, in either case for a lump sum (or equivalent) price in excess of US$ 10,000,000;

(v)         under which a member of the Group undertakes or has undertaken to deliver to a client a bankable feasibility study (and the output of such contract is expressly stated to be such a study) (a) which was entered into on or after 1 January 2007 or (b) if entered into before 1 January 2007 but after 1 January 2001, of which the Sellers are aware; or

(vi)        under which there were unperformed obligations (other than in respect of warranties) in the period between 1 January 2007 and the Reference Date and under which the obligations of the relevant member of the Group are to be discharged in a country in which the Group does not have a permanent presence at the effective date of the contract;

“Material Licence Agreements”	has the meaning given to it in paragraph 21.6 of Schedule 3 (Warranties);

“MOFCOM”	means the Shanghai Municipal Commission of Commerce;

“Monthly Management Accounts”	means the Hyperion reports prepared in respect of the Aker Soho Business on a monthly basis;

“Negative Leakage”	has the meaning given to that expression in clause 5.11;

“Net Cash”	means the Cash less the Debt which may be a positive or a negative amount;

“Net Inter-Company Balance”	means the Inter-Company Receivables and the amounts standing to the credit of any member of the Group in the Retained Group’s cash pooling arrangements, less the Inter-Company Payables, which may be a positive or a negative amount;

“NOK”	means Norwegian Krone;

“NOK Exchange Rate”	means the exchange rate applicable to that amount of that non NOK currency by reference to the middle market rate of exchange as published by Reuters at the close of business on the date on which this Agreement requires the NOK equivalent to be calculated or, where no such rate of exchange is published in respect of this date, at the rate quoted by Bloomberg at the close of business for the same day on which this Agreement requires the NOK equivalent to be calculated;

“Non-Fundamental Warranties”	means the Warranties contained in Part B of Schedule 3 (Warranties);

“Normal Year-End Procedures”	means, in respect of accounts, those additional procedures over and above the monthly and quarterly closing procedures including, by way of example, the formal documentation of inter-company transactions, impairment reviews of fixed and intangible assets, stock taking (if not performed on a rolling bases) and detailed corporate tax calculations;

“Normalised Working Capital”	means the amount of US$ minus 5,000,000;

“Objection Notice”	has the meaning given to that expression in paragraph 2.1 of Schedule 11 (Completion Accounts);

“OFAC”	means the Office of Foreign Assets Control of the United States Department of the Treasury;

“Occupational Licences”	means the licences owned by the Group as set out in Part C of Appendix 5 (Particulars of Properties);

“Original Global Staffing Agreement”	means the Global Staffing Agreement dated 14 June 2010 by and among Aker Advantage AS, Aker Advantage Ltd, Aker Advantage Inc., Business Area P&C and the other entities named therein;

“Parent Company Guarantees”	means each guarantee, indemnity, surety, comfort letter or similar assurance (other than the Bank Guarantees) given by any member of the Retained Group in respect of the obligations of any member of the Group or in relation to the Aker Soho Business of which the Sellers are aware, a complete and accurate list of which is set out in Part B of Appendix 2 (Guarantees);

“Pension Schemes”	means the Canadian Pension Plans, the Aker Solutions Superannuation Fund and the AS DC Pension Scheme;

“Permitted Leakage”	means those matters specified in Schedule 7 (Permitted Leakage);

“Policies”	has the meaning given to that expression in paragraph 18 of Schedule 3 (Warranties);

“Pre-Completion Reorganisation Agreements”	means the agreements in substantially the agreed form which are set out in Appendix 4 (Pre-Completion Reorganisation arrangements);

“Pre-Completion Reorganisation Steps”	means the steps described in paragraphs (H) to (R) of Schedule 7 (Permitted Leakage);

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Agreement, whether contractual or non-contractual;

“Property” or	means the Freehold Property, the Leasehold Properties

“Properties”	and the Licensed Premises;

“Property Owner”

means in relation to:

(A)        a Freehold Property, the person named as the owner;

(B)        a Leasehold Property, the person named as the current tenant; and

(C)        a Licensed Premises, the person named as the licensee,

in the particulars of each of the Properties at Appendix 5 (Particulars of Properties);

“Purchase Price”	has the meaning given to that expression in clause 6.1;

“Purchaser Guarantor”	means Jacobs Engineering Group Inc.;

“Purchasers’ Group”	means the Purchasers, their respective subsidiaries and subsidiary undertakings, any holding company of any Purchaser and all other subsidiaries and subsidiary undertakings of any such holding company from time to time (including, after Completion, the Group);

“Purchasers’ Indemnified Persons”	means each member of the Purchasers’ Group and each of their respective officers, directors and employees;

“Purchasers’ Representative”	means the Purchaser Guarantor;

“Purchasers’ Solicitors”	means Paul, Hastings, Janofsky & Walker (Europe) LLP of Eighth Floor, Ten Bishops Square, London E1 6EG, United Kingdom and Simonsen Advokatfirma DA of C.J. Hambros pl. 2 D, 0164 Oslo, Norway;

“Recipient”	has the meaning given to that expression in clause 6.8;

“Reference Date”	means 30 June 2010;

“Reference Date Accounts”	means the pro forma combined balance sheet of the Aker Soho Business (together with supporting balance sheets) as at (and including) the Reference Date, as set out in Part A of Appendix 3 (Reference Date Accounts);

“Reference Net Cash”	means the amount of US$ 237,000,000, being the Net Cash as at the Reference Date, a calculation of which is included in Part B of Appendix 3 (Reference Date

Accounts);

“Reference Period”	means the twelve (12) month period ending on the date of this Agreement;

“Reference Working Capital”	means the amount of minus US$ minus 4,000,000, being the Working Capital as at the Reference Date, a calculation of which is included in Part B of Appendix 3 (Reference Date Accounts);

“Reference Working Capital Adjustment”	means the amount of US$ 1,000,000, being the Reference Working Capital less the Normalised Working Capital, a calculation of which is included in Part B of Appendix 3 (Reference Date Accounts);

“Registered IP”	means all Intellectual Property Rights that are registered or filed with or issued by any governmental authority, including all patents, registered copyrights, and registered trademarks and domain names, and all applications for any of the foregoing;

“Relevant Employee”	means those employees of each member of the Group who are immediately prior to Completion employed in the Group;

“Relief”	has the meaning given to such expression in the Tax Covenant;

“Retained Group”	means the Sellers, their subsidiaries and subsidiary undertakings from time to time, the Seller Guarantor and all other subsidiaries or subsidiary undertakings of the Seller Guarantor from time to time (other than members of the Group);

“Retained Group Senior Employees”	means any person who is, at the date of this Agreement, a member of the executive management team of the Seller Guarantor (such persons being employed by the Seller Guarantor or another member of the Retained Group), any direct reports of such persons, the managing directors of each division of the Excluded Businesses, their direct reports, the senior employees of the Excluded Businesses and the Soho Powergas Employees, the names of whom have been notified by the Sellers’ Representative to the Purchasers’ Representative on or about the date of this Agreement;

“Sanctions Laws and Regulations”	has the meaning given to that expression in paragraph 5 of Schedule 3 (Warranties);

“Sellers’ Bank Guarantee”	means the bank guarantee (or guarantees) under which claims can be made by the Purchasers under this Agreement in accordance with the principles set out in clause 11, in (or substantially in) the agreed form or in such other form as the parties may agree in accordance with clause 11.7;

“Sellers’ Indemnified Persons”	means each member of the Retained Group and each of their respective officers, directors and employees;

“Sellers’ Information Data Book”	means the financial information relating to the Aker Soho Business contained in folder 21.1 in Soho III;

“Sellers’ Representative”	means the Seller Guarantor;

“Sellers’ Solicitors”	means Slaughter and May of One Bunhill Row, London EC1Y 81Y and Bugge, Arentz-Hansen & Rasmussen of Stranden 1 A, N-0250 Oslo, Norway;

“Senior Employees”	means [...***...];	*

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Share Purchase Documents”	means the Disclosure Letter, the Tax Covenant, the Escrow Agreement, the Sellers’ Bank Guarantee, the Transitional Services Agreement, the Transitional Personnel Access Agreement, the Pre-Completion Reorganisation Agreements, the Aker Advantage Global Staffing Agreement and any other document which the Purchasers’ Representative and the Sellers’ Representative jointly agree to designate as such;

“Shares”	means all the issued shares in the capital (or in the case of Aker Projects (Shanghai) Company Limited, the equivalent interest) of the Companies and the one (1) share in the capital of Aker Solutions Chile SA held by Aker P&C Group AS;

* Confidential Treatment Requested

“Soho”	has the meaning given to it in the definition of Data Room;

“Soho-Contracts Data Room”	has the meaning given to it in the definition of Data Room;

“Soho Hedging Contracts”	means any and all Hedging Arrangements entered into for the benefit of or in relation to the Aker Soho Business by any member of: (i) the Retained Group (including any Hedging Arrangements directly with any member of the Group); or (ii) the Group;

“Soho II”	has the meaning given to it in the definition of Data Room;

“Soho III”	has the meaning given to it in the definition of Data Room;

“Soho Powergas Employees”	has the meaning given to that expression in clause 13.1(C);

“Soho Room”	has the meaning given to it in the definition of Data Room;

“Soho Staff”	has the meaning given to that expression in paragraph 23.2 of Schedule 3 (Warranties);

“Specific Indemnities”	means the indemnities set out in clause 12.3;

“Specified Employees”	means those employees of members of the Aker Soho Business the names of whom have been notified by the Purchasers’ Representative to the Sellers’ Representative on or about the date of this Agreement;

“Specified Leasehold Properties”	has the meaning given to it in the definition of Landlords’ Consents;

“Subsidiary”	means a subsidiary of any Company, basic information concerning each subsidiary of the Companies being set out in Part B of Schedule 8 (Basic information about the Subsidiaries);

“Superannuation Arrangement”	means any fund, plan, scheme, agreement or arrangement under which superannuation benefits, retirement benefits, life assurance benefits, death or disability benefits, pensions or annuities are or may be provided to or in respect of any present or former employees of each member of the Group or their respective dependants;

“Superannuation Guarantee Charge”	means any charge imposed by the Australian Superannuation Guarantee Charge Act 1992 (Cth);

“Superannuation Guarantee Payment”	means a superannuation guarantee payment as defined in section 995–1(1) of the Australian Income Tax Assessment Act 1997 (Cth);

“Supplemental Disclosure Letter”	means the supplement to the Disclosure Letter prepared by the Sellers’ Representative in accordance with clause 8.6 and, if required, shall be delivered by the Sellers’ Representative to the Purchasers’ Representative at Completion;

“Tail Insurance”	means the insurance cover to be put in place by the Sellers on or before Completion in accordance with clause 24;

“Tax”	has the meaning given to that expression in the Tax Covenant;

“Tax Authority”	has the meaning given to that expression in the Tax Covenant;

“Tax Covenant”	means the tax covenant between the Sellers and the Purchasers in the agreed form;

“Tax Warranties”	means the Warranties set out in paragraph 7 of Schedule 3 (Warranties) and “Tax Warranty” shall be construed accordingly;

“Technology”	means hardware and computer networks;

“Third Party Claim”	has the meaning given to that expression in paragraph 5(A) of Schedule 4 (Limitations on the Sellers’ Liability);

“Third Party Consent”	means all consents, licences, permits, approvals or any agreements of Third Party Providers necessary to provide, or procure the provision of, the Transitional Services;

“Third Party Provider”

means, as applicable, any third party supplier who is engaged by the Purchasers or any member of the Group or by the Sellers or any member of the Retained Group to provide:

(i)          a Transitional Service (or part thereof); or

(ii)         goods or services that are used in the provisions

of a Transitional Service (or part thereof);

“Third Party Rights Clauses”	has the meaning given to that expression in clause 41.1;

“Transaction”	means the sale and purchase of the Shares in accordance with the provisions of this Agreement and the Share Purchase Documents;

“Transitional Personnel Access Agreement”	means the transitional personnel access agreement between the relevant members of the Retained Group and the Purchasers’ Group to be entered into at Completion in substantially the form set out in Part B of Appendix 7 (Agreed form documents) subject to any amendments as the parties may agree;

“Transitional Services”	means the non-exhaustive list of services identified for the periods identified as set out in Appendix 6 (Transitional Services) together with any other transitional services identified pursuant to clause 19.2;

“Transitional Services Agreement”	means the transitional services agreement between the relevant member(s) of the Purchasers’ Group and Aker Business Services Inc. for the provision of the Transitional Services to be entered into at Completion in substantially the form set out in Part B of Appendix 7 (Agreed form documents), subject to any amendments as the parties may agree;

“Trapped Cash”

means the sum of:

(i)          cash held by Aker Projects (Shanghai) Company Limited (which, at the Reference Date, was US$ 8,100,000) net of cash owed by that company to other members of the Group;

(ii)         the accrued dividend attributable to the joint venture partners of Aker Solutions E&C Limited in respect of the ACKtiv joint venture (which at the Reference Date was US$ 300,000); and

(iii)        any cash held pursuant to the “Growhow” purchasing arrangement (which at the Reference Date was US$ 400,000);

“UK Companies”	means Aker Process Limited, Aker Solutions E&C Limited and Aker Solutions E&C International Limited;

“Undisclosed Bank	has the meaning given to that expression in clause 18.6;

Guarantee”

“Undisclosed Parent Company Guarantee”	has the meaning given to that expression in clause 18.6;

“Unsatisfied Claims”	has the meaning given to that expression in clause 11.6;

“US Affiliated Group”	means the current or former members of the affiliated group of corporations that file a consolidated Tax return for U.S. federal income tax purposes, the common parent of which is Aker P&C US Inc.;

“US Group”	means Aker P&C US Inc, Aker P&C Inc, Aker Solutions Chile Corp, Aker Industrial Constructors Inc, Aker Metals Inc and DSI Constructors;

“US Plans”	means the Aker Solutions 401(k) Savings Plan, the Aker Solutions Voluntary Deferred Compensation Plan, the Aker Solutions Supplemental Retirement Plan and any of Aker’s US welfare plans as the parties may agree;

“US$”	means United States dollars;

“US$ Exchange Rate”	means the exchange rate applicable to that amount of that non US$ currency by reference to the middle market rate of exchange as published by Reuters at the close of business on the date on which this Agreement requires the US$ equivalent to be calculated or, where no such rate of exchange is published in respect of this date, at the rate quoted by Bloomberg at the close of business for the same day on which this Agreement requires the US$ equivalent to be calculated;

“VAT”

means:

(i)          within the European Union, any value added tax and similar sales or turnover tax imposed by any Member State in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC) or otherwise; and

(ii)         outside the European Union, any tax corresponding to, or substantially similar to, the value added tax and similar sales or turnover tax referred to in paragraph (i) of this definition;

in each of (i) and (ii), together with any interest and penalties payable in respect thereof;

“VAT Chargeable”	has the meaning given to it in clause 4.7(B);

“Warranties”	means the representations and warranties set out in Schedule 3 (Warranties) given by the Sellers and the Seller Guarantor and “Warranty” shall be construed accordingly;

“Waste”	has the meaning given to that expression in paragraph 6.1 of Schedule 3 (Warranties);

“Working Capital”	means working capital as described in paragraph 2.23 of the Accounts Rule Book;

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day;

“Yansab Project”	means the joint venture between Aker Process B.V. and Yanbu National Petrochemical Company, and Aker Kvaerner Gulf Ltd for the purpose of the OOK Contract No. EPC-LS-05-YANSAB-009-OOK, the IK Contract No. EPC-LS-05-YANSAB-010-IK and the Bridging Guarantee Letter dated 14 November 2005; and

“Zoetermeer Lease”	means the leasehold interest at Houtsingel 5, 2719 EA Zoetermeer, described in more detail in Part B of Appendix 5 (Particulars of the Properties).

1.2	In this Agreement, unless otherwise specified:

(A)	references to clauses, paragraphs, Schedules and Appendices are to clauses and paragraphs, of and Schedules and Appendices to, this Agreement;

(B)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(C)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(D)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)	use of any genders includes the other genders;

(F)

the expressions “allotment”, “body corporate”, “debentures”, “holding company”, “paid up”, “subsidiary” and “subsidiary undertaking” shall have the meaning given in the Companies Act 2006 and the expression “current assets” shall have the meaning given in Schedule 11 of the Large and Medium-

sized Companies and Groups (Accounts and Reports) Regulations 2008 (SI 2008 No. 410);

(G)	a person shall be deemed to be connected with another if that person is connected with another within the meaning of Sections 1122 and 1123 Corporation Taxes Act 2010;

(H)	references to writing shall include any modes of reproducing words in a legible and non transitory form;

(I)	references to times of the day are, unless otherwise specified, to London time;

(J)	headings to clauses, paragraphs, Schedules and Appendices are for convenience only and do not affect the interpretation of this Agreement;

(K)	the Schedules and Appendices form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules and Appendices;

(L)        references to the knowledge, belief or awareness of the Sellers (or similar phrases) shall be limited to the actual knowledge, belief or awareness of each of [...***...] and shall, when used in relation to a Warranty, be construed to include a statement that the relevant Warranty has been given after reasonable enquiries have been made by or on behalf of each of the Senior Employees, [...***...];

*

(M)	references to any law of England and Wales shall be read and construed as also meaning any law of any other jurisdiction that has an equivalent purpose and references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(N)	a reference to “includes” or “including” shall mean “includes without limitation” or “including without limitation”;

(O)

references to any document in the “agreed form” means the document in a form agreed by the parties as set out in Part A of Appendix 7 (Agreed form documents) or such other schedule identified, and references to any document in “substantially in the agreed form” means the document substantially in the

* Confidential Treatment Requested

form agreed by the parties as set out in Part B of Appendix 7 (Agreed form documents) or such other schedule identified;

(P)	unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular;

(Q)	references to “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of any group to which that person belongs for VAT purposes is entitled to recover (whether by credit or by way of repayment); and

(R)	the obligations of the Purchasers under this Agreement and each of the Share Purchase Documents shall be several and not joint obligations.

2.	Sale and purchase

2.1	Each of the Sellers is, and will be at Completion, the legal and beneficial owner of those Shares set out opposite its name in Schedule 6 (Ownership of Shares).

2.2	At Completion, each of the Sellers shall sell those Shares set out opposite its name in Schedule 6 (Ownership of Shares) and each of the Purchasers shall purchase those Shares set out opposite its name in Schedule 6 (Ownership of Shares) on the basis that they are sold at Completion with Full Title Guarantee and free from any Encumbrance, together with all accrued benefits and rights attached thereto at Completion.

2.3	Each of the Sellers waives any restrictions on transfer, including all rights of pre-emption, over any of the Shares owned by it and listed in Schedule 6 (Ownership of Shares) conferred upon it by the constitutional documents of any of the Companies or in any other way and shall procure that any such restrictions on transfer, including all rights of pre-emption over the Shares are waived irrevocably in writing by the persons entitled thereto at the cost and expense of the Sellers and shall deliver duly executed copies of all such waivers to the Purchasers’ Representative on or before Completion.

2.4	None of the Purchasers shall be obliged to complete the purchase of any of the Shares unless the Sellers complete the sale of all the Shares simultaneously, but completion of the purchase of some of the Shares will not affect the rights of any Purchaser with respect to the purchase of the others.

3.	Conditions to Completion

3.1	Except as otherwise provided in this clause 3, Completion is in all respects conditional upon those conditions listed in Schedule 1 (Conditions to Completion) (the “Conditions”) being satisfied on terms satisfactory to the Sellers’ Representative (acting reasonably), on the one hand, and the Purchasers’ Representative (acting reasonably), on the other hand, in each case on or prior to the Back-Stop Date.

3.2

Each Seller will use all reasonable endeavours to fulfil or procure the fulfilment of the Conditions listed in paragraphs 1 and 2 of Schedule 1 (Conditions to Completion) as soon as possible and in any event before the Back-Stop Date and will notify the

Purchasers’ Representative in writing, as soon as reasonably practicable, of the satisfaction of such Conditions.

3.3	Each Purchaser will use all reasonable endeavours to fulfil or procure the fulfilment of the Conditions listed in paragraphs 1 and 3 of Schedule 1 (Conditions to Completion) as soon as possible and in any event before the Back-Stop Date and the Purchasers’ Representative will notify the Sellers’ Representative in writing, as soon as reasonably practicable, of the satisfaction of such Conditions.

3.4	If:

(A)	any competent authority finally determines that an approval in accordance with paragraph 1 of Schedule 1 (Conditions to Completion) will be granted only subject to compliance with certain conditions, undertakings, obligations, measures, divestments and/or commitments (whether structural, behavioural or otherwise) on the part of the Purchasers, the Purchasers’ Group or the Aker Soho Business; and

(B)	any such condition, undertaking, obligation, measure, divestment and/or commitment on the part of the Purchasers, the Purchasers’ Group or the Aker Soho Business involves the forced sale of all or part of its business and/or the loss to the Purchasers, the Purchasers’ Group or the Aker Soho Business of a material client, then the Purchasers may determine (acting reasonably) whether satisfying such Condition in accordance with such condition, undertaking, obligation, measure, divestment and/or commitment shall be deemed not to be satisfactory to the Purchasers for the purpose of clause 3.1 and accordingly the Purchasers may determine (acting reasonably) whether any such conditional approval from the relevant competent authority satisfies the corresponding Condition set out in paragraph 1 to Schedule 1 (Conditions to Completion) in accordance with clause 3.1.

3.5	Within ten (10) Business Days after the date of this Agreement:

(A)	each of the Purchasers on the one hand and the Sellers on the other hand shall make such filings as may be necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in respect of the Transaction; and

(B)	the Purchasers shall submit a letter requesting that the Commissioner of Competition issue an advance ruling certificate under subsection 102(1) of the Competition Act (Canada) in respect of the Transaction or, if she is not prepared to issue an advance ruling certificate at such time, issue both a waiver from the obligation to submit a notification pursuant to paragraph 113(c) of the Competition Act (Canada) and written confirmation that she does not intend to apply to the Competition Tribunal under section 92 of the Competition Act (Canada), at such time, in respect of the Transaction. If neither an advance ruling certificate nor a waiver is received in a timely manner following the submission of such letter, the Purchasers’ Representative and the Sellers’ Representative shall give reasonable consideration to preparing and filing a notification pursuant to 114(1) of the Competition Act (Canada).

3.6	Each of the Purchasers’ Representative and the Sellers’ Representative undertakes to the other to keep the other informed as to progress towards satisfaction of the Conditions for which it is responsible and undertakes:

(A)	as soon as reasonably practicable after receiving the same to notify the other of any material or substantive communications (whether written or oral) from any governmental or regulatory body or other person in relation to obtaining any consent, approval or action and to promptly provide copies of such written communications and as soon as practicable thereafter, provide a summary of such oral communications to the other party;

(B)	to provide the other party (or its advisers) with draft copies of all written submissions to and written communications with (and draft summaries of any proposed material or substantive oral submissions to and communications with) governmental or regulatory bodies or other persons in relation to obtaining any consent, approval or action at such time as will allow, where practicable, the other party a reasonable opportunity to provide comments on such communications before they are sent and promptly provide the other party (or its advisers) with copies of all such communications in the form sent (insofar as any information is competitively sensitive, such information being exchanged on an outside counsel to counsel confidential basis); and

(C)	where requested by the other party and where permitted by the governmental or regulatory body or other person concerned and where practicable to do so, allow persons nominated by the other party to attend all meetings with governmental or regulatory bodies or other persons (of which reasonable notice shall be given where practicable by the party responsible for the relevant Condition).

3.7	Each of the parties undertakes to disclose in writing to the other party anything which will or may prevent any of the Conditions from being satisfied immediately upon becoming aware of such fact.

3.8	The Conditions may be waived in whole or in part as follows:

(A)	the Conditions listed in paragraph 1 of Schedule 1 (Conditions to Completion) by the joint written agreement of the Purchasers’ Representative and the Sellers’ Representative; and

(B)	the Conditions listed in paragraphs 2 and 3 of Schedule 1 (Conditions to Completion) by the written consent of the Purchasers’ Representative.

3.9	The parties agree to co-operate in good faith and in a timely manner in relation to the satisfaction of all of the Conditions and shall not do, or fail to do, anything which could reasonably be expected to prejudice the satisfaction of any such Conditions.

3.10

Without prejudice to the generality of clause 3.9, the parties shall co-operate with the each other in a timely manner in relation to responding to any reasonable questions or comments of any relevant competent authorities (for the purposes of the Conditions or otherwise), and any reasonable request for information about them and, in respect of the Sellers or the Seller Guarantor, the Retained Group, the Group or the Aker Soho Business and, in respect of the Purchasers, the Purchasers’ Group. In providing such other assistance or information reasonably required to enable it to make any filings or notifications required to satisfy any of the Conditions listed in paragraph 1 of Schedule 1 (Conditions to Completion) (or otherwise), insofar as any information is competitively sensitive, such information being exchanged on an outside counsel to counsel, confidential basis only.

3.11	If, before Completion, it becomes apparent that it is necessary or desirable to obtain further consents or make any filings or notifications beyond those described in paragraph 1 of Schedule 1 (Conditions to Completion), the parties shall discuss in good faith the need to obtain such consents or make such filings or notifications and the most efficient way in which they may be obtained or made. The provisions of this clause 3.11 are without prejudice to the rest of this clause 3, and nothing in this clause shall prevent or delay Completion following the satisfaction of the Conditions in accordance with the terms of clause 7.

3.12	The Sellers’ Representative shall procure that each relevant member of the Retained Group assists the Purchasers with completion of the necessary governmental registrations, filings and amendments as required to fulfil the Condition set out in paragraph 3 of Schedule 1 (Conditions to Completion) and to amend Aker Projects (Shanghai) Company Limited’s registration with the Shanghai Administration for Industry and Commerce, including without limitation, execution of submission documents and provision of information and material as required to MOFCOM, the Shanghai Administration for Industry and Commerce, the relevant Tax Authority and the relevant foreign exchange authority.

3.13	If the Condition set out in paragraph 3 of Schedule 1 (Conditions to Completion) is neither satisfied nor waived by the time the Conditions set out in paragraphs 1 and 2 are satisfied or waived:

    (A)   the parties shall proceed to Completion in accordance with the terms of this Agreement, save that the Shares in Aker Projects (Shanghai) Company Limited shall not be transferred to Jacobs Engineering Singapore Pte. Ltd. but shall be retained by Aker Process BV;

    (B)   US$[…***…] of the Initial Purchase Price shall be paid at Completion by Jacobs Engineering Singapore Pte. Ltd. into an interest bearing escrow account in the names of the Sellers’ Representative and the Purchasers’ Representative;

*

    (C)   the Purchasers shall continue to use all reasonable endeavours to fulfil or procure the fulfilment of the Condition listed in paragraph 3 of Schedule 1 and the Sellers’ Representative shall continue to comply with its obligations under clause 3.12 and, in respect of Aker Projects (Shanghai) Company Limited only, clause 5, until the earlier of:

* Confidential Treatment Requested

(i)	the satisfaction or waiver of the Condition listed in paragraph 3 of Schedule 1, following which:

(a)	Aker Process BV and Jacobs Engineering Singapore Pte. Ltd. shall comply with the provisions of Schedule 2 to the extent that they are relevant to Aker Projects (Shanghai) Company Limited in order to effect Completion of the transfer of the Shares in Aker Projects (Shanghai) Company Limited to Jacobs Engineering Singapore Pte. Ltd.; and

(b)	the US$[…***…] held in the interest bearing escrow account shall be transferred to Aker Process BV together with all accrued interest thereon; and	*

(ii)	such date nominated by the Sellers’ Representative or the Purchasers’ Representative (having given at least five (5) Business Days’ notice of the same, such notice expiring no earlier than twelve (12) months after Completion (in respect of the rest of the Aker Soho Business)), provided that no party may give notice pursuant to this clause 3.13(C)(ii), if, at the time of giving such notice, it is or has been in breach of its obligations under clause 3.13(C). On the date so nominated:

(a)	the US$[…***…] held in the interest bearing escrow account shall be transferred to Jacobs Engineering Singapore Pte. Ltd. together with all accrued interest thereon;	*

(b)	any and all obligations on Aker Process BV to sell and Jacobs Engineering Singapore Pte. Ltd. to purchase the Shares in Aker Projects (Shanghai) Company Limited shall cease; and

(c)	for the purposes of the interpretation of this Agreement, Aker Projects (Shanghai) Company Limited and its business shall be treated thereafter as an Excluded Company and part of the Excluded Businesses respectively and Aker Projects (Shanghai) Company Limited shall be treated thereafter as a member of the Retained Group rather than the Group; and

(D)	until the date referred to in clause 3.13(C), the Purchasers’ Representative undertakes to do anything (at its own cost) in respect of Aker Projects (Shanghai) Company Limited reasonably requested of it by the Sellers’ Representative.

3.14	Notwithstanding the delayed completion of the transfer of the Shares in Aker Projects (Shanghai) Company Limited in accordance with clause 3.13:

(A)	the Completion Accounts shall nevertheless be prepared as if that transfer had taken place on Completion, and no adjustment shall be made to any Adjustment Amount following the events described in clause 3.13(C); and

* Confidential Treatment Requested

(B)	no Warranty shall be repeated nor further warranty given on the transfer of the Shares in Aker Projects (Shanghai) Company Limited in accordance with clause 3.13(C)(i).

4.	Termination of the Agreement

4.1	If any of the Conditions is not fulfilled or waived (as the case may be) on or before 5.00 p.m. on the Back-Stop Date, then each of the Purchasers’ Representative and the Sellers’ Representative may at any time after 5.00 p.m. on the Back-Stop Date (provided, for the avoidance of doubt, that Completion has not taken place) terminate this Agreement by written notice to the other party, provided, however, that no party shall be entitled to invoke non-fulfilment of a Condition as a basis for termination pursuant to this clause 4.1 if such non-fulfilment is caused by breach of this Agreement by that party (and for the purposes of this clause 4.1, any such breach by any of the Sellers shall be deemed a breach by all of them and any such breach by any of the Purchasers shall be deemed a breach of by all of them).

4.2	If this Agreement is terminated in accordance with clause 4.1, all rights and obligations of the parties under this Agreement shall immediately terminate (except for the provisions of clauses 1 (Interpretation), 33 (Entire Agreement), 34 (Notices), 35 (Announcements), 36 (Confidentiality), 37 (Costs and expenses), 42 (Choice of governing law), 43 (Jurisdiction), and 44 (Agent for service)), but, (for the avoidance of doubt) all rights and obligations of the parties which have accrued before termination shall continue to exist.

4.3	Subject to clause 4.4, this Agreement may be terminated at any time prior to Completion by the Purchasers’ Representative if, between the time of this Agreement and Completion, it provides a written notice of termination to the Sellers’ Representative if:

(A)	any of the Warranties (other than the Warranty set out in paragraph 16 (A) of Schedule 3 (Warranties)) of the Sellers and/or the Seller Guarantor are, or become, untrue or misleading in any material respect in the context of the Transaction or there occurs a breach by any Seller and/or the Seller Guarantor of any of the Warranties, any such breach being material in the context of the Transaction; or

(B)	there occurs a breach by the Sellers or the Seller Guarantor or any member of the Retained Group of the terms of this Agreement (including, for the avoidance of doubt, clause 7.3) (other than a breach of the Warranties as provided for in clause 4.3(A)), and any such breach is material in the context of the Transaction; or

(C)	a Material Adverse Event occurs.

4.4

The Purchasers’ Representative shall not be entitled to exercise its right to terminate pursuant to clause 4.3 if such breach or event is capable of remedy (including by way of economic compensation) and within ten (10) Business Days of the Sellers’ Representative receiving notice of the breach or event, such breach or event is remedied to the reasonable satisfaction of the Purchasers’ Representative (acting reasonably) at no cost to the Purchasers.

4.5	If the Purchasers’ Representative becomes entitled to terminate this Agreement under clause 4.3 and elects not to do so, each Purchaser shall, subject to Schedule 4 (Limitation on the Sellers’ liability), following Completion be entitled to pursue all other remedies (including to make a claim for damages or indemnification) under this Agreement in respect of any breach or event giving rise to such entitlement to terminate.

4.6	If this Agreement is terminated in accordance with clause 4.3(A) or 4.3(B):

(A)	the Sellers’ Representative shall pay on its own behalf (by way of wire transfer of immediately available funds to the bank account or accounts designated in writing by the Purchasers’ Representative) to the Purchasers’ Representative (on its own behalf) within two (2) Business Days of the Sellers’ Representative receiving notice in writing from the Purchasers’ Representative terminating this Agreement in accordance with clause 4.3(A) or 4.3(B) the Break Fee in recognition of the loss, damage and/or expense suffered or incurred by the Purchasers’ Representative in connection with this Agreement, any of the Share Purchase Documents and/or the Transaction by way of liquidated damages as full and final settlement of all claims the Purchasers may have against the Sellers, the Sellers’ Representative, any other member of the Retained Group or any member of the Group under this Agreement, any of the Share Purchase Documents or otherwise in respect of the Transaction (in each case, other than in the case of fraud by the Sellers, the Seller Guarantor or any other member of the Retained Group in the context of the Transaction); and

(B)	upon the payment under clause 4.6(A) being duly made to the Purchaser, all rights and obligations of the parties under this Agreement shall terminate (except for the provisions of clauses 1 (Interpretation), 33 (Entire Agreement), 34 (Notices), 35 (Announcements), 36 (Confidentiality), 37 (Costs and expenses), 42 (Choice of governing law), 43 (Jurisdiction), and 44 (Agent for service)).

The parties acknowledge that the Break Fee is a genuine pre-estimate of all and any losses which the Purchasers may suffer were they to terminate this Agreement in accordance with clauses 4.3(A) or 4.3(B).

4.7	The parties consider, and shall use all reasonable endeavours to secure, that the Break Fee is outside the scope of VAT and is not treated for VAT purposes as consideration for a taxable supply. If the Break Fee is treated by any Tax Authority in whole or part as the consideration for a taxable supply, the parties shall co-operate to restructure the Break Fee so as to reverse such treatment. If, notwithstanding such cooperation, the Break Fee is still to be treated by any Tax Authority in whole or part as the consideration for a taxable supply and:

(A)

any of the Sellers or the Sellers’ Representative (or the representative member of any group of which any of the Sellers or the Sellers’ Representative is a member for VAT purposes) is liable to account for VAT in respect of that supply, the Purchasers shall pay to the Sellers’ Representative or, as the case may be, the relevant Seller, an amount equal to half of the aggregate amount of VAT for which any of the Sellers or the Sellers’ Representative (or that representative member) is liable to account in respect of that supply and which the Sellers’ Representative or the relevant Seller (or the representative member) is not entitled to recover (whether by way of credit or by way of repayment) from any Tax Authority; or

(B)	any of the Purchasers or the Purchasers’ Representative (or the representative member of any group of which any of the Purchasers is a member for VAT purposes) is liable to account for VAT in respect of that supply, the Sellers shall pay to the Purchasers’ Representative or, as the case may be, the relevant Purchaser an amount equal to the aggregate amount of VAT for which any of the Purchasers or the Purchasers’ Representative (or that representative member) is liable to account in respect of that supply (the “VAT Chargeable”) less the lower of (i) half the VAT Chargeable and (ii) half the amount in respect of VAT for which neither the Sellers’ Representative nor the relevant Seller (or the representative member) would be entitled to recover (whether by way of credit or by way of repayment) from any Tax Authority as input were it to pay the Purchasers’ Representative or the relevant Purchaser (as the case may be) an amount equal to the VAT Chargeable.

4.8	If this Agreement is terminated in accordance with clause 4.3(C), all obligations of the parties under this Agreement shall end (except for the provisions of clauses 1 (Interpretation), 33 (Entire Agreement), 34 (Notices), 35 (Announcements), 36 (Confidentiality), 37 (Costs and expenses), 42 (Choice of governing law), 43 (Jurisdiction), and 44 (Agent for service)).

4.9	Save as set out above, all other remedies, including those of injunction, specific performance and other equitable relief, shall be excluded in case of the occurrence of any of the breaches or events set out in clause 4.3 (save in the case of fraud on the part of any Seller, the Seller Guarantor or any member of the Retained Group in connection with this Agreement and/or the Share Purchase Documents).

5.	Pre-Completion Covenants and Leakage

5.1	Subject to clause 5.2 the Sellers shall procure that between the date of this Agreement and Completion or this Agreement being terminated in accordance with clauses 4.1 or 4.3:

(A)	each member of the Group shall continue to carry on its business in the normal course in the same manner as such member of the Group operated such business in the twelve (12) months prior to the date of this Agreement;

(B)

the members of the Group shall use all reasonable endeavours to preserve the Aker Soho Business and the goodwill of its customers, suppliers and other business relationships and to retain the Senior Employees and the Specified Employees, and the Sellers’ Representative shall notify the Purchasers’ Representative in writing promptly on becoming aware of any Material Adverse Event having occurred in respect of the Aker Soho Business, or any materially adverse event having occurred in respect of its relationships with its customers, suppliers and other business relationships or the employment of any of the Senior Employees or the Specified Employees;

(C)	the Working Capital will continue to be managed in the ordinary course and in all material respects in the same way that it was managed in the twelve (12) months prior to the date of this Agreement;

(D)	no act or omission is knowingly taken by any member of the Group or the Retained Group which materially adversely affects the insurance cover maintained in respect of the Group at the date of this Agreement;

(E)	subject to clauses 5.1 (A) to (D) (but without prejudice to the generality of the foregoing clauses), none of the acts or matters listed in Schedule 5 (Conduct of business before Completion) shall be carried out by or in respect of any member of the Group without the prior written consent of the Purchasers’ Representative (such consent not to be unreasonably withheld or delayed); and

(F)	the Sellers’ Representative or any of the Sellers shall notify the Purchasers’ Representative of any matter, circumstance, act or omission which constitutes a breach of this clause 5.1 or Schedule 5 (Conduct of business before Completion) promptly after any of the Sellers or the Sellers’ Representative becomes aware of any such matter, circumstance, act or omission.

5.2	Clause 5.1 shall not operate so as to restrict or prevent:

(A)	any action reasonably and proportionately undertaken by or in respect of any member of the Group in an emergency or disaster situation with the intention of minimising any adverse effect thereof on the Aker Soho Business (and of which the Purchasers’ Representative will be promptly notified in writing and, where practicable, consulted prior to such action being taken);

(B)	the completion or performance of any obligations undertaken pursuant to any contract, other binding legal arrangement entered into by any member of the Group (including any tenders made by any member of the Group) prior to the date of this Agreement (provided that if such contract or other binding legal arrangement is a Material Contract, it has been disclosed in the Data Room), or required by law;

(C)	any increase in emoluments of any Soho Staff where such increase is made in accordance with the normal practice of the relevant employing member of the Group;

(D)	any matter carried out pursuant to any express obligations on the part of the Sellers or any other members of the Retained Group contemplated in this Agreement or the Share Purchase Documents;

(E)

any matter which constitutes Permitted Leakage provided that any Permitted Leakage under paragraph (A) of Schedule 7 (Permitted Leakage) shall be of the equivalent nature (but not necessarily amounts) to those ordinary course payments set out in the schedule (and designated as such) provided to the Purchasers’ Representative prior to the date of this Agreement as referred to in clause 5.12;

(F)	any other matter required by law or regulation; or

(G)	any matter undertaken at the express written request of any of the Purchasers.

5.3	Each of the Sellers represents, warrants and undertakes to each of the Purchasers that from and including the Reference Date and until Completion, other than in respect of Permitted Leakage:

(A)	none of the Companies has declared, authorised, paid or made (whether actual or deemed) to any member of the Retained Group any dividend, distribution or other return of capital (whether in respect of any security issued by any Company and whether by reduction of capital or purchase of shares) or will do any of those things;

(B)	no member of the Group has made or agreed to make any payment to any member of the Retained Group other than in the ordinary course of business on arm’s length terms on a basis that is consistent with past practice or will do any of those things;

(C)	no member of the Group has transferred or surrendered any asset to, or assumed, indemnified or incurred any liability (including, without limitation, any indebtedness, expenses or costs) for the benefit of, or made any payment to or for the benefit of, the Retained Group or will do any of those things;

(D)	subject to clause 23.1, no member of the Group has waived or released in favour of any member of the Retained Group, nor has any member of the Retained Group failed to pay when due, any sum or obligation due by any such member of the Retained Group to any member of the Group or will do any of those things;

(E)	none of the members of the Group has paid, nor will they offer, agree to pay or pay, any bonus payment or other emolument to any director or Soho Staff other than weekly wages or monthly salary, pension contributions and contributions to any long term incentive plan arrangements for each director or Soho Staff (in each case where such contributions are consistent with the past levels of contributions over the twelve (12) months prior to the Reference Date);

(F)	none of the members of the Group has paid, nor will they offer, agree to pay or pay, any of the fees which are or may be owed by the Sellers to UBS Investment Bank, Ernst & Young AS, Merrill Corporation, Bugge, Arentz, Hansen & Rasmussen, Slaughter and May or any other professional adviser to the Sellers or any member of the Retained Group in connection with the preparation of this Agreement or any of the Share Purchase Documents and the Transaction except in respect of the other professional advisers not named above where such professional fees are less than US $50,000 in aggregate; and

(G)	no member of the Group has made or entered into any agreement or arrangement to give effect to any of the matters referred to in clauses (A) to (F) above.

The occurrence of any of the events set out in this clause 5.3 at or before Completion but on or after the Reference Date, together with those matters described as leakage in clause 5.12, shall constitute an incident of “Leakage” save to the extent that such events, or matters constitute Permitted Leakage. For the avoidance of doubt:

(i)	any matter which constitutes Leakage or Permitted Leakage shall not be taken into account in the Completion Accounts nor in calculating the Adjustment Amount; and

(ii)	the representations, warranties and undertakings contained in this clause 5.3 do not constitute Warranties for the purposes of this Agreement, and notwithstanding any other provision of this Agreement, the Purchasers’ sole remedy in respect of Leakage shall be by way of indemnification pursuant to clause 5.5.

5.4	The Purchasers’ Representative shall provide the Sellers’ Representative with a written notice of any claim in respect of the indemnity under clause 5.5 (such notice to specify, having regard to the information available to the Purchasers at that time, a summary of the alleged Leakage event including, where possible, a preliminary good faith estimate of the required Leakage Adjustment Amount).

5.5	Subject to clauses 5.7 to 5.10, each of the Sellers undertakes to pay the Purchasers’ Representative (for the account of the Purchasers as the Purchasers’ Representative may direct) such amount as is required to hold the Purchasers harmless from any Leakage and against any and all losses, liabilities, claims, demands, causes of action, costs and reasonably and properly incurred expenses (including attorneys’ fees) incurred in respect of any amount of Leakage and the amount of the relevant Leakage together with any liability of any member of the Group to make a payment of, or in respect of, Tax thereon (including, without limitation, an amount equal to any amount payable in respect of VAT chargeable in respect of the supply for which such Leakage is the consideration, to the extent that such amount in respect of VAT is not otherwise recoverable by the relevant member of the Group (or any person which is for VAT purposes a member of the same group as that member of the Group and such recovered VAT has been accounted for to that member), using all reasonable endeavours to recover such amount as may be practicable). The amount so indemnified shall comprise a “Leakage Adjustment Amount”.

5.6	[Intentionally omitted]

5.7	If the Sellers’ liability under the indemnity in clause 5.5 is agreed in respect of one or more Leakage Adjustment Amounts before the Completion Date, notwithstanding any provision of the Agreement, the parties hereby agree that the Purchase Price payable by the relevant Purchasers for the Shares shall be reduced by an amount equal to the aggregate of all such Leakage Adjustment Amounts, plus interest on such aggregate amount (calculated from the day that the Leakage occurs) at:

(A)	an amount of interest on such Leakage Adjustment Amount calculated from the date on which the Leakage occurred until the date of this Agreement (inclusive) at a rate per annum of twelve (12) per cent., such interest to accrue from day to day and be compounded annually each 31 December; and

(B)	an amount of interest on such Leakage Adjustment Amount calculated from but not including the date of this Agreement until the date of actual payment at a rate per annum of four and a half (4.5) per cent., such interest to accrue from day to day and be compounded annually each 31 December.

Any reduction in the Purchase Price payable by the Purchasers pursuant to this clause 5.7 shall be:

(i)	a reduction in the proportion of the Purchase Price payable by the relevant Purchaser(s) which is allocated for the Shares in the Company to which the incident of Leakage relates (as such allocation is set out in Appendix 1 (Allocation of Purchase Price)); and

(ii)	to the extent that the reduction in the Purchase Price payable pursuant to clause 5.7(B)(i) exceeds the proportion of the Purchase Price payable by the relevant Purchaser(s) allocated for the Shares in the Company to which the incident of Leakage relates, as a reduction in the Purchase Price allocated for the Shares (other than those in the Company to which the incident of Leakage relates) pro rata to the proportion of the Purchase Price allocated to such Shares as set out in Appendix 1 (Allocation of Purchase Price).

5.8	If the Sellers’ liability under the indemnity in clause 5.5 in respect of one or more Leakage Adjustment Amounts is agreed or determined after the Completion Date, to the extent such Leakage Adjustment Amount is not already accounted for by way of a reduction to the Purchase Price pursuant to clause 5.7, the relevant Seller shall be liable to pay to the Purchasers’ Representative and/or the relevant Purchaser(s) immediately following such agreement or determination that Leakage Adjustment Amount plus interest on such amount (calculated from the date the Leakage occurred at the applicable rate of interest (and compounded as) referred to in clauses 5.7(A) and 5.7(B). The Leakage Adjustment Amounts (and any applicable interest) shall be:

(A)	a reduction in the Purchase Price paid by the relevant Purchaser(s) and allocated for the Shares in the Company to which the incident of Leakage relates; and

(B)	to the extent that such Leakage Adjustment Amount exceeds the part of the Purchase Price allocated for the Shares in the Company to which the incident of Leakage relates, as a reduction of the Purchase Price paid by the relevant Purchaser(s) allocated for the Shares (other than those in the Company to which the incident of Leakage relates) pro rata to the consideration allocated to such Shares as set out in Appendix 1 (Allocation of Purchase Price).

5.9	Notwithstanding any other provision of this Agreement, the Sellers shall not be liable to pay any Leakage Adjustment Amount unless the Sellers’ Representative has received a written notice from the Purchasers’ Representative in respect of such Leakage Adjustment Amount pursuant to clause 5.4 on or before 30 December 2012.

5.10	The Sellers undertake to procure that prior to Completion the Pre-Completion Reorganisation Agreements in respect of the Pre-Completion Reorganisation Steps are effective in accordance with their respective terms, and the Sellers’ Representative and the Purchasers’ Representative shall use their reasonable endeavours to assist each other in procuring the same.

5.11	In this Agreement, “Negative Leakage” shall refer to and be applicable in the following circumstances:

(A)	if and to the extent applicable law or regulations (including, for the avoidance of doubt, transfer pricing rules) requires the purchase prices set out in the Pre-Completion Reorganisation Agreements to be deviated from, any deviation which results in any cost, expense or liabilities (including without limitation, Tax and/or amounts in respect of Tax) from the Group to the Retained Group shall be treated as Leakage and any deviation which results in an irrevocable cash payment to the Group shall be treated as Negative Leakage;

(B)	in closing out the Soho Hedging Contracts prior to Completion in accordance with clause 17.1, any cost, expense or liabilities (including, without limitation, Tax and/or amounts in respect of Tax) to the Group shall be treated as Leakage and any net benefit received or retained by any member of the Group from the Retained Group as a direct result of the termination shall be treated as Negative Leakage; and

(C)	an amount of US$ 9,000,000 of cash within Aker Projects (Shanghai) Company Limited which the parties have agreed may be distributed to a member of the Retained Group pursuant to paragraph (G) of Schedule 7 (Permitted Leakage) and to the extent that such amount is not so distributed prior to Completion shall be treated as Negative Leakage.

The provisions of clauses 5.7 to 5.10 relating to Leakage, including the provisions relating to interest from the Reference Date, shall apply mutatis mutandis to Negative Leakage (such that the Purchase Price shall be increased by an amount equal to the Negative Leakage).

5.12	Not later than two (2) clear Business Days prior to Completion, the Sellers shall provide the Purchasers’ Representative with a schedule setting out details of all ordinary course payments made to the Retained Group which the Sellers consider to be Permitted Leakage for the purposes of paragraph (A) of Schedule 7 (Permitted Leakage) in substantially the same form as the equivalent schedule provided to the Purchasers’ Representative prior to the date of this Agreement for the purposes of assisting the Purchasers in identifying the nature of ordinary course payments made to the Retained Group. The delivery and receipt of the schedules contemplated by this clause 5.12 shall not constitute agreement by the Purchasers that the payments designated therein shall be Permitted Leakage and shall be without prejudice to the Purchasers’ rights to be indemnified under clause 5.5.

6. Consideration

6.1 The total consideration for the sale of the Shares (the “Purchase Price”) shall be the payment by the Purchasers of the sum of the Initial Purchase Price and the Adjustment Amount (if any).

6.2        Any payment made by any party to the other under this Agreement (other than a payment under clause 6.1) shall (so far as possible) be an adjustment to the Purchase Price to the extent of the payment. Any such adjustment shall, except where provided otherwise, be allocated to the Shares in each Company pro rata to the Purchase Price payable by the relevant Purchaser(s) for the Shares in each Company as set out in Appendix 1 (Allocation of Purchase Price).

6.3        On Completion, each Purchaser shall pay or procure the payment of its respective portion of the Initial Purchase Price (less, if and to the extent relevant, the Escrow Amount and, if applicable, the amount referred to in clause 3.13(B)) to the Sellers’ Representative (on behalf of the Sellers) and shall (if and to the extent relevant) pay or procure the payment of its respective portion of the Escrow Amount to the Escrow Account, in each case, as further set out in Part B of Schedule 2 (Completion arrangements). The parties agree to allocate the Initial Purchase Price in accordance with the allocations set out in Appendix 1 (Allocation of Purchase Price). The proportion of the total Purchase Price attributed to the Shares in each Company to which each Seller is entitled and which each Purchaser shall pay is that set out in Appendix 1 (Allocation of Purchase Price).

6.4 The parties shall comply with the provisions of Schedule 11 (Completion Accounts) in calculating and paying the Adjustment Amount. Subject always to the provisions of clause 6.5:

(A)        if the Adjustment Amount is a positive amount, such amount shall be paid by the Purchasers’ Representative (on behalf of the Purchasers) to the Sellers’ Representative (on behalf of the Sellers); and

(B) if the Adjustment Amount is a negative amount, such amount shall be paid by the Sellers’ Representative (on behalf of the Sellers) to the Purchasers’ Representative (on behalf of the Purchasers).

6.5 No Adjustment Amount shall be payable by either party to the extent that the Adjustment Amount amounts to:

(A) less than US$[…***…] (the “Collar”); and	*

(B) more than US$[…***…] (the “Cap”).	*

For the avoidance of doubt, to the extent that the Adjustment Amount amounts to more than the Collar, only the excess above the Collar amount shall be payable, and to the extent that the Adjustment Amount amounts to more than the Cap, an amount equal to the difference between the Cap and the Collar shall be payable.

* Confidential Treatment Requested

6.6	Any Adjustment Amount payable pursuant to clause 6.4 shall be allocated pro rata to the proportion of the Purchase Price allocated to the Shares as set out in Appendix I (Allocation of Purchase Price) (unless such Adjustment Amount relates to a particular Company or Companies, in which case, such Adjustment Amount shall be allocated to such Company or Companies) and shall be a reduction or increase (as the case may be) in the Purchase Price.

6.7	Any Adjustment Amount payable shall be due and payable by the relevant party on the date (the “Due Date”) falling ten (10) Business Days after the date on which the Completion Accounts are agreed or determined in accordance with Schedule 11 (Completion Accounts) and shall carry interest at the rate of interest (and compounded as) referred to in clause 5.7, for the period from the Completion Date until the Due Date (or the date of payment, if earlier), after which interest shall accrue at a rate of four (4) per cent above the rate applicable pursuant to clause 5.7, such interest to accrue from day to day and be compounded annually each 31 December. Any Adjustment Amount payable by the Sellers shall be payable first from the Escrow Account or by wire transfer in immediately available funds to the Purchasers under the Sellers’ Bank Guarantee (as applicable).

6.8	Subject to clause 6.9, all sums payable by the parties under this clause 6 or otherwise under the terms of this Agreement, the Tax Covenant, the Escrow Agreement, the Sellers’ Bank Guarantee and the Pre-Completion Reorganisation Agreements shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under any such agreements, the relevant party shall pay to the recipient of that payment (the “Recipient”) such sum as will, after the deduction or withholding has been made, leave the Recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

6.9	The Purchasers shall not be required to pay an additional amount pursuant to clause 6.8 to the extent that the deduction or withholding in question is required to be made in connection with any liability assessable or payable under any Chinese Tax laws and regulations and/or as a result of the enforcement of relevant administrative measures by a Chinese Tax Authority arising in respect of, by reference to or in consequence of the acquisition by Jacobs Engineering Singapore Pte. Ltd. of the Shares in Aker Projects (Shanghai) Company Limited.

6.10	If a party pays an additional sum under clause 6.8 and the Recipient (acting reasonably and in good faith) determines that a credit against, relief or remission for, or repayment of any Tax is attributable either to an increased payment of which that additional amount forms part, or to that additional amount, the Recipient shall pay an amount to the party that paid the additional sum which the recipient determines will leave it (after that payment) in the same after-Tax position as it would have been in had the additional amount not been required to be paid by the other party.

7.	Completion

7.1	Completion shall take place on the Completion Date at Slaughter and May at One Bunhill Row, London EC1Y 8YY or at such other place as the parties may agree.

7.2	The Completion Date shall be:

(A)	the first Business Day (or, if the day preceding the first Business Day is not a Business Day, the second Business Day) of the calendar month following the month in which the last in time of the Conditions shall have been satisfied or waived in accordance with this Agreement, provided that such day is at least five (5) clear Business Days following the receipt of notice by the Sellers’ Representative or the Purchasers’ Representative (whichever is later) of the satisfaction or waiver of such Condition; and otherwise

(B)	the first Business Day (or, if the day preceding the first Business Day is not a Business Day, the second Business Day) of the next following calendar month,

or such other date as the parties may agree.

7.3	Subject to clause 7.5, at Completion the Sellers shall do those things listed in Part A of Schedule 2 (Completion arrangements) and the Purchasers shall do those things listed in Part B of Schedule 2 (Completion arrangements).

7.4	If the respective obligations of the Sellers and/or the Purchasers under clause 7.3 and Schedule 2 (Completion arrangements) are not or have not been waived or complied with on or by the Completion Date:

(A)	the Purchasers’ Representative or, as the case may be, the Sellers’ Representative may defer Completion (so that the provisions of this Agreement shall apply to Completion as so deferred save that, where Completion is deferred in these circumstances by the Sellers’ Representative, the Purchasers shall cease to have any rights under clause 4.3); or

(B)	the Purchasers’ Representative or, as the case may be, the Sellers’ Representative may proceed to Completion as far as practicable (without limiting its rights under this Agreement).

7.5	If at Completion the parties are yet to agree the terms of the Transitional Services Agreement or the Transitional Personnel Access Agreement, the provisions of clause 19.6 shall apply and the parties shall not be required to deliver executed counterparts of the Transitional Services Agreement or the Transitional Personnel Access Agreement (as the case may be).

7.6	Payment by or on behalf of the Purchasers of the Initial Purchase Price on Completion under clause 6.3 in accordance with paragraph 1 of Part B of Schedule 2 (Completion arrangements) shall fully discharge the obligations of the Purchasers under clause 2.2 and the Purchasers shall not be concerned to see that the moneys transferred to the Sellers’ Representative and/or the Escrow Account on Completion or any amounts subsequently paid to the Sellers’ Representative or out of the Escrow Account are applied in paying the Sellers in accordance with their respective entitlements.

7.7

In the event that Completion is deferred by the Sellers’ Representative in accordance with clause 7.4(A), the Purchasers shall, in addition to the Initial Purchase Price, pay to the Sellers interest on the total unpaid Purchase Price from the intended Completion

Date until the date of actual payment (before as well as after judgment) at a rate of four and a half (4.5) per cent. per annum.

8.	Sellers’ Warranties

8.1	Subject to clause 10, each of the Sellers warrants and represents to each of the Purchasers that each of the Warranties is true, accurate and not misleading at the date of this Agreement and further represents and warrants (subject to clause 8.6) that each of the Warranties will be true, accurate and not misleading at:

(A)	the scintilla of time before Completion if Completion takes place either on the Completion Date or such later date following a deferral of Completion by the Purchasers’ Representative in accordance with clause 7.4 (A); and

(B)	midday on the Completion Date following a deferral of Completion by the Sellers’ Representative in accordance with clause 7.4 (A),

by reference to the facts and circumstances then subsisting and, for this purpose, the Warranties shall be deemed to be repeated at such time as if any express or implied reference in the Warranties to the date of this Agreement was replaced by a reference to Completion or the Completion Date (as the case may be).

8.2	Subject to clause 10, the Seller Guarantor warrants and represents to the Purchaser that, in relation to itself, each of the Warranties in paragraph 2 of Schedule 3 (Warranties) is true, accurate and not misleading at :

(A)	the scintilla of time before Completion if Completion takes place either on the Completion Date or such later date following a deferral of Completion by the Purchasers’ Representative in accordance with clause 7.4 (A); and

(B)	midday on the Completion Date if Completion following a deferral of Completion by the Sellers’ Representative in accordance with clause 7.4 (A),

by reference to the facts and circumstances then subsisting and, for this purpose, the Warranties shall be deemed to be repeated at such time as if any express or implied reference in the Warranties to the date of this Agreement was replaced by a reference to Completion or the Completion Date (as the case may be).

8.3	Each Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than the Warranties and the other covenants, undertakings and indemnities of the Sellers set out in this Agreement and the Share Purchase Documents, and acknowledges that none of the Sellers, any member of the Retained Group, any member of the Group or any of their agents, advisers, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements. The Sellers and the Seller Guarantor accept that each Purchaser is entering into this Agreement in reliance upon the Warranties (which, they acknowledge, are both warranties and representations).

8.4	Between the date of this Agreement and Completion the Sellers’ Representative shall notify the Purchasers’ Representative promptly in writing if the Sellers or any member of the Retained Group or the Group becomes aware of a fact or circumstance which constitutes or which is reasonably expected to constitute a breach of Warranty (whether repudiatory in nature or not) or which would cause or is reasonably expected to cause a Warranty to be untrue, inaccurate or misleading if given in respect of the facts and circumstances subsisting at that time.

8.5	Subject always to clause 10, following Completion, the Sellers shall indemnify each of the Purchasers and the Purchasers’ Indemnified Persons and hold them harmless from and against any and all losses, liabilities, claims, demands, causes of action, costs and expenses (including reasonable attorneys’ fees) from any loss, arising out of, related to or in connection with a breach by the Sellers or the Seller Guarantor of any of the Warranties.

8.6	Without prejudice to the Purchasers’ rights under clause 4.3 or the Sellers’ obligations under clause 8.4, for the purposes of clause 8.1:

(A)	all Warranties which are given by reference to the Sellers’ knowledge, awareness or belief will be repeated by the Sellers at Completion by reference to the Sellers’ knowledge, awareness or belief as at the Completion Date. However, if the Sellers know, become aware of or believe any fact, matter or circumstance after the date of this Agreement (whenever such fact, matter or circumstance occurred) which would cause any such Warranty to be untrue when repeated at Completion, they may Disclose such fact, matter or circumstance in the Supplemental Disclosure Letter;

(B)	for the purposes of repeating at Completion each of the Warranties which refers to information disclosed or which is contained in the Data Room, the Sellers shall be entitled to update the Data Room and Disclosure Letter provided that any such updates shall only be permitted in respect of information relating to events or matters occurring after the date of this Agreement and before Completion, such updates to be included in the Supplemental Disclosure Letter; and

(C)	the Sellers’ Representative shall notify the Purchasers’ Representative of any supplemental disclosures referred to in this clause 8.6 promptly on becoming aware of them. Without prejudice to the Sellers’ right to make further supplemental disclosures thereafter, the Supplemental Disclosure Letter shall be sent in draft form to the Purchasers’ Representative no later than three (3) clear Business Days prior to the Completion Date, and none of the Purchasers nor any other Purchasers’ Indemnified Person shall have any claim against the Sellers or the Seller Guarantor in respect of Warranties which are given by reference to the Sellers’ knowledge, awareness or belief or Warranties which refer to information disclosed or which is contained in the Data Room to the extent that the matter which would otherwise have been the subject matter of such claim is Disclosed in the Supplemental Disclosure Letter. For the avoidance of doubt, no supplemental disclosures shall operate to reduce or limit the liability of the Sellers or the

Seller Guarantor for breach of any of the Warranties when given at the date of this Agreement.

8.7	The rights and remedies of the Purchasers or any Purchasers’ Indemnified Person, in respect of a breach of any of the Warranties shall not be affected by Completion, by the giving of any time or other indulgence by the Purchasers to any person, or by any other cause whatsoever except as provided in this Agreement or in a specific waiver or release by the Purchasers or any Purchasers’ Indemnified Person, in writing and any such waiver or release shall not prejudice or affect any remaining rights or remedies of the Purchaser.

8.8	Each Warranty shall be construed independently and (except where this Agreement provides otherwise) shall not be limited by any other provision of this Agreement or another Warranty.

9.	Purchasers’ warranties and undertakings

9.1	Each of the Purchasers represents and warrants that at the date of this Agreement and (in the case of the warranties in clauses 9.1(A), (B) and (C) only) as at the Completion Date:

(A)	it has the requisite power and authority to enter into and perform this Agreement and the Share Purchase Documents to which it is a party;

(B)	its obligations under this Agreement constitute, and its obligations under the Share Purchase Documents to which it is a party will, when delivered, constitute binding obligations of such Purchaser in accordance with their respective terms;

(C)	its execution and delivery of, and its performance of its obligations under, this Agreement and the Share Purchase Documents to which it is a party will not:

(i)	result in a material breach of any provision of its memorandum or articles of association or any of its other constitutional documents;

(ii)	result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound; or

(iii)	require the consent of shareholders or bondholders of the Purchaser Guarantor;

(D)	in entering into this Agreement and the other Share Purchase Documents to which it is a party, it is not relying on any financial forecasts or projections in respect of the Aker Soho Business provided to the Purchasers or any member of the Purchasers’ Group on or prior to the date of this Agreement; and

(E)	[…***…] *

* Confidential Treatment Requested

[…***…(continued)]                                                                                                                                                    *

9.2	Each of the Purchasers shall severally indemnify the Sellers’ Indemnified Persons and hold them harmless from and against any and all losses, liabilities, claims, demands, causes of action, costs and expenses (including reasonable attorneys’ fees) caused by any breach by any of the Purchasers of any representation or warranty given in clause 9.1.

10.	Sellers’ limitations on liability

10.1	No liability shall attach to the Sellers or the Seller Guarantor in respect of claims under this Agreement to the extent that the limitations set out in Schedule 4 (Limitations on the Sellers’ liability) operate to expressly limit such claims.

10.2	Without prejudice to Schedule 4 (Limitations on the Sellers’ liability), except in the case of fraud of the Sellers or the Seller Guarantor in connection with this Agreement and/or the Share Purchase Documents, the Sellers’ total liability in respect of any claims under this Agreement and the Tax Covenant (other than claims in respect of the purchase prices payable by the relevant members of the Retained Group under the Pre-Completion Reorganisation Agreements) shall not exceed the Purchase Price.

11.	Release of Escrow Amount and the Sellers’ Bank Guarantee

11.1	It is the intention of the parties that the Escrow Amount shall be held, invested and distributed in accordance with this clause 11 and with (i) the terms of the Escrow Agreement and/or (ii) the terms of the Sellers’ Bank Guarantee.

11.2	It is the intention of the parties that the Escrow Amount (whether held in an Escrow Account and/or under a Sellers’ Bank Guarantee) shall be a non-exclusive source of payment for the Purchaser in respect of (i) any claims against the Sellers or the Seller Guarantor for breach of Warranty or indemnification under this Agreement or any other breach by the Sellers or any member of the Retained Group of the terms of this Agreement and/or any of the Share Purchase Documents (including, for the avoidance of doubt, any claim under the Tax Covenant) and/or (ii) any adjustment to the Initial Purchase Price agreed or determined pursuant to clauses 5 and 6 and Schedule 11 (Completion Accounts).

11.3	If, after the Completion Accounts are agreed or determined in accordance with Schedule 11 (Completion Accounts) or after the Sellers are liable in respect of a Leakage Adjustment Amount after Completion in accordance with clause 5, the Sellers are required to pay an Adjustment Amount or Leakage Adjustment Amount to the Purchasers, then the Purchasers’ Representative and the Sellers’ Representative shall jointly instruct the Escrow Agent or the guarantor under the Sellers’ Bank Guarantee to pay to the Purchasers such Adjustment Amount or Leakage Adjustment Amount (as applicable) (together with interest accrued thereon in accordance with the provisions of clause 6.7) no later than the Due Date.

* Confidential Treatment Requested

11.4	If any Purchaser has made a claim under the terms of this Agreement or a Share Purchase Document against a Seller, the Seller Guarantor or a member of the Retained Group and such Seller, the Seller Guarantor or the relevant member of the Retained Group does not dispute such claim either in accordance with the relevant provision of this Agreement or, absent a relevant dispute mechanism provided in this Agreement or the relevant Share Purchase Document, by delivering a written notice to the Purchasers’ Representative within twenty (20) Business Days following receipt by such Seller, the Seller Guarantor or the relevant member of the Retained Group of a notice of such claim by the Purchaser, the Purchasers’ Representative and the Sellers’ Representative shall, within twenty (20) Business Days following the expiry of the period during which the Sellers or the Seller Guarantor may dispute such claim, jointly instruct the Escrow Agent or the guarantor under the Sellers’ Bank Guarantee to pay the amount of such claim (including, for the avoidance of doubt, any interest included within such claim) to the relevant Purchaser(s).

11.5	If and to the extent that, on the first Business Day after expiry of the Escrow Period:

(A)	there shall be any amounts remaining in the Escrow Account after payment by the Escrow Agent to the Purchasers of the amounts to which any Purchaser is entitled pursuant to clause 11.3 and clause 11.4; and

(B)	no claim shall have been made and be outstanding by any Purchaser against the Sellers, the Seller Guarantor or any member of the Retained Group under clause 11.4 (save in relation to any claims made by any Purchaser which have not been made in good faith or which are without merit or basis), the Sellers’ Representative and the Purchasers’ Representative shall jointly instruct the Escrow Agent immediately to pay all such remaining amounts, together with accrued interest thereon, to the Sellers.

11.6	If, and to the extent that, at 5.00 p.m. on the last day of the Escrow Period, any claims (including, for the avoidance of doubt, any interest included within such claims) shall have been made by any Purchaser and remain outstanding against the Sellers and/or the Seller Guarantor and/or any member of the Retained Group under this Agreement or any of the Share Purchase Documents (save in relation to any claims made by any Purchaser which have not been made in good faith or are without any merit or basis) (“Unsatisfied Claims”), the Purchasers’ Representative and the Sellers’ Representative shall:

(A)	jointly instruct the Escrow Agent to immediately pay to the Sellers all amounts on deposit in the Escrow Account less the amount agreed by the Sellers’ Representative and the Purchasers’ Representative as being a reasonably sufficient amount to be retained in escrow to cover any potential payments to be made in respect of all Unsatisfied Claims; and/or

(B)	jointly instruct any Sellers’ Bank Guarantees to be released to the same extent,

provided, however, that no amount may be withheld in the Escrow Account for any Unsatisfied Claim nor shall the Sellers’ Bank Guarantee remain unreleased if legal proceedings in respect of such Unsatisfied Claims have not been initiated within twelve (12) months following the expiry of the Escrow Period. If, at any time after twelve (12) months following the expiry of the Escrow Period, no court proceedings are pending with respect to any Unsatisfied Claim the Sellers’ Representative and the Purchasers’ Representative shall jointly instruct the Escrow Agent to immediately pay all remaining amounts related to such claims, together with accrued interest thereon, to the Sellers, and/or jointly instruct the relevant guarantor to release any Sellers’ Bank Guarantees in the amount of such Unsatisfied Claim. Upon the satisfaction, settlement or withdrawal of any Unsatisfied Claims or, if failing such satisfaction, settlement or withdrawal, upon the resolution by the courts of all issues referred to them for resolution in respect of any Unsatisfied Claims:

(i)	the Sellers’ Representative and the Purchasers’ Representative shall jointly instruct the Escrow Agent to pay:

(a)	to the Purchasers’ Representative (and/or each of the Purchasers and the Purchasers’ Representative may direct) from the Escrow Account the amount, if any, that the parties shall have agreed upon or the courts have determined the Purchasers are entitled to in respect of such Unsatisfied Claims; and

(b)	to the Sellers all amounts remaining on deposit in the Escrow Account (after payment to the Purchasers of the amount referred to in paragraph (a) above), together with all interest accrued thereon; and/or

(ii)	following the payment to the Purchasers (under any Sellers’ Bank Guarantee or otherwise) of amounts that the parties shall have agreed upon or the courts have determined the Purchasers are entitled, any Sellers’ Bank Guarantee shall be released.

11.7	If, at any time prior to the expiry of the Escrow Period, the Sellers elect to exercise the right to substitute a Sellers’ Bank Guarantee for all or part of the Escrow Amount, the Sellers’ Representative shall give notice of such election to the Purchasers’ Representative. If such Sellers’ Bank Guarantee:

(A)	is in, or substantially in the agreed form of Sellers’ Bank Guarantee set out in Part B of Appendix 7 (Agreed form documents), the Purchasers’ Representative and the Sellers’ Representative shall, on the Sellers’ Bank Guarantee being executed by the Purchasers’ Representative (on behalf of the Purchasers) and thereby becoming effective, jointly instruct the Escrow Agent to release an amount from the Escrow Account to the Sellers’ Representative equal to the amount guaranteed under the Sellers’ Bank Guarantee, together with any accrued interest thereon; or

(B)

is not in, or substantially in, the agreed form of Sellers’ Bank Guarantee set out in Part B of Appendix 7 (Agreed form documents), such notice shall include (i) details of the financial institution whom the Sellers propose would provide the Sellers’ Bank Guarantee and (ii) the draft form of the agreement to be entered into by the Purchasers’ Representative (on behalf of the Purchasers) and the relevant financial institution which shall constitute a directly enforceable guarantee in favour of the Purchasers’ Representative (on behalf of the Purchasers) for the Escrow Amount and shall otherwise reflect the terms of this clause 11 and the Escrow Agreement mutatis mutandis as regards the manner in which the parties have agreed that the Escrow Amount will be held and released. If the terms of the proposed Sellers’ Bank Guarantee or identity of the proposed guarantor are unacceptable to the Purchasers’ Representative (acting reasonably), it shall promptly (and in any event within fifteen (15) Business Days of receipt of notice of the same) inform the Sellers’ Representative of this fact in writing together with an explanation in reasonable detail of its objection. If the identity of the proposed guarantor and the terms of the proposed Sellers’ Bank Guarantee are acceptable to the Purchasers’ Representative, or if the Purchasers’ Representative has not notified its objection within fifteen (15) Business Days of receipt of notice from the Sellers’ Representative, the Purchasers’ Representative and the Sellers’ Representative shall, on the Seller’s Bank Guarantee being executed by the Purchasers’ Representative (on behalf of the Purchasers) and thereby becoming effective, jointly instruct the Escrow Agent to release an amount from the Escrow Account to the Sellers’ Representative equal to the amount guaranteed under the Sellers’ Bank Guarantee, together with any accrued interest thereon.

11.8	The Sellers’ Bank Guarantee shall be provided at the expense of the Sellers, and the Sellers shall pay any fees charged by the guarantor thereunder until the Sellers’ Bank Guarantee expires, is released or is exhausted in accordance with the provisions of this clause 11, whichever is later.

12.	Excluded Assets and Excluded Businesses

12.1	It is the intention of the parties that the sale and purchase of the Shares hereunder shall exclude the Excluded Assets and the Excluded Businesses. Notwithstanding any other term of this Agreement (but subject to the rest of this clause 12), risk in, and the legal and beneficial ownership of, the Excluded Assets and the Excluded Businesses shall remain with the Sellers and the Retained Group.

12.2	The Sellers shall exercise, and shall procure that the appropriate member of the Group and/or the Retained Group (with the reasonable co-operation of the Purchasers) exercises, all reasonable endeavours to ensure that the Excluded Assets and the Excluded Businesses are assigned, novated or transferred (as the case may be) from the appropriate member of the Group to a member of the Retained Group with effect from or before Completion.

12.3	Following Completion, the Sellers shall indemnify each of the Purchasers and the Purchasers’ Indemnified Persons and defend and hold them harmless from and against:

(i)	in respect of those matters referred to in paragraphs (A), (B) and (C) below, any and all losses, liabilities, claims, demands, causes of action, costs and expenses (including reasonable attorneys’ fees); and

(ii)	in respect of those matters referred to in paragraph (D) below, any and all liabilities to make payments to individuals concerned but excluding any other related costs,

excluding any Tax payable by the Purchaser or any Purchasers’ Indemnified Person (other than in the case of paragraph (A) below), which is the subject of indemnification under the Tax Covenant, which is caused by or arises out of:

(A)	the Excluded Assets and the Excluded Businesses;

(B)	(i) the Sellers’ failure to procure (in accordance with clause 5.10) that, prior to Completion the Pre-Completion Reorganisation Agreements become effective in accordance with their respective terms; (ii) any of the Pre-Completion Reorganisation Agreements being set aside or otherwise being determined to be void or voidable after Completion; (iii) any claims against any member of the Purchasers’ Group by any Governmental Authority for failure to obtain an approval or consent which is required by law or regulation prior to completion of a Pre-Completion Reorganisation Agreement; and/or (iv) any payment being made by any of the Sellers pursuant to the Pre-Completion Reorganisation Agreements being set aside or are otherwise determined to be void or voidable to the effect that the relevant Purchaser is required to repay any such payment;

(C)	any liability of a predecessor business of any member of the Group which is not directly, indirectly or historically connected with the business now carried on as part of the Aker Soho Business (including, without limitation, in respect of any pension contribution or liability for pension on early retirement or redundancy arising in respect of any former employee of any of the UK Companies based on an assertion that the obligation to provide such a pension transferred to any of the UK Companies from a predecessor business of any member of the Group by virtue of Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006). For the avoidance of doubt, the predecessor businesses not directly, indirectly or historically connected with the Aker Soho Business shall include, without limitation, the (i) Kvaerner ship building business and (ii) the historic Kvaerner pulp and paper business;

(D)	the Asbestos Liabilities,

including (other than in respect of the Asbestos Liabilities), without limitation, any losses, liabilities, claims, demands, causes of action, costs and expenses which are caused by or arise out of any claims made before or after Completion against any member of the Purchasers’ Group in connection with the same.

12.4

In relation to an Excluded Asset (other than an Excluded Contract) or Excluded Business that is not assigned, novated or transferred on or before Completion pursuant to clause 12.2, the parties shall and shall procure that the appropriate member of the Purchasers’ Group and/or the Retained Group shall (at the Sellers’ expense provided that all such expenses are reasonably and properly incurred) take all such action necessary to effect the assignment, novation or transfer of such Excluded Asset or Excluded Business to the member of the Retained Group nominated for such purposes

(or, failing such nomination, any member of the Retained Group) and the Purchasers shall, pending such assignment, novation or transfer:

(A)	allow any member of the Retained Group such access to any such Excluded Asset and Excluded Business as is reasonably required by any member of the Retained Group for the continued operation of the business of the Retained Group;

(B)	upon any written request from the Sellers’ Representative and to the extent permitted by law, promptly provide to the Sellers’ Representative (or such other person nominated by the Seller’s Representative) all information and correspondence relating to any such Excluded Asset which is in the possession or control of a member of the Purchasers’ Group; and

(C)	in respect of any disputes relating to any of the Excluded Assets or any Excluded Business:

(i)	promptly give such information and access to personnel, premises, documents and records (which the Purchasers shall take all reasonable steps to preserve) to the appropriate member of the Retained Group and their respective professional advisers as such member of the Retained Group may reasonably request and such member of the Retained Group shall (subject to the Sellers reimbursing them in respect of their reasonably and properly incurred costs) be entitled to require the relevant member of the Purchasers’ Group to give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

(ii)	promptly take such action as the relevant member of the Retained Group may reasonably request (subject to the Sellers reimbursing them in respect of their reasonably and properly incurred costs) and such member of the Retained Group shall be entitled to require the relevant member of the Purchasers’ Group to take reasonable steps in order to avoid, dispute, resist, mitigate, settle, compromise, make any counterclaim, defend or appeal any claim in respect thereof or adjudication with respect thereto;

(iii)

at the request of the relevant member of the Retained Group, allow such member of the Retained Group to take the sole conduct of such actions as such member of the Retained Group may deem appropriate in connection with any such assessment or claim in the name of any Purchaser or any relevant member of the Purchasers’ Group and in that connection the Purchaser shall give or cause to be given to such member of the Retained Group all such assistance as it may reasonably require in avoiding, disputing, resisting, settling, compromising, making counterclaims, defending or appealing any such claim and shall (subject to the Sellers reimbursing them in respect of their reasonably and properly incurred costs) instruct such solicitors or other professional advisers as such member of the Retained Group may nominate to act on behalf of any Purchaser or any relevant member of the Purchasers’ Group, as appropriate, but to act solely in accordance with such member of the Retained Group’s instructions; and

(iv)	make no admission of liability, agreement, settlement or compromise with any third party in relation to an Excluded Asset or Excluded Business without the prior written consent of the relevant member of the Retained Group.

12.5	If the Purchasers allow the relevant member of the Retained Group to take sole conduct of an action in accordance with clause 12.4(C)(iii), such member of the Retained Group shall be entitled at any stage and at its absolute discretion to settle any such third party assessment or claim save to the extent that the Purchasers reasonably determine that any such settlement would be against the business interests of the Group or the Purchasers’ Group.

12.6	In relation to an Excluded Contract that is not assigned, novated or transferred on or before Completion pursuant to clause 12.2, the Sellers shall (at their own expense), pending such assignment, novation or transfer, take all such action:

(A)	necessary to effect the assignment, novation or transfer of such Excluded Contract to a member of the Retained Group; and

(B)	reasonably required of them by a member of the Purchasers’ Group in respect of such Excluded Contract,

and no member of the Purchasers’ Group shall be required to take any action whatsoever in respect of an Excluded Contract. The provisions of this clause 12.6 shall be without prejudice to the rights of the Purchasers’ Indemnified Persons under clause 12.3.

13.	Restrictions

13.1	Subject always to clauses 13.2 and 13.3 and as further consideration for the Purchasers agreeing to purchase the Shares on the terms contained in this Agreement, and with the intent of assuring to the Purchasers the full benefit and value of the Aker Soho Business, the Sellers’ Representative undertakes that neither it nor any member of the Retained Group (for as long as it is a member of the Retained Group or, in the case of a member of the Aker Contractors Group, for as long as it is a member of the Aker Contractors Group, it being acknowledged that the restrictions in this clause 13 shall apply independently to the Aker Contractors Group) will, without the consent of the Purchasers’ Representative (on behalf of the Purchasers), such consent not to be unreasonably withheld or delayed, during the […***…] period after Completion, compete directly or indirectly with the Aker Soho Business as it is carried on at the date of Completion. For the purposes of this clause 13.1, the Retained Group shall only be considered to compete directly or indirectly with the Aker Soho Business if it engages in the sale or provision of any of the following services (“Competing Services”):	*

* Confidential Treatment Requested

(A)	for use in any person’s processing of or extraction of (i) gold, silver, copper, zinc, nickel, uranium, aluminium, (ii) other precious, semi-precious or rare metals or minerals, or (iii) iron ore, excluding, for the avoidance of doubt, services for use in any person’s processing and extraction of hydrocarbons and services incidental thereto, in each case, anywhere in the world; or

(B)	which can only be lawfully provided by a member of the Retained Group through becoming a licensee of the technologies set out in Appendix 10 (Technologies); or

(C)	which are provided by those employees of Aker Powergas Pvt Ltd whose names have been provided to the Purchaser in a separate letter from the Sellers to the Purchaser dated on or about the date of this Agreement, who are Aker Powergas Pvt Ltd’s subject matter experts in the technologies referred to in clause 13.1(B) (the “Soho Powergas Employees”) (but excluding any services not using such technologies); or

(D)	which satisfy all of the following criteria:

(i)	being sales directly to any person who during the five (5) years prior to Completion in any one calendar year had purchased services from the Aker Soho Business for a value in excess of US$ 10,000,000 (exclusive of any amounts in respect of VAT);

(ii)	being engineering, procurement, construction management (EPCM) services for use in such person’s sodium chlorate plants, chlorine dioxide plants, skidded chlorine alkali plants, sulphuric acid plants, water, wastewater or industrial effluent treatment plants, bleaching chemicals for pulp and paper plants or nuclear power generation plants (including, for the avoidance of doubt, nuclear decommissioning and nuclear deconstruction services); or

(iii)	being services which satisfy (i) or (ii) of this clause 13.1 (D) and which in case of each sale can be reasonably expected to generate annualised sales revenue to the Retained Group from such sale of not less than US$ 10,000,000 (exclusive of any amounts in respect of VAT).

13.2	Nothing in this clause 13 shall prevent or restrict in any way the Sellers’ Representative or any member of the Retained Group from:

(A)	continuing its business activities outside the Aker Soho Business (including, for the avoidance of doubt, the activities of the Excluded Businesses) as conducted at the date of this Agreement or developing such activities in the ordinary course of business consistent with past practice (in each case, such activities not to comprise activities anywhere in the world as set out in clause 13.1(A) except as expressly excepted in the sub-clauses below), including (without limitation) each of the following:

(i)	Aker Wirth GmbH and its subsidiaries’ sale and service of mining equipment, tunnel boring machines and associated equipment and slurry pump equipment;

(ii)	the sale or delivery of any equipment, machinery or products; and

(iii)	the sale or delivery to end-customers in the Kazakhstan hydrocarbon market of construction (including, for the avoidance of doubt, fabrication) services, including delivery of concrete structures, for use in plants or facilities as listed in clause 13.1(D)(ii);

(iv)	the delivery to Indian customers (which shall include any legal entity with its principal place of business in India and any person who is an Indian resident or who is a non-resident Indian and any legal entity controlled by such a person) of any services that otherwise would be prohibited by clause 13.1 other than clauses (B) and (C) thereof;

(v)	the delivery by the Excluded Businesses of the services referred to in clause 13.1(B);

(vi)	the delivery of services to the Aker Soho Business following Completion;

(vii)	the tendering for and the sale of services relating to the processing or extraction of iron ore pursuant to the “Ironman” project between Högänäs, LKAB and Statoil; and

(viii)	Aker Powergas Private Limited continuing its business relationship with Alcoa Inc. and its subsidiaries consistent with past practice.

(B)	engaging as a subcontractor for less than twenty (20) per cent. of the scope of a delivery which otherwise would be prohibited by clause 13.1, where the sales generated for the Retained Group by such engagement can reasonably be expected not to exceed US$ 2,500,000;

(C)	engaging as a joint venture partner in its capacity as provider of less than twenty (20) per cent. of the scope of a delivery by the joint venture which otherwise would be prohibited by clause 13.1, where the sales generated for the Retained Group by such engagement can reasonably be expected not to exceed US$ 2,500,000;

(D)	offering engineering services in respect of such plants or facilities listed in clause 13.1(D)(ii), which apply know-how and/or methodology of a nature which is not restricted specifically to use in such plants or facilities, and other services related to such engineering services;

(E)	increasing its ownership interest in Aker Powergas Pvt Ltd, including (without limitation) up to 100 per cent.;

(F)	acquiring any business, assets, undertaking, company or other person, or merging with any business, assets, undertaking, company or other person, which carries on a Competing Service, provided that such competing business is merely incidental or clearly immaterial to the acquisition;

(G)	holding shares or other securities in a listed company which carries on a Competing Service, where the Sellers’ Representative or relevant member of the Retained Group does not exercise, directly or indirectly, material influence in that company, which shall be taken to be the case if the shares do not confer more than five (5) per cent. of the total share capital of the company; and

(H)	the sale or delivery to end customers in the iron and steel market for union construction services in the United States and Canada (including for the avoidance of doubt, fabrication and construction management services).

13.3	The Seller Guarantor undertakes that neither it nor any member of the Retained Group (for as long as it is a member of the Retained Group) will without consent of the Purchaser, from the date of this Agreement until the date falling […***…] after Completion solicit, employ or entice away from the employment of the Group any Senior Employee or Specified Employee except for those who, (i) are approached when they are no longer employed by the Group, or (ii) respond, unsolicited, to an advertisement for the relevant position, or (iii) contact the Seller Guarantor or any member of the Retained Group on their own initiative to seek employment with a member of the Retained Group. For the avoidance of doubt, utilizing the services of a Senior Employee or Specified Employee pursuant to the Transitional Personnel Access Agreement shall not constitute a breach of this clause 13.3.	*

13.4	The Purchaser Guarantor undertakes that neither it nor any member of the Purchasers’ Group (for as long as it is a member of the Purchasers’ Group) will without consent of the Seller Guarantor, from the date of this Agreement until the date falling […***…] after Completion solicit, employ or entice away from the employment of the Retained Group the Retained Group Senior Employees, except in any such case for those who, (i) are approached when they are no longer employed by the Retained Group, (ii) respond, unsolicited, to an advertisement for the relevant position, or (iii) contact the Purchasers or any member of the Purchasers’ Group on their own initiative to seek employment with a member of the Purchasers’ Group. For the avoidance of doubt, utilizing the services of a Retained Group Senior Employee or employee of the Retained Group pursuant to the Transitional Personnel Access Agreement shall not constitute a breach of this clause 13.4.	*

13.5	Each of the undertakings contained in this clause 13 is a separate undertaking by a member of the Retained Group or a member of the Purchasers’ Group as the case may be and shall be enforceable by the Purchaser Guarantor (on its own behalf and on behalf of each member of the Purchasers’ Group) and by the Seller Guarantor (on its own behalf and on behalf of each member of the Retained Group) separately and independently of its right to enforce any one or more of the other covenants contained in this clause 13. Each party agrees (having taken independent legal advice) that the undertakings contained in this clause 13 are reasonable and necessary for the protection of the legitimate interests of the Purchasers’ Group, on the one hand and the Retained Group on the other hand. It is nevertheless agreed that, if any such

* Confidential Treatment Requested

undertaking shall be found to be void but would be valid if some part were deleted, then such undertaking shall apply with such deletions as may be necessary to make it valid and enforceable. Without prejudice to any other remedy which may be available to any party, each shall be entitled to seek injunctive or other equitable relief in relation to any breach or prospective breach of the undertakings in this clause 13, it being acknowledged that an award of damages may not be an adequate remedy for such a breach.

14.	Wrong pockets, Intellectual Property Rights, Technology and Business Information

14.1	If a member of the Group owns after Completion any Intellectual Property Rights, Technology, rights in Business Information or other assets which in the year prior to Completion have been used exclusively (i) by the Retained Group or (ii) in connection with the Excluded Assets or the Excluded Businesses, the Purchasers’ Representative shall procure that such Intellectual Property Rights, Technology, rights in Business Information and/or other assets are transferred to the Sellers or a company nominated by the Sellers for nominal consideration as soon as practicable after becoming aware of the ownership of such rights.

14.2	If a member of the Retained Group owns after Completion any Intellectual Property Rights, Technology, rights in Business Information or other assets (save, for the avoidance of doubt, for the Excluded Assets and the Excluded Businesses) which in the year prior to Completion have been used exclusively (i) by the Group in connection with the Aker Soho Business, or (ii) in connection with the Aker Soho Business, the Sellers’ Representative shall procure that such Intellectual Property Rights, Technology, rights in Business Information and/or other assets are transferred to the Purchasers’ Representative or a company nominated by the Purchasers’ Representative for nominal consideration as soon as practicable after becoming aware of the ownership of such rights.

14.3	Save as provided in this clause 14, clause 31 and Appendix 6 (Transitional Services) and to the extent otherwise provided under the Transitional Services Agreement:

(A)	the Purchasers shall procure that all licences of any Intellectual Property Rights, Technology or rights in Business Information owned by any member of the Retained Group (or to be owned by the Sellers or their nominee pursuant to clause 14.1) and granted to any member of the Group terminate immediately after (i) Completion or (ii) any transfer pursuant to clause 14.1; and

(B)	the Sellers shall procure that all licences of any Intellectual Property Rights, Technology or rights in Business Information owned by the Purchasers’ Representative (or to be owned by the Purchasers’ Representative or its nominee pursuant to clause 14.2) pursuant to this Agreement and granted to any member of the Retained Group terminate immediately after (i) Completion or (ii) any transfer pursuant to clause 14.2.

15.	Access

15.1	Each Purchaser shall make available to the Sellers (and its representatives, agents, auditors, accountants and advisers) any Books and Records (together with such officers, employees or advisers familiar with the same) of any member of the Group (or, if practicable, the relevant parts of those Books and Records) which are reasonably required by the Sellers for the purpose of dealing with their Tax or accounting affairs (including without limitation internal audits and investigations) and securities filing requirements or those of any member of the Retained Group (together with any company of which any member of the Retained Group is a subsidiary undertaking and the other subsidiary undertakings of such companies). Accordingly, each Purchaser shall, upon being given reasonable notice by any Seller and subject to such Seller giving such undertaking as to confidentiality as any Purchaser shall reasonably require, procure that such Books and Records are made available to such Seller for inspection (during Working Hours) and copying (at such Seller’s expense) for and only to the extent necessary for such purpose and for a period of six (6) years from Completion or, if longer, the statutory limitation period which applies in relation to Tax, accounting or securities filing matters in the relevant jurisdiction.

15.2	Each Seller shall make available to the Purchasers (and its representatives, agents, auditors, accountants and advisers) any Books and Records (together with such officers, employees or advisers familiar with the same) of the Retained Group (or, if practicable, the relevant parts of those Books and Records) which are reasonably required by the Purchasers for the purpose of dealing with its Tax or accounting affairs (including without limitation internal audits and investigations) or securities filing requirements or those of any member of the Purchasers’ Group (together, with any company of which any member of the Purchasers’ Group is a subsidiary undertaking and the other subsidiary undertaking of such companies). Accordingly, the Sellers shall, upon being given reasonable notice by any Purchaser and subject to such Purchaser giving such undertaking as to confidentiality as the Sellers shall reasonably require, procure that such Books and Records are made available to any Purchaser for inspection (during Working Hours) and copying (at the Purchasers’ expense) for and only to the extent necessary for such purpose and for a period of six (6) years from Completion or, if longer, the statutory limitation period which applies in relation to Tax, accounting or securities filing matters in the relevant jurisdiction.

15.3	Subject to clause 15.5, the Purchasers shall give the Sellers and the Seller Guarantor (and their representatives, agents, auditors, accountants and advisers) access to all such information and documentation within the possession or control of the Purchasers’ Group as any Seller or the Seller Guarantor may reasonably require to enable it to satisfy itself as to whether any breach of a provision of this Agreement or any of the Share Purchase Documents shall have occurred if any Purchasers’ Indemnified Person is bringing a claim under this Agreement or any Share Purchase Document.

15.4

Subject to clause 15.5, if the Purchasers believe, acting reasonably, that a Purchaser or any Purchasers’ Indemnified Person is entitled to make a claim under this Agreement or any of the Share Purchase Documents, the Sellers shall (at the cost of the Purchasers) give the Purchasers and the Purchaser Guarantor (and their representatives, agents, auditors, accountants and advisors), access to all such information and documentation within the possession or control of the Retained Group any Purchaser or the Purchaser

Guarantor may reasonably require to enable it to reasonably satisfy itself as to whether any breach of a provision of this Agreement or any of the Share Purchase Documents by the Sellers or the Seller Guarantor shall have occurred.

15.5	Nothing in clauses 15.3 or 15.4 shall require any party to take any action which will result in it forfeiting the privileged status of any document, breaching any binding confidentiality obligation to which it is subject (other than binding confidentiality obligations entered into for the purpose of avoiding disclosure obligations under clauses 15.3 or 15.4) or breaching any legal or regulatory obligation to which it is subject.

15.6	If the U.S. Securities and Exchange Commission requires the Purchaser Guarantor to prepare and file audited accounts in respect of the Aker Soho Business in a Current Report on Form 8-K or similar filing, the provisions of clause 15.2 shall, to the extent permitted by law, apply from the date that the Purchasers’ Representative gives the Sellers’ Representative written notice of such requirement, rather than from Completion to enable the Purchaser Guarantor (and its auditors, representatives and agents) to prepare and file such accounts on a timely basis.

16.	Pensions and benefits

16.1	Each Purchaser expressly acknowledges that no member of the Retained Group will after Completion procure that any contribution is made to any of the Pension Schemes which will be acquired by the Purchasers except to the extent directed and funded in advance by any Purchaser.

16.2	Without prejudice to paragraph 2.15 of the Accounts Rule Book, no payment shall under any circumstances (and notwithstanding any other provision of this Agreement, including the Warranties and the Specific Indemnities) be required to be made by any member of the Retained Group in respect of any underfunding or similar relating to the Pension Schemes which will be acquired by the Purchasers.

16.3	Each of the Purchasers’ Representative and the Sellers’ Representative shall use reasonable endeavours to procure Continued Participation, to the extent requested reasonably by the Purchasers’ Representative and to the extent permitted by law, for a period of no more than three (3) months following Completion, and from the date of this Agreement, the Purchasers’ Representative shall develop its pension programme to encompass the relevant employees of the Group from the end of the period of Continued Participation.

16.4	The Purchasers’ Representative shall bear all of the costs, expenses and liabilities of any member of the Retained Group incurred through reaching agreement in respect of and effecting or howsoever associated with the Continued Participation.

17.	Hedging arrangements

17.1

The Sellers shall procure that at least five (5) Business Days prior to the Completion Date, any and all Soho Hedging Contracts shall be settled. Any costs arising out of the settlement of each Soho Hedging Contract shall be borne by the relevant parties in accordance with their respective terms and allocated to the parties in accordance with clause 5.11(B).

17.2	No later than the date ten (10) clear Business Days before the Completion Date, the Sellers’ Representative shall provide the Purchasers’ Representative with a statement setting out in reasonable detail each of the Soho Hedging Contracts which are to be settled pursuant to clause 17.1 and the estimated costs associated therewith for the Group and for the Retained Group.

17.3	Following Completion the Sellers undertake to pay to the Purchasers’ Representative (on behalf of each of the Purchasers) such amount as is necessary to hold and keep the Purchasers for themselves and on behalf of each member of the Group, indemnified from and against all actions, claims, proceedings, loss, damage, all payments, costs or expenses incurred by the Purchasers or any member of the Group after Completion in relation to or arising out of any Soho Hedging Contract.

18.	Bank Guarantees and Parent Company Guarantees

18.1	The Sellers and the Purchasers shall jointly co-operate to procure that, with effect from Completion, each member of the Retained Group is fully released from all its liabilities and obligations under the Bank Guarantees and the Parent Company Guarantees.

18.2	To the extent that the parties fail to procure a full release of all or any of the Retained Group’s obligations under the Bank Guarantees and the Parent Company Guarantees by Completion, following Completion the parties shall jointly use all reasonable endeavours to procure that each member of the Retained Group is as soon as practicable following Completion released from all its liabilities and obligations under any outstanding Bank Guarantees and Parent Company Guarantees.

18.3	In order to procure the releases referred to in clause 18.1 (and without limitation to the parties’ obligations in clauses 18.1 and 18.2), a Purchaser and/or an appropriate member of the Purchasers’ Group shall offer to enter into one or more guarantees in favour of the relevant counterparty on substantially the same terms as the existing guarantee granted by the relevant member of the Retained Group and otherwise on such reasonable terms as the relevant member of the Purchasers’ Group may agree with the counterparty and, if necessary to procure the release of any of the Bank Guarantees, the Purchasers shall use reasonable endeavours to procure that equivalent bank guarantees are provided in respect of such obligations for the benefit of the relevant counterparty on such reasonable terms as the relevant member of the Purchasers’ Group may agree with the counterparty. If, within three (3) months from Completion the parties are unable to procure the release of any member of the Retained Group from any:

(A)	Bank Guarantee, the Purchasers shall use reasonable endeavours to procure that an equivalent bank guarantee is provided to such member of the Retained Group to the extent of, and on substantially the same terms as (including, without limitation, timing of payment and governing law and dispute resolution), the continuing obligations of such member of the Retained Group under the relevant Bank Guarantee; and

(B)	Parent Company Guarantee, an appropriate member of the Purchasers’ Group shall provide a guarantee to such member of the Retained Group to the extent of, and on substantially the same terms on a back-to-back basis as (including, without limitation, timing of payment and governing law and dispute resolution), the continuing obligations of such member of the Retained Group under the relevant Parent Company Guarantee.

18.4	Subject to clause 18.6(D), to the extent that any Parent Company Guarantee remains outstanding following Completion, each Seller undertakes to (and shall procure that each member of the Retained Group shall) comply with all reasonable instructions of the Purchasers in connection with such Parent Company Guarantee.

18.5	The Sellers shall procure that no amendment is made to any Bank Guarantees or Parent Company Guarantees (or to any of the underlying obligations, duties or arrangements the subject of such guarantees) after Completion without the prior written consent of the Purchasers’ Representative (such consent not to be unreasonably withheld or delayed unless such amendment may increase the actual, contingent or prospective liability of any member of the Purchasers’ Group) unless and until all liabilities of the Retained Group under such Bank Guarantee or Parent Company Guarantee have been released.

18.6	Following Completion, if a member of the Retained Group becomes aware of (i) a guarantee or letter of credit provided by any third party financial institution in respect of the obligations of any member of the Group in relation to the Aker Soho Business which places obligations (including reimbursement obligations) on or takes security over the assets of any member of the Retained Group which is not set forth in Appendix 2 (Guarantees) (“Undisclosed Bank Guarantee”) or (ii) any guarantee, indemnity, surety, comfort letter or similar assurance (other than an Undisclosed Bank Guarantee) given by any member of the Retained Group in respect of the obligations of any member of the Group or in relation to the Aker Soho Business which is not set forth in Appendix 2 (Guarantees) (“Undisclosed Parent Company Guarantee”):

(A)	such member of the Retained Group will promptly notify the Purchasers’ Representative in writing of the existence of such Undisclosed Bank Guarantee or Undisclosed Parent Company Guarantee, setting out full details of such Undisclosed Bank Guarantee or Undisclosed Parent Company Guarantee;

(B)	following receipt by the Purchasers’ Representative of the notice referred to in clause 18.6(A), the Sellers and the Purchasers shall jointly use all reasonable endeavours to procure that each member of the Retained Group is as soon as practicable fully released from all its liabilities and obligations under such Undisclosed Bank Guarantee or Undisclosed Parent Company Guarantee;

(C)

in order to procure the release referred to in clause 18.6(B), the Purchasers’ Representative and/or an appropriate member of the Purchasers’ Group shall offer to enter into one or more guarantees in favour of the relevant counterparty on substantially the same terms as the existing guarantee granted by the relevant member of the Retained Group and otherwise on such reasonable terms as the relevant member of the Purchasers’ Group may agree with the counterparty and, if necessary to procure the release of any Undisclosed Bank

Guarantee, the Purchasers’ Representative shall, or shall procure that a member of the Purchasers’ Group shall offer to provide a guarantee in respect of such obligations for the benefit of the relevant counterparty on reasonable terms as the relevant member of the Purchasers’ Group may agree with the counterparty; and

(D)	until the release referred to in clause 18.6(B) is procured, each Seller undertakes to (and shall procure that each member of the Retained Group shall) comply with all reasonable instructions of the Purchaser in connection with such Undisclosed Parent Company Guarantee.

18.7	Following Completion, the Purchasers shall severally indemnify the Sellers and Sellers’ Indemnified Persons from and against and hold them harmless in respect of all actions, claims, proceedings, loss, damage, payments, costs and expenses (including reasonable attorneys’ fees) reasonably and properly incurred by the Sellers or any member of the Retained Group in relation to or arising out of any Bank Guarantee, Parent Company Guarantee, Undisclosed Bank Guarantee and Undisclosed Parent Company Guarantee. The Purchasers’ obligation to indemnify the Sellers and the Sellers’ Indemnified Persons shall be limited to the extent that, any losses, actions, claims, proceedings, damage, payments, costs or expenses arise or are increased as a result of:

(A)	the Sellers’ breach of clauses 18.1 and 18.4;

(B)	in respect of Undisclosed Bank Guarantees and Undisclosed Parent Company Guarantees, the Sellers’ failure to act on the reasonable instructions of the Purchaser in respect of the same; and

(C)	in respect of Undisclosed Bank Guarantees and Undisclosed Parent Company Guarantees, the Sellers’ failure to take all reasonable steps to mitigate its losses thereunder.

18.8	Except in the case of fraud, to the extent that the Sellers or the Sellers’ Indemnified Persons are not indemnified by the Purchasers in respect of any losses, actions, claims, proceedings, damage, payments, costs or expenses which arise in respect of any Bank Guarantee, Parent Company Guarantee, Undisclosed Bank Guarantee or Undisclosed Parent Company Guarantee, the Sellers’ and/or the Sellers’ Indemnified Persons’ right to recover such amounts from the relevant member(s) of the Group which is (are) the principal obligor(s) relating to such Bank Guarantee, Parent Company Guarantee, Undisclosed Bank Guarantee or Undisclosed Parent Company Guarantee shall be unaffected.

19.	Transitional Services and separation

19.1	It is the intention of the parties that the separation of the Aker Soho Business from the Retained Group and the integration of the Aker Soho Business into the Purchasers’ Group will require the agreement of mutual transitional arrangements to ensure that, inter alia, the Purchasers acquire the benefit and value of the Aker Soho Business and that the reliance of the Aker Soho Business on services provided to it by the Retained Group is reduced in a timely and orderly fashion.

19.2	Between the date of this Agreement and Completion, the Sellers and the Purchasers shall work together and jointly co-operate in good faith to identify the transitional services necessary to be provided to the Group and to the Retained Group (as the case may be) following Completion under the Transitional Services Agreement and the Transitional Personnel Access Agreement and to identify the personnel of the Retained Group and the Group (as the case may be) who may be required to provide services on a temporary basis following Completion under the Transitional Personnel Access Agreement.

19.3	At Completion, the Sellers’ Representative shall procure that Aker Business Services Inc. shall, and the Purchasers’ Representative shall (or shall procure that the relevant member(s) of the Purchasers’ Group shall) enter into the Transitional Services Agreement in substantially the form set out in Part B of Appendix 7 (Agreed form documents) (subject to clause 19.4) and on terms pursuant to which Aker Business Services Inc. and members of the Group will provide or procure the provision of the identified transitional services to the Group and the Retained Group (as the case may be) for the period and on the terms specified therein.

19.4	Between the date of this Agreement and Completion, the parties shall work together and jointly co-operate in good faith to ensure that each of the Transitional Services Agreement and the Transitional Personnel Access Agreement achieves a tax efficient result, and with respect to the Transitional Services Agreement only, subject always to the presumption that in the absence of a mutually convenient result on or before Completion, the transitional services to be supplied pursuant to the Transitional Services Agreement will be supplied by and to the same companies and on the same basis as was the case immediately prior to the date of this Agreement.

19.5	At Completion, the Sellers’ Representative shall procure that the relevant member(s) of the Retained Group shall and the Purchasers’ Representative (or such member(s) of the Purchasers’ Group as it may direct) shall enter into the Transitional Personnel Access Agreement in substantially the form set out in Part B of Appendix 7 (Agreed form documents) and on terms pursuant to which the Group and the Retained Group may access the services of personnel of the Retained Group and the Group (as the case may be) for the period and on the terms specified therein.

19.6	The draft Transitional Services Agreement and Transitional Personnel Access Agreement set out in Part B of Appendix 7 (Agreed form documents) are not in agreed form but the parties intend that such agreements will be in substantially the same form as such drafts, subject to such amendments as the parties may agree prior to Completion. If the parties fail to agree the terms of the Transitional Services Agreement and/or Transitional Personnel Access Agreement prior to Completion, the Seller Guarantor and the Purchaser Guarantor shall procure that members of the Retained Group or the Group (as the case may be) shall provide any Transitional Services set out in Appendix 6 (Transitional Services) as may be reasonably requested by members of the Group or the Retained Group (as the case may be) for the period reasonably requested (provided that such period shall be no longer than eighteen (18) months) on the terms under which the corresponding services were provided during the Reference Period and in accordance with the terms set out in Appendix 6 (Transitional Services).

19.7	If and to the extent that such services are being provided pursuant to the Transitional Services Agreement or clause 19.6, the Purchasers shall procure that, as soon as reasonably practicable following Completion, the Seller Guarantor is relieved of its obligation to procure the provision of management services in relation to the Pension Schemes pursuant to the Transitional Services Agreement.

19.8	The Sellers and the Purchasers acknowledge that the current project specific arrangements between Aker Clean Carbon AS, as owner of the technology for the development and commercialisation of CO2 carbon capture and storage and upgrades/developments of such, and certain members of the Group, as providers of engineering and related services, will continue on unchanged terms after Completion. For the avoidance of doubt, this includes the existing Back-to-Back Subcontracting Agreement dated 12 March 2010 between Aker Process Limited and Aker Clean Carbon AS in respect of the CCS Demonstration Project for Scottish Power Generation Limited. Nothing in this Agreement, any of the Share Purchase Documents or any other agreement between the parties (or the members of their respective groups) shall restrict or limit the rights of Aker Clean Carbon AS as the exclusive owner of the CCS Technology and all rights related to it.

19.9	The Seller Guarantor shall take all reasonable steps to procure that on or prior to Completion Aker Clean Carbon AS and Aker Process Ltd (or the appropriate member of the Group) shall enter into an agreement with Scottish Power Generation Limited for the second phase of the CCS Demonstration Project. For the further avoidance of doubt, the existing Partner Agreement dated 5 March 2008 as amended by Amendment No. 1 dated 18 September 2009 between Aker Solutions AS and Aker Clean Carbon AS shall remain wholly within the Retained Group following Completion.

19.10	The Sellers and the Purchasers shall work together and jointly co-operate in good faith to agree the terms of an agreement, and to enter into such agreement at Completion, pursuant to which Aker Powergas Private Limited shall provide services to the members of the Group in respect of projects ongoing at Completion on substantially the same terms as services are currently being provided to members of the Group under the Engineering Term Services Agreement dated 2 January 2010, by and among Aker Kvaerner and its subsidiaries and Aker Powergas Private Limited and the Auxiliary Services Agreement dated 9 February 2007 by and among Aker Kvaerner and its subsidiaries and Aker Powergas Systems Private Limited. Such agreement shall supersede the existing agreements. However, to the extent that no such agreement is agreed on or before Completion, the existing agreements shall remain in full force and effect.

19.11	The Seller Guarantor shall procure that from Completion and to the extent permitted by law, the Soho Powergas Employees shall not be assigned to projects other than:

(A)	the projects of the Aker Soho Business ongoing at Completion until the work of the Soho Powergas Employees and/or the relevant members of the Retained Group on such projects is complete; or

(B)	other projects for the Aker Soho Business in accordance with past practice,

for as long as such Soho Powergas Employees are employed by a member of the Retained Group provided, however, that this shall only apply if and to the extent that the Aker Soho Business continues actually to engage Aker Powergas Private Limited in respect of such projects to be performed by that company and managed by the Soho Powergas Employees and accordingly, the obligations on the Seller Guarantor shall cease or reduce if and to the extent that the Aker Soho Business ceases or reduces the extent to which it actually engages Aker Powergas Private Limited. The Seller Guarantor has delivered to the Purchasers’ Representative prior to the date of this Agreement a schedule of the Soho Powergas Employees setting forth, by individual, a list of projects of the Aker Soho Business on which such individual is working at the date of this Agreement.

19.12	The Sellers’ Representative and the Purchasers’ Representative shall co-operate in good faith and use their reasonable endeavours to procure that, prior to Completion:

(A) [...***...] enter into contracts of employment with a member of the Group; and	*

(B)	the Senior Employees enter into retention agreements with a member of the Group, such agreements to be in the form reasonably prescribed by the Purchasers’ Representative.

19.13	The Sellers’ Representative and the Purchasers’ Representative shall co-operate in good faith to formulate a joint strategy pursuant to which, to the extent permitted by law:

(A)	the contracts of employment of any employees of Aker Business Services Limited who work exclusively for the Aker Soho Business transfer to a member of the Group as soon as reasonably practicable following Completion and in any case no later than the expiry of the Transitional Services Agreement or the term for which Transitional Services are provided pursuant to clause 19.6 (as applicable);

(B)	the contracts of employment of any employees of the Retained Group who work predominantly or exclusively for the Aker Soho Business, transfer to a member of the Group as soon as reasonably practicable following the identification of any such employees; and

(C)	the contracts of employment of any employees of the Group who work predominantly or exclusively for the Retained Group, transfer to a member of the Retained Group as soon as reasonably practicable following the identification of any such employees.

The parties shall share the costs of the strategy described in this clause 19.13, and with effect from Completion:

(i)	the Purchasers’ Representative undertakes to reimburse the Sellers’ Representative in respect of the salary, and to indemnify the Sellers’ Indemnified Persons in respect of the acts of those employees referred to in clauses 19.13 (A) and (B); and

* Confidential Treatment Requested

(ii)	the Sellers’ Representative undertakes to reimburse the Purchasers’ Representative in respect of the salary and to indemnify the Purchasers’ Indemnified Persons in respect of the acts of those employees referred to in clause 19.13 (C).

20.	Arrangements regarding Brazil Projects

20.1	The Sellers and the Purchasers shall jointly co-operate to procure that, with effect from Completion, the benefit of the Brazil Projects shall be assigned by the relevant member of the Retained Group to a member of the Purchasers’ Group nominated by the Purchasers’ Representative.

20.2	In consideration for and following the assignment referred to in clause 20.1, the Purchasers undertake to discharge or procure the discharge of the obligations of any member of the Retained Group in respect of the Brazil Projects.

20.3	If the Brazil Projects have not been assigned to a member of the Group or the Purchasers’ Group designated by the Purchasers’ Representative by Completion, the Sellers shall procure that the relevant members of the Retained Group enter into arrangements with the designated member of the Group or the Purchasers’ Group, which shall remain effective until the date on which the Brazil Projects may be assigned to such member of the Group or the Purchaser’s Group and which shall provide (at the choice of the Purchasers’ Representative, to the extent that the terms of the Brazil Projects allow) either that:

(A)	the Sellers shall procure that the relevant members of the Retained Group discharge their obligations in respect of the Brazil Projects and the Purchasers shall reimburse the relevant members of the Retained Group in respect of all costs and expenses incurred by them in discharging their obligations pursuant to this clause 20.3(A), provided that all such costs and expenses are incurred through the good faith management by the relevant members of the Retained Group of the Brazil Projects; or

(B)	the Purchasers shall discharge or procure the discharge of the obligations of any members of the Retained Group under the Brazil Projects.

20.4	The Purchasers shall severally indemnify the Sellers’ Indemnified Persons and hold them harmless from and against any and all losses, liabilities, claims, demands, causes of action, costs and expenses (including reasonable attorneys’ fees) from any loss caused by any breach by the Purchasers of their obligations under clauses 20.2 and 20.3(B).

21.	Seller Guarantee

21.1

In consideration of the Purchasers agreeing to purchase the Shares from the Sellers on the terms set out in this Agreement and the Share Purchase Documents, the Seller Guarantor hereby unconditionally and irrevocably guarantees to the Purchasers the due and punctual performance and observance by the Sellers and/or any member of the Retained Group of all of their obligations, commitments and undertakings under or pursuant to this Agreement and the Share Purchase Documents (including its liabilities to pay any monies under this Agreement and/or the Share Purchase Documents which shall include, for the avoidance of doubt, any obligations on the part of any member of the Retained Group to make any payments in its capacity as insurer under the Tail Insurance) and agrees to indemnify the Purchasers and any of the Purchasers’ Indemnified Persons in respect of any breach by the Sellers or any member of the Retained Group of any of their obligations, commitments and undertakings under or pursuant to this Agreement and the Share Purchase Documents. The liability of the Seller Guarantor under this Agreement and the Share Purchase Documents shall not be released or diminished by any variation of the terms of this Agreement or any other Share Purchase Document (whether or not agreed by the Seller Guarantor), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

21.2	If and whenever any Seller or any member of the Retained Group defaults for any reason whatsoever in the performance of any obligation, commitment or undertaking undertaken or expressed to be undertaken under or pursuant to this Agreement or any other Share Purchase Document, the Seller Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the obligation, commitment or undertaking in regard to which such default has been made in the manner prescribed by this Agreement or any of the Share Purchase Documents or any other document referred to in it or them and so that the same benefits shall be conferred on the Purchasers as would have been received if such obligation, commitment or undertaking had been duly performed and satisfied by the Sellers or the relevant member of the Retained Group.

21.3	This guarantee is to be a continuing guarantee and, accordingly, is to remain in force until all of the obligations of the Sellers and/or the members of the Retained Group under this Agreement and/or any of the Share Purchase Documents shall have been performed or satisfied, regardless of the legality, validity or enforceability of any provisions of this Agreement or any of the Share Purchase Documents and notwithstanding the winding-up, liquidation, dissolution or other incapacity of any Seller or member of the Retained Group or any change in the status, control or ownership of any Seller or member of the Retained Group. The Purchasers may make claims and demands of the Seller Guarantor without limit in number. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which the Purchasers may now or after the date of this Agreement have or hold for the performance and observance of the obligations, commitments and undertakings of the Sellers under or in connection with this Agreement or any other Share Purchase Document.

21.4

As a separate and independent stipulation, the Seller Guarantor agrees that any obligation, commitment or undertaking expressed to be undertaken by the Sellers or any member of the Retained Group (including, without limitation, any monies expressed to be payable under this Agreement) which may not be enforceable against or recoverable from the Sellers or such member of the Retained Group by reason of any legal limitation, disability or incapacity on or of the Purchasers or any other fact or circumstance (including any other fact or circumstance whereby but for this provision the Seller Guarantor would or might be discharged from liability under this clause 21) (other than any limitation imposed by this Agreement or other Share Purchase Document) shall nevertheless be enforceable against and recoverable from the Seller

Guarantor as though the same had been incurred by the Seller Guarantor and the Seller Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Seller Guarantor on demand.

22.	Purchaser Guarantee

22.1	In consideration of the Sellers agreeing to sell the Shares to the Purchasers on the terms set out in this Agreement and the Share Purchase Documents, the Purchaser Guarantor hereby unconditionally and irrevocably guarantees to the Sellers the due and punctual performance and observance by the Purchasers and, after Completion, any member of the Group, of all of their obligations, commitments and undertakings under or pursuant to this Agreement and the Share Purchase Documents (including its liabilities to pay any monies under this Agreement and/or the Share Purchase Documents) and agrees to indemnify the Sellers and any of the Sellers’ Indemnified Persons in respect of any breach by the Purchasers or any member of the Group (after Completion) of any of their obligations, commitments and undertakings under or pursuant to this Agreement and the Share Purchase Documents. The liability of the Purchaser Guarantor under this Agreement and the Share Purchase Documents shall not be released or diminished by any variation of the terms of this Agreement or any other Share Purchase Document (whether or not agreed by the Purchaser Guarantor), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

22.2	If and whenever any Purchaser or, after Completion, any member of the Group, defaults for any reason whatsoever in the performance of any obligation, commitment or undertaking undertaken or expressed to be undertaken under or pursuant to this Agreement or any other Share Purchase Document, the Purchaser Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the obligation, commitment or undertaking in regard to which such default has been made in the manner prescribed by this Agreement or any of the Share Purchase Documents or any other document referred to in it or them and so that the same benefits shall be conferred on the Sellers as would have been received if such obligation, commitment or undertaking had been duly performed and satisfied by the Purchasers or, after Completion, the relevant member of the Group.

22.3	This guarantee is to be a continuing guarantee and, accordingly, is to remain in force until all of the obligations of the Purchasers and/or, after Completion, the members of the Group under this Agreement and/or any of the Share Purchase Documents shall have been performed or satisfied, regardless of the legality, validity or enforceability of any provisions of this Agreement or any of the Share Purchase Documents and notwithstanding the winding-up, liquidation, dissolution or other incapacity of any Purchaser or, after Completion, any member of the Group or any change in the status, control or ownership of any Purchaser or, after Completion, any member of the Group. The Sellers may make claims and demands of the Purchaser Guarantor without limit in number. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which the Sellers may now or after the date of this Agreement have or hold for the performance and observance of the obligations, commitments and undertakings of the Purchasers under or in connection with this Agreement or any other Share Purchase Document.

22.4	As a separate and independent stipulation, the Purchaser Guarantor agrees that any obligation, commitment or undertaking expressed to be undertaken by the Purchasers or, after Completion, any member of the Group (including, without limitation, any monies expressed to be payable under this Agreement) which may not be enforceable against or recoverable from the Purchasers or such member of the Group by reason of any legal limitation, disability or incapacity on or of the Sellers or any other fact or circumstance (including any other fact or circumstance whereby but for this provision the Purchaser Guarantor would or might be discharged from liability under this clause 22) (other than any limitation imposed by this Agreement or other Share Purchase Document) shall nevertheless be enforceable against and recoverable from the Purchaser Guarantor as though the same had been incurred by the Purchaser Guarantor and the Purchaser Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchaser Guarantor on demand.

23.	Inter-Company Balances

23.1	The Sellers shall procure that:

(A)	the Inter-Company Receivables and the amounts standing to the credit of any member of the Group in the Retained Group’s cash pooling arrangements; and

(B)	the Inter-Company Payables,

shall be settled prior to the date falling five (5) Business Days before the Completion Date.

23.2	The Sellers’ Representative shall, no later than the date five (5) Business Days before the Completion Date, deliver to the Purchasers’ Representative a schedule setting out the details of the Net Inter-Company Balance together with supporting documentation.

23.3	On Completion, the Sellers’ Representative, for itself and as agent for the members of the Retained Group, and the Purchasers’ Representative for itself and as agent for the members of the Group, shall settle the amounts if any due in respect of the Inter-Company Receivables and Inter-Company Payables as at Completion as follows:

(A)	if the outstanding Inter-Company Receivables and the amounts standing to the credit of any member of the Group in the Retained Group’s cash pooling arrangements are greater than the outstanding Inter-Company Payables (in each case, following set off pursuant to clause 23.1 above), the Sellers’ Representative shall pay an amount equal to the Net Inter-Company Balance as at Completion (on behalf of the Sellers) to the Purchasers’ Representative (on behalf of the Group); and

(B)	if the outstanding Inter-Company Payables are greater than the outstanding Inter-Company Receivables and the amounts standing to the credit of any member of the Group in the Retained Group’s cash pooling arrangements (in each case, following set off pursuant to clause 23.1 above), the Purchasers’ Representative shall pay an amount equal to the Net Inter-Company Balance as at Completion to the Sellers’ Representative (for the account of the Retained Group).

23.4	All payments to be made under clause 23.4 shall be made in immediately available funds in US$ without any set-off, restriction or condition and without any deduction or withholding (save only as may be required by law).

23.5	For the avoidance of doubt, the Inter-Company Trading Balances will be settled by the relevant parties to them in the ordinary course of trading, be that before or after Completion.

24.	Tail Insurance

24.1	Until Completion, the Sellers shall maintain any existing insurance policy which, as at the date of this Agreement, provides cover in respect of any member of the Group, provided that the Sellers shall be obliged only to maintain such cover as is generally available in the market on terms which are commercially reasonable.

24.2	The Sellers shall purchase tail third party liability insurance cover (including both professional and public liability) (the “Tail Insurance”):

(A)        which takes effect from Completion;

(B)        which as far as reasonably practicable shall be equivalent to, or an extension of, the coverage provided by the Sellers’ current annual professional indemnity and general liability/third party liability insurance policies maintained by the Aker Soho Business, which tail cover will entitle the Aker Soho Business and Purchasers’ Group to coverage in respect of certain errors, omissions or liabilities of the Aker Soho Business or asserted against any member of the Group or the Purchasers’ Group which took place or arose in respect of matters which occurred prior to Completion where a claim is made in writing to insurers within a period of five (5) years following the Completion Date;

(C)        which would be for individual claims or a series of claims arising from one single incident or attributable to one source or original cause of up to US$[…***…] above a deductible of US$[…***…] (such deductible shall be borne by the Aker Soho Business) and shall be deducted only once from each individual claim made under the Tail Insurance;

*

(D) with an aggregate cap on all claims for the entire five (5) year period of US$[…***…];	*

(E) which will have no retroactive date; and (F) which shall not be eroded or exhausted by claims against parties other than members of the Purchasers’ Group in respect of the Aker Soho Business.

24.3	Pursuant to the Tail Insurance:

(A)	the Sellers’ Representative shall select the insurers and structure of the tail insurance program (after prior consultation with the Purchasers’ Representative). Such insurers may include members of the Retained Group

* Confidential Treatment Requested

(whether such persons are insurers or are assuming the role of an insurer for the purposes of the Tail Insurance);

(B)	the Sellers’ Representative may, prior to Completion, at its election substitute external insurers with a captive insurance company (either by way of direct insurance or reinsurance of the existing insurance) or itself or other members of the Retained Group subject always to the Seller Guarantor guaranteeing the obligations of such captive insurance company or other member of the Retained Group in accordance with clause 24.4;

(C)	cover shall be issued to the members of the Group, and the Sellers shall use reasonable endeavours to procure that the Purchasers’ Representative or a member of the Purchasers’ Group nominated by it shall be named as an additional insured;

(D)	the Sellers and the Purchasers recognise that the insurance markets have demanded certain amendments of substance (including coverage restrictions) to the wordings of policies currently maintained in respect of the Aker Soho Business which will be implemented in the Tail Insurance. The parties will use all reasonable commercial efforts to minimise the extent of such amendments. The policy forms containing such amendments as at the date of this Agreement are set out in Appendix 8 (Policy forms); and

(E)	the claims counsel in respect of any claims thereunder shall be the current claims counsel in respect of the Sellers’ current policies, being CMS Cameron McKenna, or such other reputable firm as may be agreed between the Sellers’ Representative and the Purchasers’ Representative, provided that such other firm is experienced in handling insurance claims equivalent to those brought under the Tail Insurance and is independent of both the Sellers and the Purchasers.

24.4	For the avoidance of doubt, if a member of the Retained Group has any obligations to make any payments to a member of the Purchasers’ Group in its capacity as an insurer or in the role of an insurer under the Tail Insurance in accordance with clauses 24.3(A) or (B), such obligations shall be guaranteed by the Seller Guarantor in accordance with clause 21 (Seller Guarantee).

25.	Insurance

25.1	The Sellers shall use reasonable endeavours to procure that (at the Purchasers’ expense), immediately following Completion, the Group shall retain the benefit of and have access to any insurance policy written on an occurrence basis covering any member of the Group prior to Completion, including for claims that are reported following Completion. The Sellers shall (at the Purchasers’ expense) assist the Purchasers in obtaining coverage and payment for any such claims by the relevant insurers and shall:

(A)	at the Purchasers’ request, provide the Purchasers with all relevant details of the relevant policies; and

(B)	forward all communications received by it or any member of the Retained Group in respect of the same to the Purchasers.

25.2	The Sellers shall (at the Purchasers’ expense) procure that, where the terms of such policy allow, any insurance policy in the name of any member of the Retained Group which relates exclusively to one or more members of the Group shall be transferred to the relevant member of the Group following Completion. The Purchasers acknowledge that the terms of policies issued by way of “front” to any of the Retained Group’s global insurance programmes are likely to prohibit such transfer.

25.3	The Purchasers shall use reasonable endeavours to procure that (at the Sellers’ expense), immediately following Completion, the Retained Group shall retain the benefit of and have access to any insurance policy written on an occurrence basis covering any member of the Retained Group (other than the members of the Group) prior to Completion, including for claims that are reported following Completion. The Purchasers shall (at the Sellers’ expense) assist the Sellers in obtaining coverage and payment for any such claims by the relevant insurers and shall:

(A)	at the Sellers’ request, provide the Sellers with all relevant details of the relevant policies; and

(B)	forward all communications received by it or any member of the Purchasers’ Group in respect of the same to the Sellers.

25.4	The Purchasers shall (at the Sellers’ expense) procure that, where the terms of such policy allow, any insurance policy in the name of any member of the Group which relates exclusively to one or more members of the Retained Group shall be transferred to the relevant member of the Retained Group following Completion.

25.5	The Purchasers shall, in respect of the Retained Group’s workers compensation and automobile liability cover in the United States:

(A)	procure that the relevant member of the Group reimburses any payment in respect of a deductible/excess under such policies to the extent that such deductible/excess relates to claims relating to a member of the Group following Completion;

(B)	allow the Sellers’ insurance carriers for such policies (currently Liberty Mutual), reasonable access to the Books and Records of the Group reasonably required by such insurance carriers to allow for retroactive true-up of premiums and division of advances which are within the relevant policy excesses (and any premiums returned to a member of the Group which are properly for the account of a member of the Retained Group shall be passed on to the Sellers’ Representative, and any premiums returned to a member of the Retained Group which are properly for the account of a member of the Group shall be passed on to the Purchasers’ Representative); and

(C)

co-operate to the extent reasonably required by the Sellers or their insurance carriers to divide any collateral requirements in respect of such policies in a fair and reasonable way between the Group and the Retained Group. It is acknowledged that such collateral requirements currently amount to US$ 7,500,000 for the United States of America operations of the Retained Group (including the Group).

26.	Leases

26.1	The Sellers and the Purchasers shall comply with, or shall procure the compliance with, the provisions of Schedule 12 (Unassigned Properties).

26.2	No later than 31 December 2010, Aker Process BV shall give notice to the landlord to terminate the Zoetermeer Lease and shall promptly provide a copy of such notice to the Purchasers’ Representative.

26.3	The Sellers’ Representative and the Purchasers’ Representative shall cooperate and use all reasonable endeavours to obtain the Landlords’ Consents as soon as practicable after the date of this Agreement but in any event before Completion. In exercising all reasonable endeavours under this clause 26.3, the Sellers’ Representative shall cooperate with the Purchasers’ Representative at all times and each shall keep the other informed at all times of its progress in seeking and obtaining the Landlords’ Consents and shall take such steps as the other reasonably requests in order to obtain the Landlords’ Consents and shall procure the exercise of any rights under the relevant Leases. If any of the Landlords’ Consents have not been obtained by 15 January 2011, the Sellers’ Representative and the Purchasers’ Representative shall, without prejudice to their respective obligations to continue to use all reasonable endeavours to obtain such Landlords’ Consents before Completion, co-operate in good faith to develop a contingency plan to mitigate any adverse consequences of the failure to have obtained any Landlords’ Consents prior to Completion. The Sellers’ Representative and the Purchasers’ Representative shall each promptly after the date of this Agreement appoint an employee of appropriate seniority or advisor to coordinate the process by which the Landlords’ Consents are obtained.

26.4	Nothing in clause 26.3 shall relieve either party of its obligations under clause 26.1, the provisions of Schedule 12 (Unassigned Properties) applying in respect of those Specified Leasehold Properties which are Unassigned Properties (as defined in Schedule 12).

26.5	The Sellers’ Representative and the Purchasers’ Representative shall continue to use their reasonable endeavours after Completion:

(A)	to obtain any outstanding Landlords’ Consents; and

(B)	to ensure, in respect of those of the Specified Leasehold Properties which are not Unassigned Properties and for which Landlords’ Consents have not yet been obtained, that the relevant tenant of each such Specified Property may continue to occupy and use that property on the same terms as that tenant had done so before Completion.

27.	Further assurance

27.1	The Sellers shall, at their own cost, from time to time on request, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Purchasers which the Purchasers may reasonably consider necessary to give effect to the terms of this Agreement and the Share Purchase Documents.

27.2	The Purchasers shall at their own cost, from time to time on request do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Sellers as the Sellers may reasonably consider necessary to give effect to the terms of this Agreement and the Share Purchase Documents.

27.3	The Purchasers shall not, and shall procure that no member of the Purchasers’ Group shall, as a creditor of certain members of the Retained Group, object to the separation of the Aker Contractors Group from the Retained Group (as announced by the Seller Guarantor on 9 December 2010) pursuant to chapters 8, 12 or 14 of the Norwegian Public Limited Companies Act.

28.	Effect of Completion

Except as otherwise provided in this Agreement, any provision of this Agreement and the Share Purchase Documents which is capable of being performed after but which has not been performed at or before Completion and all Warranties, indemnities and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

29.	Remedies and waivers

29.1	Except as expressly provided in Schedule 4 (Limitations on the Sellers’ liability), no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or the Share Purchase Documents shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver thereof.

29.2	Except as expressly provided in Schedule 4 (Limitations on the Sellers’ liability), the single or partial exercise of any right, power or remedy provided by law or under this Agreement or any Share Purchase Document shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

29.3	Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

30.	No shop

30.1	In consideration of the Purchasers agreeing to purchase the Shares from the Sellers on the terms set out in this Agreement, the Seller Guarantor undertakes for itself and the members of the Retained Group (including, for the avoidance of doubt, the Sellers) and any of its or their respective directors, officers, employees, agents or representatives to refrain from soliciting, initiating, encouraging, accepting or responding to any enquiries, proposals or offers, including, without limitation, unsolicited offers, from any person, or participating in any discussions, conversations, negotiations or other communications with, or providing any confidential information to, any person, regarding or relating to any sale, assignment, transfer, encumbrance or distribution of all or any portion of the Group Shares, assets or contracts of the Aker Soho Business or any interests therein, whether by way of disposal, listing, spin-off, demerger, merger, consolidation, share issuance, share sale, asset sale or otherwise, during the period between the date of this Agreement and Completion or earlier termination of this Agreement, and to terminate promptly any such work which may not before have been terminated. The Sellers and the Seller Guarantor undertakes to promptly notify the Purchasers’ Representative of any offer, proposal, inquiry or contact and the terms thereof received after the date of this Agreement.

30.2	Nothing in clause 30.1 shall prevent the Seller Guarantor or a member of the Retained Group or their respective directors, officers, employees, agents or representatives from communicating to a third party their refusal to enter into the discussions, conversations, negotiations or other communications referred to therein.

31.	Intellectual property and trade name

31.1	The Sellers grant, and shall procure the grant by each relevant member of the Retained Group, (with effect from Completion), to the Purchasers’ Group, a non-exclusive, worldwide, fully-paid, royalty-free, irrevocable, perpetual, licence (with the right to sub-licence to any member of the Group) of all Intellectual Property Rights, and rights in Business Information owned by a Seller or a member of the Retained Group (save for the Excluded IP) which has been used (but not exclusively) by the Group, in the twelve (12) months prior to Completion in relation to the Aker Soho Business to use such Intellectual Property Rights and rights in Business Information to the same extent and in the same manner as it was used by the Group in the twelve (12) months prior to Completion.

31.2	The Purchasers grant, and shall procure the grant by each relevant member of the Group, (with effect from Completion) to the Retained Group a non-exclusive, worldwide, fully-paid royalty-free, irrevocable perpetual, licence (with the right to sub-licence) of all Intellectual Property Rights, and rights in Business Information owned by a member of the Group prior to Completion which has been used (but not exclusively) by, any member of the Retained Group in the twelve (12) months prior to Completion in relation to the business carried on by the Retained Group to use such Intellectual Property Rights and rights in Business Information to the same extent and in the same manner as it was used by the Group in the twelve (12) months prior to Completion.

31.3	The Purchasers shall procure that the members of the Group whose corporate name contains the words “Aker Solutions” or “Aker”, shall as soon as reasonably practicable following Completion and in any event within ninety (90) days of Completion, pass all required resolutions to change their corporate names to a name which does not include the words “Aker Solutions” or “Aker”, or any confusingly similar name and shall procure the prompt filing no later than fifteen (15) Business Days after the relevant resolution being passed, of the registration of the new name with the appropriate court or registry. Upon receipt of confirmation from the appropriate court or registry that such name change has been effected, the Purchasers shall provide the Sellers with written proof that such name change has been effected.

31.4	Subject to clause 31.6, the Purchasers shall procure that all members of the Group cease using all stationery which incorporates the names “Aker Solutions”, “Aker” or “JustCare” in any manner and shall destroy or delete from all stationery the words “Aker Solutions”, “Aker” or “JustCare” as soon as reasonably practicable following Completion and in any event within twelve (12) months of Completion.

31.5	Subject to clause 31.6, the Purchasers shall procure that all members of the Group cease using the names “Aker Solutions”, “Aker” or “JustCare” on existing stocks or sales literature, buildings, signage or vehicles and shall destroy or delete from all existing stocks or sales literature, buildings, signage or vehicles the words “Aker Solutions”, “Aker” or “JustCare” as soon as reasonably practicable following Completion and in any event within twelve (12) months of Completion.

31.6	The Purchasers shall procure that all members of the Group cease using the name “JustCare” as soon as reasonably practicable and in any event within twelve (12) months of Completion save that the Purchasers and the members of the Group shall have a non-exclusive, worldwide, royalty free licence to use the name “JustCare” in connection with projects which were awarded:

(A)	prior to Completion; or

(B)	after Completion, provided that the award was based on a tender submitted no later than three (3) months after Completion,

in each case, for the delivery period and the warranty period for that particular project.

31.7	The Purchasers acknowledge and agree that nothing in this Agreement shall transfer or licence (save in respect of the limited licence granted in this clause 31), or shall operate as an agreement to transfer or licence, any right, title or interest in or to the names and marks “Aker Solutions”, “Aker”, “JustCare” or any associated logo or device which the members of the Retained Group own, or any similar name or mark. Following Completion, the Purchasers shall not, and shall procure that no member of the Group shall, hold themselves out as being part of or in any way connected with the Retained Group.

31.8

The Purchasers acknowledge that all goodwill associated with the use of the names and marks “Aker Solutions”, “Aker” and “JustCare” by the Purchasers and members of the Group vests and shall vest in the Sellers and the Retained Group and that the Purchasers and members of the Group have no, and shall not by virtue of this Agreement obtain any, rights in any of the names and marks “Aker Solutions”, “Aker” and “JustCare” other than those expressly set out in this clause 31. The Purchasers undertake that they shall make no claim, and shall procure that no member of the Purchasers’ Group makes a claim, to such goodwill or, save as set out in this Agreement, to any rights in names Aker Solutions”, “Aker” and “JustCare”.

31.9	Without prejudice to the right of the Purchasers or any member of the Group to challenge the validity of any registrations of the marks “Aker Solutions”, “Aker” and “JustCare”, the Purchasers undertake not to, and shall procure that the members of the Group do not, commit or omit any act or pursue any course of conduct which may damage the goodwill or reputation attaching to any of the marks “Aker Solutions”, “Aker” and “JustCare”, tend to bring such marks into disrepute, distort or damage the image associated with such marks, prejudice the validity or enforceability of any such marks or dilute or reduce the value or strength of any of the marks or any registrations thereof.

31.10	The Purchasers acknowledge and agree that if any Purchaser or any member of the Group breaches any of the provisions of clauses 31.8 or 31.9 in any material respect, the Sellers shall be entitled to terminate the licences granted pursuant to clauses 31.4, 31.5 and 31.6.

31.11	Without prejudice to the provisions of clause 31.7 above or the trade mark rights of the Retained Group, the Purchasers shall procure that for:

(A)	a minimum period of five (5) years following Completion; and

(B)	thereafter for so long as any member of the Retained Group continues to retain an interest in the names “Aker Solutions”, “Aker”, “JustCare” or any associated logo or device,

no member of the Purchasers’ Group shall use the names “Aker Solutions”, “Aker”, “JustCare”, any associated logo or device or any confusingly similar name or mark.

31.12	Without prejudice to the rest of this clause 31, the parties agree to co-operate to discuss in good faith an arrangement whereby, for a period of up to twelve (12) months after Completion, the Group may trade under a brand name incorporating the names “Aker” and “Jacobs”.

32.	Assignment

32.1	Any party may at any time assign all or any part of the benefit of, or its rights or benefits under, this Agreement to another member of the Retained Group (in the case of an assignment by the Sellers or the Sellers’ Representative) or the Purchasers’ Group (in the case of an assignment by the Purchasers or the Purchasers’ Representative) provided that:

(A)	if such assignee subsequently ceases to be a member of the Retained Group or the Purchasers’ Group (as applicable), the Sellers’ Representative or the Purchasers’ Representative (as applicable) shall procure that prior to its ceasing to be so such assignee reassigns to a member of the Retained Group or the Purchasers’ Group (as applicable) so much of the rights and benefits under this Agreement as have been assigned to it; and

(B)	no assignment pursuant to clause 32.1 shall vary the obligations, increase the liability or reduce the rights of any party to this Agreement other than the party making the assignment.

32.2	Save as provided in clause 32.1, no party shall assign or purport to assign all or any part of the benefit of, or its rights or benefits under, this Agreement.

32.3	No party shall make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement.

32.4	No party shall sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement.

32.5	A party may disclose to a proposed assignee information in its possession relating to the provisions of this Agreement, the subject matter of this Agreement and the other party which it is necessary to disclose for the purposes of a proposed assignment in accordance with clause 32.1, notwithstanding the provisions of clause 36 (Confidentiality). That disclosure shall be made only after notice has been given to the other party of the identity of the proposed assignee.

33.	Entire Agreement

33.1	This Agreement and the Share Purchase Documents constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares. In entering into this Agreement and the Share Purchase Documents, each party to this Agreement acknowledges that it is not relying upon any pre-contractual statement which is not expressly set out in this Agreement or any of the Share Purchase Documents.

33.2	Except in the case of fraud by the relevant party in the context of the Transaction, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in the Share Purchase Documents.

33.3	For the purposes of this clause 33, “pre contractual statement” means any draft, agreement, undertaking, representation, statement of intent, statement of expressed opinion, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement and the Share Purchase Documents made or given by any person at any time prior to the date of this Agreement.

33.4	This Agreement may only be varied in writing signed by each of the parties.

34.	Notices

34.1	Except as otherwise provided in this Agreement, a notice under this Agreement shall only be effective if it is in writing. E-mail is permitted, provided the notice is sent also by courier to the address set out in clause 34.2.

34.2	Notices under this Agreement shall be sent to a party to this Agreement at its address or number and for the attention of the individual set out below:

Party	For the attention of	Address	E-mail address
Jacobs Engineering Group Inc.	[...***...]	1111 South Arroyo Parkway Pasadena CA 91105USA	[...***...]	*

Jacobs Australia Pty Limited	As above	As above	As above

Jacobs Engineering Deutschland GmbH	As above	As above	As above

Jacobs Engineering U.K. Limited	As above	As above	As above

Jacobs Nederland BV	As above	As above	As above

Jacobs Engineering Singapore Pte. Ltd.	As above	As above	As above

Aker P&C Group AS	[...***...]	Aker Solutions Headquarters (Aker Hus), Snarøyveien 36, 1364 Fornebu, Norway	[...***...]	*

Aker Solutions BV	As above	As above	As above

Aker Process BV	As above	As above	As above

Aker Solutions ASA	As above	As above	As above

Provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause 34. That notice shall only be effective on the day falling five (5) clear Business Days after the notification has been received or such later date as may be specified in the notice.

34.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery; and

(B)	if sent by e-mail, when despatched.

* Confidential Treatment Requested

34.4	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

34.5	The provisions of this clause 34 shall not apply in relation to the service of Service Documents.

34.6	The Sellers’ Representative shall have full authority to bind the Sellers for the purposes of this Agreement and signature of this Agreement by the Sellers constitutes their warranty that the Sellers’ Representative is so authorised to act on their behalf.

34.7	The Purchasers’ Representative shall have full authority to bind the Purchasers for the purposes of this Agreement and signature of this Agreement by the Purchasers constitutes their warranty that the Purchasers’ Representative is so authorised to act on their behalf.

35.	Announcements

35.1	No public announcement concerning the sale of the Shares or any ancillary matter shall be made by either party to this Agreement without the prior written approval of the other, such approval not to be unreasonably withheld or delayed. This clause 35.1 does not apply in the circumstances described in clause 35.2.

35.2	Either party may, after notice to the other party if legally and practically possible, make an announcement concerning the sale of the Shares or any ancillary matter if required by:

(A)	law or regulation; or

(B)	any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject or submits, wherever situated, whether or not the requirement has the force of law,

in which case the party concerned shall take reasonable and practical steps in the circumstances to agree the contents of such announcement with the party before making such announcement.

35.3	The restrictions contained in this clause 35 shall continue to apply after Completion or termination of this Agreement without limit in time.

36.	Confidentiality

36.1	Each party to this Agreement shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to:

(A)	the provisions of this Agreement;

(B)	the negotiations relating to this Agreement;

(C)	the subject matter of this Agreement; or

(D)	the other party,

and the Purchasers shall also treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to the Retained Group (including, for the avoidance of doubt, until Completion, the Group) and the Sellers shall also treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to the Purchasers’ Group.

36.2	Notwithstanding the other provisions of this clause 36, either party may disclose confidential information:

(A)	if and to the extent required by law or for the purpose of any Proceedings;

(B)	if and to the extent required by any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject or submits, wherever situated, whether or not the requirement for information has the force of law (including, without limitation, for any Tax filings or clearances);

(C)	if and to the extent required to vest the full benefit of this Agreement in that party;

(D)	to its professional advisers, auditors and bankers;

(E)	if and to the extent the information has come into the public domain through no fault of that party; or

(F)	if and to the extent the other party has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.

Any information to be disclosed pursuant to clauses 36.2(A) or clauses 36.2(B) shall, to the extent legally and practically possible, be disclosed only after notice to the other party.

36.3	The restrictions contained in this clause 36 shall continue to apply after Completion or termination of this Agreement without limit in time.

37.	Costs and expenses

37.1	Except as otherwise stated in any other provision of this Agreement or the Share Purchase Documents, each party to this Agreement shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this Agreement, the Share Purchase Documents and all other documents referred to in this Agreement.

37.2

The Purchasers shall pay (or, if they are not able to so pay, account to the Sellers for) any stamp, documentary, registration or other transfer taxes and any notarial or similar fees or charges (and, in each case, any interest and penalties in respect thereof) arising in connection with the sale of the Shares, this Agreement or any of the Share Purchase Documents (other than the Pre-Completion Restructuring Agreements under which any such stamp, documentary, registration or other transfer taxes and any notarial or similar fees or charges (and, in each case, any interest and penalties in respect thereof) shall be borne by the relevant members of the Retained Group).

38.	VAT

Unless this Agreement provides otherwise, if anything done under this Agreement is a supply on which VAT is chargeable, the recipient of that supply shall, on receipt of a valid VAT invoice from the maker of that supply, pay to the maker of it (in addition to any other amounts payable under this Agreement) an amount equal to any VAT so chargeable for which the maker of the supply is liable to account, provided that this clause 38 shall not require any additional payment to be made as regards or in respect of the Break Fee or any supply in respect of which the Break Fee is consideration.

39.	Counterparts

39.1	This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

39.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

40.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

41.	Contracts (Rights of Third Parties) Act 1999

41.1	Certain clauses (the “Third Party Rights Clauses”) confer a benefit on the Purchasers’ Indemnified Persons or the Sellers’ Indemnified Persons, not all of whom are party to this Agreement. Subject to the remaining provisions of this clause, it is intended that the Third Party Rights Clauses be enforceable by the Purchasers’ Indemnified Persons and the Sellers’ Indemnified Persons (as appropriate) by virtue of the Contracts (Rights of Third Parties) Act 1999.

41.2	The parties to this Agreement do not intend that any term of this Agreement, apart from the Third Party Rights Clauses, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

41.3	Notwithstanding the provisions of clause 41.1, this Agreement may be rescinded or varied in any way and at any time by the parties to this Agreement without the consent of any of the Purchasers’ Indemnified Persons or the Sellers’ Indemnified Persons.

41.4	Notwithstanding clause 41.1, any Proceedings which a Sellers’ Indemnified Person or Purchasers’ Indemnified Person intends to bring in respect of any of the Third Party Rights Clauses shall be brought by the Purchasers or Sellers on behalf of the Purchasers’ Indemnified Persons or the Sellers’ Indemnified Persons, and any provisions of this Agreement which limit the Sellers’ or Seller Guarantor’s liability to the Purchasers shall limit their liability to the Purchasers’ Indemnified Persons to the same extent.

42.	Choice of governing law

This Agreement shall be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

43.	Jurisdiction

43.1	The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any Proceedings shall be brought in the English courts.

43.2	Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of proceedings in the English courts. Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

43.3	Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts.

44.	Agent for service

44.1	The Sellers and the Seller Guarantor each irrevocably appoint Aker Business Services Limited of Phoenix House, Surtees Business Park, Stockton-on-Tees TS18 3HR, United Kingdom to be its agent for the receipt of Service Documents. The Sellers and the Seller Guarantor each agree that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

44.2	If the agent referred to in clause 44.1 at any time ceases for any reason to act as such, the Sellers and/or the Seller Guarantor (as appropriate) shall appoint a replacement agent having an address for service in England or Wales and shall notify the Purchasers’ Representative of the name and address of the replacement agent. Failing such appointment and notification, the Purchasers’ Representative shall be entitled by notice to the Sellers’ Representative to appoint a replacement agent to act on behalf of the Sellers and/or the Seller Guarantor (as appropriate).

44.3	A copy of any Service Document served on an agent pursuant to clause 44.1 shall be sent by post to the relevant Seller and/or the Sellers’ Representative. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

44.4	The Purchasers (other than Jacobs Engineering U.K. Limited) and the Purchaser Guarantor irrevocably appoint Jacobs Engineering U.K. Limited of 1180 Eskdale Road, Winnersh, Wokingham, Berkshire RG41 5TU to be its agent for the receipt of Service Documents. The Purchasers agree that any Service Document may be effectively served on them in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

44.5	If the agent referred to in clause 44.4 at any time ceases for any reason to act as such, the Purchaser shall appoint a replacement agent having an address for service in England or Wales and shall notify the Sellers’ Representative of the name and address of the replacement agent. Failing such appointment and notification, the Sellers’ Representative shall be entitled by notice to the Purchasers’ Representative to appoint a replacement agent to act on behalf of the Purchasers and/or the Purchaser Guarantor (as appropriate).

44.6	A copy of any Service Document served on an agent pursuant to clause 44.4 shall be sent by post to the relevant Purchaser and/or the Purchasers’ Representative. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

44.7	The provisions of this clause 44 apply to service on an agent equally to service on a replacement agent.

Schedule 1

(Conditions to Completion)

1.	Competition consents

(A)	Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

(B)	Either:

(i)	the Purchasers shall have received an advance ruling certificate under subsection 102(1) of the Canadian Competition Act in respect of the Transaction; or

(ii)	(a) the waiting period under subsection 123(1) of the Canadian Competition Act shall have expired or been terminated early by the Canadian Commissioner of Competition, or the Canadian Commissioner of Competition shall have waived the obligation of the parties to submit a notification in accordance with paragraph 113(c) of the Canadian Competition Act, and (b) the Purchasers shall have received written confirmation from the Canadian Commissioner of Competition that she does not intend, at such time, to apply to the Competition Tribunal for an order in respect of the Transaction.

2.	Pre-Completion Reorganisation Steps

The Pre-Completion Reorganisation Agreements having become effective in accordance with their terms.

3.	MOFCOM

Aker Process BV shall have received approval of MOFCOM for the sale of the Shares in Aker Projects (Shanghai) Company Limited to the relevant Purchaser pursuant to the terms and conditions set forth in this Agreement and MOFCOM shall have issued the official approval letter for the sale and such equity transfer shall have been registered with the Shanghai Administration of Industry and Commerce.

Schedule 2

(Completion arrangements)

Part A

(Sellers’ obligations)

At Completion, the Sellers shall:

1.	deliver to the Purchasers’ Representative or the Purchaser’s Solicitors:

(A)	a counterpart of the Tax Covenant duly executed by the Sellers;

(B)	if the same has been agreed between the parties, a counterpart of the Transitional Services Agreement in the form agreed to by the parties duly executed by Aker Business Solutions Inc.;

(C)	if the same has been agreed between the parties, a counterpart of the Transitional Personnel Access Agreement in the form agreed to by the parties duly executed by the relevant member of the Retained Group;

(D)	if the same has been agreed between the parties, a counterpart of the Agreement to be entered into in accordance with clause 19.10 executed by the relevant member(s) of the Retained Group;

(E)	a counterpart of the Escrow Agreement duly executed by the Sellers and the Escrow Agent, and/or a Sellers’ Bank Guarantee(s) duly executed by a reputable European bank;

(F)	duly executed transfers (notarised if applicable) in respect of the Shares in favour of each Purchaser as provided in Schedule 6 and share certificates (or equivalent instruments, to the extent applicable and relevant) for the Shares in the name of the relevant transferors and any power of attorney under which any transfer is executed on behalf of a Seller or any nominee;

(G)	a copy of the Supplemental Disclosure Letter (if any) signed by the Sellers’ Representative together with an electronic copy of any documents disclosed in the Data Room since the date of this Agreement;

(H)	duly executed copies of those Landlords’ Consents which have been obtained by Completion; and

(I)	such Property Transfers as have been obtained prior to Completion in accordance with Schedule 12 (Unassigned Properties);

2.	deliver to the Purchasers (or make available to the Purchasers at the registered office of the relevant member of the Group): a copy of the minutes of duly held meetings of the directors of the Sellers authorising the execution by the Sellers of this Agreement and each of the Share Purchase Documents to which the relevant Seller is a party (such copy minutes being certified as correct by the general counsel of the Sellers’ Representative);

3.	if so required by the Purchasers (having given not less than five (5) Business Days’ notice of the same, procure the present directors and secretary (if any) of each member of the Group (other than any director or secretary whom is employed by any member of the Group or whom the Purchasers may wish should continue in office) to resign their offices as such and to relinquish any rights which they may have under any statutory provision including any right to damages for wrongful dismissal, redundancy payment or compensation for loss of office or unfair dismissal or otherwise, such resignations to be tendered at the board meetings referred to in paragraph 4 of this Schedule;

4.	to the extent that such meetings have not taken place prior to Completion, procure board meetings of each Company and of each Subsidiary to be held at which:

(A)	in the case of the Companies, it shall be resolved that the transfers of the Shares to the Purchasers and/or their nominees are to take effect as at the Completion Date and be approved for registration and (subject only to the transfer being duly stamped) (if necessary) each transferee be registered as the holder of the Shares concerned in the register of members;

(B)	each of the persons nominated by the Purchasers within five (5) Business Days prior to the Completion Date shall be appointed directors and/or secretary, as the Purchasers shall direct, such appointments to take effect immediately after Completion;

(C)	the resignations of the directors and secretary (if any) referred to in paragraph 3 of this Schedule shall be tendered and accepted so as to take effect at the close of the meeting and each of the persons tendering his resignation shall deliver to the relevant member of the Group an acknowledgement executed as a deed that he has no claim against any member of the Group for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other account whatsoever and that no agreement or arrangement is outstanding under which any member of the Group has or could have any obligation to him, and procure that minutes of each duly held board meeting, certified as correct by the secretary or a director of the relevant company, and the resignations and acknowledgements referred to are delivered to the Purchaser’s Solicitors; and

(D)	all existing mandates for the operation of the bank accounts of the Group shall be revoked and new mandates issued giving authority to persons nominated by the Purchaser;

5.	pay to the Purchasers’ Representative an amount equal to the Net Inter-Company Balance if so required in accordance with clause 23.4; and

6.	deliver a certificate (or equivalent confirmation) evidencing the Tail Insurance.

Part B

(Purchasers’ obligations)

At Completion, the Purchasers shall:

1.	pay to the Sellers’ Representative by way of wire transfer in immediately available funds the Initial Purchase Price (together with any interest payable by the Purchasers to the Sellers pursuant to clause 7.7) less the Escrow Amount;

2.	if:

(A)	the entire Escrow Amount is to be paid into the Escrow Account, pay to the Escrow Account by way of wire transfer in immediately available funds the Escrow Amount; or

(B)	the Sellers’ Representative has delivered Sellers’ Bank Guarantee(s) to the Purchaser Guarantor pursuant to Part A paragraph 1(E) above in respect of the entire Escrow Amount, pay the Sellers’ Representative by way of wire transfer in immediately available funds the Escrow Amount; or

(C)	if the Sellers’ Representative has delivered a Sellers’ Bank Guarantee to the Purchaser pursuant to Part A paragraph 1(E) above in respect of part only of the Escrow Amount, pay:

(i)	the Sellers’ Representative by way of wire transfer in immediately available funds the amount of the Escrow Amount represented by such Sellers’ Bank Guarantee(s); and

(ii)	to the Escrow Account by way of wire transfer in immediately available funds that proportion of the Escrow Amount not represented by such Sellers’ Bank Guarantee(s);

3.	deliver to the Sellers’ Representative or the Sellers’ Solicitors:

(A)	a copy (certified by the corporate secretary of the Purchaser Guarantor to be a true copy of a resolution in force at Completion) of the resolution of the directors of the Purchaser Guarantor authorising the execution by the Purchasers of this Agreement and each of the Share Purchase Documents to which the Purchaser Guarantor and the Purchasers are a party;

(B)	a counterpart of the Tax Covenant duly executed by the Purchasers;

(C)	any necessary notarised documentation required in connection with the delivery of the transfers by the Sellers referred in paragraph 1(F) of Part A of this Schedule;

(D)	if the same has been agreed between the parties, a counterpart of the Transitional Services Agreement in the form agreed to by the parties duly executed by the relevant member(s) of the Purchasers’ Group;

(E)	if the same has been agreed between the parties, a counterpart of the Transitional Personnel Access Agreement in the form agreed to by the parties duly executed by the relevant member(s) of the Purchasers’ Group;

(F)	if the same has been agreed between the parties, a counterpart of the Agreement to be entered into in accordance with clause 19.10 executed by the relevant member(s) of the Group;

(G)	a counterpart of the Escrow Agreement duly executed by the Purchasers, unless the Sellers’ Representative has delivered the Sellers’ Bank Guarantee(s) to the Purchaser pursuant to Part A paragraph 1(E) above; and

(H)	if the same is delivered by the Sellers’ Representative, a copy of the Supplemental Disclosure Letter signed in acknowledgement by the Purchasers’ Representative;

4.	pay to the Sellers’ Representative an amount equal to the Net Inter-Company Balance if so required in accordance with clause 23.4; and

5.	if applicable, comply with its obligations under clause 3.13(B).

Schedule 3

(Warranties)

Part A

Fundamental Warranties

1.	Ownership of the Shares and the Group Shares

1.1	Each of the Sellers is the sole legal and beneficial owner of the Shares set out opposite its name in Schedule 6 (Ownership of Shares).

1.2	Each of the Companies is the sole legal and beneficial owner of the Group Shares set out opposite its name in Part B of Schedule 8 (Basic information about the Group).

1.3	There is no Encumbrance on, over or affecting the Group Shares or any of them and there is no agreement or commitment to give or create any Encumbrance over any of the Group Shares and no claim has been made by any person to be entitled to any Encumbrance over any of the Group Shares.

2.	Power, Capacity and Authority of the Sellers, the Seller Guarantor and the relevant members of the Retained Group

2.1	Each of the Sellers, the Seller Guarantor and each relevant member of the Retained Group has the requisite power and authority to enter into and perform this Agreement and each of the Share Purchase Documents to which it is a party and each other document required to be executed or entered into by it pursuant to this Agreement or any of the Share Purchase Documents and has taken all necessary action to authorise the execution and performance of their respective obligations under this Agreement and each of the Share Purchase Documents to which it is a party and each other document required to be executed or entered into by it pursuant to this Agreement or any of the Share Purchase Documents.

2.2	The obligations of each of the Sellers and the Seller Guarantor under this Agreement constitute, and the obligations of each of the Sellers, the Seller Guarantor and each relevant member of the Retained Group under the Share Purchase Documents will when delivered, constitute binding obligations of each of the Sellers, the Seller Guarantor and each relevant member of the Retained Group in accordance with their respective terms.

2.3	The execution and delivery of, and the performance by each of the Sellers, the Seller Guarantor and each relevant member of the Retained Group of their respective obligations under, this Agreement and the Share Purchase Documents will not:

(A)	result in a breach of any provision of the constitutional documents of any Seller, the Seller Guarantor or any member of the Retained Group;

(B)	result in a breach of any order, judgment or decree of any court or Governmental Authority to which any Seller, the Seller Guarantor or any member of the Retained Group is a party or by which any Seller, the Seller Guarantor or any member of the Retained Group is bound; or

(C)	require the consent of the shareholders or bondholders of any Seller, the Seller Guarantor or any member of the Retained Group.

3.	Group structure

3.1	The Group Shares have been validly issued and allotted and are fully paid up.

3.2	Except as otherwise set forth in column 4 of Schedule 6 (Ownership of Shares), the Group Shares represent all of the issued and outstanding share capital of the Companies and the Subsidiaries. Other than the Group Shares, none of the Companies or Subsidiaries has in issue any securities of any nature.

3.3	There is no agreement or commitment outstanding which calls for the allotment or issue of, or accords to any person the right to call for the allotment or issue of, any of the Group Shares or any debentures in or securities of any member of the Group.

3.4	Part B of Schedule 8 (Basic information about the Group) lists all the Subsidiaries and no member of the Group has any interest in any other body corporate or undertaking which is not a member of the Group and so listed.

3.5	The information given in Part A of Schedule 8 (Basic information about the Group) and Part B of Schedule 8 (Basic information about the Group) is true and accurate in all respects.

3.6	The structure chart of the Group set out in Appendix 11 (Structure chart) is, in respect of the Group (prior to the Pre-Completion Reorganisation Steps having been effected), true and accurate in all respects.

4.	Absence of certain business practices

4.1	So far as the Sellers are aware, between 1 January 2003 and 31 December 2006 no member of the Group nor any present or former director, officer or employee of any member of the Group nor any third party acting on behalf of the Group has, and since 1 January 2007, no member of the Group, no present director of any member of the Group nor, so far as the Sellers are aware, any former director, officer or employee of any member of the Group nor any third party acting on behalf of the Group has:

(A)	in dealings on behalf of the Group with a Governmental Authority, political party, political party official, or any officers or employees acting on behalf of a Governmental Authority directly or indirectly given, offered or received or agreed to offer, give or receive any bribe or inducement (whether direct or indirect); or

(B)	committed or attempted to commit (either themselves or in agreement with others) any other corrupt act or act,

in each case in violation of any applicable law, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and other analogous local laws.

4.2	So far as the Sellers are aware, between 1 January 2003 and 31 December 2006 no member of the Group nor any present or former director, officer or employee of any member of the Group nor any third party acting on behalf of the Group has, and since 1 January 2007, no member of the Group, no present director of any member of the Group nor, so far as the Sellers are aware, any former director, officer, or employee, of any member of the Group (in relation to the affairs of the Group) nor any third party acting on behalf of the Group has, whether acting as principal or agent, received or agreed or attempted to receive the proceeds of or profits from a crime or knowingly agreed to assist any person to retain the benefits of a crime (other than in respect of Intellectual Property Rights and Technology which are addressed in paragraph 21 of this Schedule 3).

4.3	The Seller Guarantor has in place adequate procedures and mechanisms for reporting a violation or suspected violation of the same by any member of the Group with a view to ensuring that all such reports are fully investigated and acted upon appropriately.

4.4	So far as the Sellers are aware, there are no current inquiries by a Governmental Authority regarding any fraudulent or corrupt activity involving the Group or assets of the Group.

5.	Sanctions

No member of the Group nor, so far as the Sellers are aware, any of their respective officers, consultants, agents or employees is currently or has since 1 January 2006 been subject to:

(A)	any United States sanctions administered by OFAC (including but not limited to the designation as a “specially designated national or blocked person” thereunder); or

(B)	any sanctions or requirements imposed by the United States of America in respect of commerce with Burma, Cuba, Iran, North Korea, Sudan or Syria,

(collectively, the “Sanctions Laws and Regulations”), as a result of which any member of the Group or, so far as the Sellers are aware, any of their respective officers, consultants, agents or employees are in violation of any Sanctions Laws and Regulations.

6.	Health, Safety and the Environment

6.1	In this paragraph 6:

“Environment”	means the natural and man-made environment and all or any of the following media, namely air (including, air within buildings and the air within other natural or man-made structures above or below ground), water (including water under or within land or in drains or sewers and inland waters), land and any living organisms or systems supported by those media;

“Hazardous Material”	means any material, substance or organism which, alone or in combination with others, are capable of causing harm to man or to the Environment or any other organism supported by the Environment, including radioactive substances and asbestos containing materials;

“HSE Laws”	means all applicable statutes and other laws which relate to HSE Matters and were in force and binding on the relevant member of the Group at any time from 1 January 2007 through to the date of this Agreement;

“HSE Matters”	means:

(i) the release, spillage, deposit, escape, discharge, leak, emission, migration or presence of Hazardous Material or Waste; or

(ii) the creation of noise, vibration, radiation, common law or statutory nuisance; or

(iii) worker health and safety; or

(iv) protection of natural resources; or

(v) other matters relating to the protection of the Environment arising out of the manufacturing, processing, treatment, keeping, handling, use (including as a building material), possession, supply, receipt, sale, purchase, import, export or transportation of Hazardous Material or Waste;

“HSE Permits”	means any permit, licence (including statutory licences), consent or authorisation of any Governmental Authority required by HSE Laws as at the date of this Agreement which are material to the operation of the Aker Soho Business by any member of the Group; and

“Waste”	means any waste, including any by-product of an industrial process and any other material of any physical form which is discarded, disposed of, soiled, abandoned, unwanted or surplus irrespective of whether it is capable of being recovered or recycled or has any value.

6.2	All members of the Group have obtained, are currently complying, and since 1 January 2007 have complied in all material respects with all HSE Permits and all HSE Permits are in full force and effect.

6.3	So far as the Sellers are aware all members of the Group have complied in all respects since 1 January 2007 with all HSE Laws which are material to the carrying out of the Aker Soho Business and so far as the Sellers are aware, there are no facts or circumstances which would lead to any breach of or liability under any HSE Law which is material to the carrying out of the Aker Soho Business.

6.4	So far as the Sellers are aware, there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of any HSE Permit.

6.5	No member of the Group has received any written notice from any relevant authority under HSE Laws that such member of the Group has any material liability under HSE Laws in respect of HSE Matters arising or existing as at or prior to the date of this Agreement.

6.6	So far as the Sellers are aware all information provided by or on behalf of the Group to any relevant authority under HSE Laws and all records and data required to be maintained by the Group under the HSE Laws are complete and accurate in all material respects as necessary to comply with HSE Laws.

6.7	So far as the Sellers are aware, there are no Hazardous Materials at, on or under, nor have any Hazardous Materials been released, spilled, deposited, discharged, leaked, or emitted at, or escaped or migrated from, any of the Properties during the Group’s ownership of such Property and in circumstances which could reasonably be expected to give rise to liability under HSE Laws other than lawful releases and deposits in accordance with HSE Laws.

6.8	So far as the Sellers are aware there are, and have been, no underground storage tanks, unlined storage treatment or disposal areas for Hazardous Materials or Waste (whether permitted by HSE Laws or otherwise) present or carried out at, on or under any of the Properties. So far as the Sellers are aware there are no polychlorinated biphenyls or asbestos containing materials at, on or under any of the Properties other than those identified and managed in accordance with HSE Laws.

6.9	There have been no material claims, investigations, prosecutions or other proceedings (which for the avoidance of doubt shall exclude routine inspections by Governmental Authorities) since 1 January 2007 against any member of the Group relating to any material HSE Matter which is material to the operation of the Aker Soho Business or occupation of any of the Properties by the Aker Soho Business or for any material breach or alleged material breach of any HSE Permits or HSE Laws and so far as the Sellers are aware, there are no facts or circumstances which may lead to any such claims, investigations, prosecutions or other proceedings.

6.10	So far as the Sellers are aware no member of the Group has or is expected to have any material liability under any HSE Laws by reason of it having owned, occupied or used any previous properties.

6.11	Copies of all:

(A)	HSE programs (including companion forms, HSE training programs and HSE training records);

(B)	HSE organisation chart(s); and

(C)	lists of internal and external HSE recognition and reward programs,

relating to the Aker Soho Business are set out in folders 1.2.2.15.1, 1.2.2.15.2, 1.2.2.15.3, 1.2.3.15.1, 1.2.3.15.2, 1.2.3.15.3, 1.3.2.15.1, 1.3.2.15.2, 1.3.2.15.3, 1.4.2.15.1, 1.4.2.15.2, 1.5.1.15.1, 1.7.2.15.1, 1.7.2.15.2, 1.7.2.15.3, 1.8.2.15.1 and 1.8.2.15.2 in Soho III.

Part B

Non-Fundamental Warranties

7.	Tax

The accounts and Tax

For the purposes of this paragraph 7 only, “material” shall operate in the context of the member of the Group in question, without having any regard to materiality as used throughout this Agreement and/or in the context of the Transaction.

The accounts and Tax

7.1	No member of the Group has any material liability for Tax in any part of the world:

(A)	assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Reference Date; or

(B)	referable to transactions effected on or before the Reference Date,

required to be provided for, disclosed or referred to in the Reference Date Accounts that is not provided for, disclosed or referred to in the Reference Date Accounts.

7.2	The Reference Date Accounts make proper provision or reserve as required by the Accounts Rule Book for any period ending on or before the date to which they were drawn up for all Tax assessed or liable to be assessed on any member of the Group, or for which the relevant member of the Group is accountable at that date, whether or not that member of the Group has (or may have) the right of reimbursement against any other person.

Tax events since the Reference Date

7.3	Since the Reference Date:

(A)	there has been no disposal of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for Tax purposes; and

(B)	no event has occurred which will give rise to a Tax liability to any member of the Group calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in any member of the Group becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another person, firm or company (other than any other member of the Group).

Tax returns, disputes, records and claims, etc.

7.4	Each member of the Group has within applicable time limits made or caused to be made all proper returns, notifications, computations, registrations and payments required to be made, and has supplied or caused to be supplied all information required to be supplied, to any Tax Authority

7.5	Each member of the Group has preserved or retained (as the case may be) all material records and documentation which it is obliged to hold, preserve or retain under any Tax statute.

7.6	There is no current dispute or disagreement outstanding nor, so far as the Sellers are aware, is there any investigation, enquiry, audit or non-routine visit contemplated or planned with any Tax Authority regarding liability or potential liability to any Tax recoverable from any member of the Group or regarding the availability of any Relief from Tax to any member of the Group or any repayment of Tax (including any repayment supplement or interest in respect of it).

7.7	No member of the Group has since 1 January 2007 paid or become liable to pay, and, so far as the Sellers are aware, there are no circumstances by reason of which it or they may become liable to pay to any Tax Authority, any penalty, fine, surcharge or interest in respect of any Tax (including in respect of any failure to make any return, give any notice or supply any information to any relevant Tax Authority or to pay any Tax on the due date for payment).

7.8	Each member of the Group has duly submitted all claims, disclaimers and elections to the relevant Tax Authority in respect of Tax the making of which has been assumed for the purposes of the Reference Date Accounts.

VAT

7.9	Each member of the Group has, in the three (3) years prior to the date of this Agreement, complied with any obligations to register for the purposes of VAT and has complied in all material respects with its obligations under any Tax legislation relating to VAT.

7.10	The Disclosure Letter contains full details of each group registration for the purposes of VAT, including details of the representative member and each member of the Group which has, or has been, in the period of three (3) years ending with the date of Completion, a member of that group.

7.11	Each member of the Group which is (or is treated by any Tax Authority as being) in a group registration for VAT purposes has accounted to the representative member of the relevant group for all material VAT that is properly attributable to it.

7.12	No member of the Group has within the last three (3) years been a member of a group for the purposes of VAT the members of which included any company that was not at that time a member of the Group.

7.13	Full, complete, correct and up-to-date records, invoices and other documents appropriate or required for the purposes of any Tax legislation relating to VAT have, in the three (3) years prior to the date of this Agreement, been made, given, obtained and kept.

7.14	No member of the Group has made any exempt supplies in its current or preceding VAT period.

7.15	In relation to supplies of services made to and received from businesses resident in EU Member States, each member of the Group has reviewed its accounting system and taken all steps necessary to ensure that it is able to meet the new VAT invoicing and reporting requirements that took effect from 1 January 2010 (to the extent that is subject to those reporting requirements).

Deductions and withholdings

7.16	Each member of the Group has made all material deductions and retentions of or on account of Tax as it was or is obliged or entitled to make and all such payments of or on account of Tax as should have been made to any Tax Authority in respect of such deductions or retentions.

7.17	No member of the Group has received any notice from any Tax Authority which required or will or may require such member to withhold Tax from any payment made since the Reference Date or which will or may be made after the date of this Agreement.

Employment-related Taxation

7.18	In this paragraph 7.18, “employee” means an employee of any member of the Group or any person who is, has been or could be, treated as an employee of any member of the Group for Tax purposes by any Tax Authority.

(A)	All material amounts payable to any Tax Authority since 1 January 2007 in respect of any employee (including any Tax deductible from any amounts paid to an employee, and any national insurance, social fund or similar contributions required to be made in respect of employees) due and payable by any member of the Group have been duly paid and each member of the Group has made all such deductions and retentions as should have been made under applicable laws or regulations.

(B)	Details of all employee benefits schemes approved by any Tax Authority (“Approved Schemes”) have been provided to the Purchaser. So far as the Sellers are aware there are no circumstances under which any Tax Authority may withdraw approval of any such Approved Scheme.

(C)

Since the Reference Date, no employment related securities or securities options (as defined in Part 7 of the Income Tax (Earnings and Pensions) Act 2003 or, to the extent applicable, any similar or analogous provision under any relevant foreign Tax statute) (including Group Shares and options over them)

have been issued, granted or transferred in respect of employment or office with the Group.

Stamp duties and transfer taxes

7.19	All documents which are required to be stamped or are subject to a registration, transfer or similar Tax and which are in the possession of any member of the Group or by virtue of which any member of the Group has any right have been duly stamped or such registration, transfer or similar Tax has been paid in respect of such documents.

Residence

7.20	The country which is given in Schedule 8 (Basic information about the Group) as the address of registered office is also the country in which the relevant Company is resident for Tax purposes and no member of the Group has at any time in the last seven (7) years been treated as resident in any other jurisdiction for any Tax purpose (including under any double taxation arrangement). No member of the Group has a permanent establishment in any jurisdiction other than its place of incorporation as a result of having a permanent establishment, other place of business, performing services, selling products to or performing any other activities in such jurisdiction.

Tax on disposal of assets

7.21	The implementation of the Transaction will not give rise to any deemed disposal or realisation by any member of the Group of any asset or liability that will have a material impact on such member of the Group for any Tax purpose.

7.22	The Group has sufficient records relating to past events, including any elections made, to calculate the Tax liability or Relief or any repayment of Tax (including any repayment supplement or interest in respect of it) which would arise on any disposal or on the realisation of any material asset owned by any member of the Group.

Miscellaneous

7.23	There are no liens for Taxes upon any property or assets of any member of the Group except for any liens created and subsisting solely by operation of applicable law.

7.24	No member of the Group:

(A)	has its Tax affairs dealt with on a consolidated basis; nor

(B)	has entered into any Tax sharing arrangement (including without limitation any arrangement under which Tax losses or Tax Reliefs are surrendered or agreed to be surrendered or claimed) in respect of the profits, gains or losses of that member of the Group with any company not being another member of the Group.

Tax disclosure

7.25	No member of the Group has since 1 January 2007 been a party to any transaction or series of transactions which, or any part of which, is for any Tax purpose required to be specifically disclosed (other than as part of routine periodic compliance) to a Tax Authority by a member of the Group solely by reason of that transaction or series of transactions being a scheme designed or intended to avoid a liability to Tax for UK Tax purposes (or the equivalent system for the disclosure of tax avoidance schemes in the United States and Canada).

US Tax Warranties

7.26	No member of the US Group has within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).

7.27	No member of the US Group has granted any extension or waiver of:

(A)	the statute of limitations period; or

(B)	the time for assessment or collection

applicable to any Tax or Tax return, which period or time (after giving effect to such extension or waiver) has not yet expired or passed (as the case may be).

7.28	No member of the US Group has:

(A)	been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax return other than the US Affiliated Group; or

(B)	any liability for the Taxes of any person (except for members of the US Affiliated Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state or local law) as a transferee or successor, by contract or otherwise.

7.29	No member of the US Group is a party to any contract or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of any member of the US Group, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any similar provision of U.S. state or local law).

7.30	No member of the US Group has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

7.31	No member of the US Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Completion Date as a result of any:

(A)	change in method of accounting for a taxable period ending on or prior to the Completion Date;

(B)	“closing agreement” as described in Section 7121 of the Code (or any similar provision of U.S. state or local law) executed on or prior to the Completion Date;

(C)	intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state or local law);

(D)	instalment sale or open transaction disposition made on or prior to the Completion Date; or

(E)	prepaid amount received on or prior to the Completion Date.

7.32	No member of the US Group has filed any disclosures under Section 6662 of the Code (or any similar provision of U.S. state or local law) to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax return.

Australian Tax Warranties

7.33	For the purposes of this paragraph 7.33 only, and as the context requires:

“Contributing Member”	has the meaning given to the term “TSA Contributing Member” in the Income Tax Assessment Act 1997;

“ITAA Group”	means Aker Solutions Australia Pty Ltd and any entities that are Contributing Members;

“ITAA Group Member”	means Aker Solutions Australia Pty Ltd or any other entity that is a Contributing Member;

“ITAA Group Liability”	means a Tax-related liability referred to in the table in Section 721-10(2) of the ITAA 1997; and

“ITAA Tax Sharing Agreement”	means the Tax Sharing Agreement which took effect from 1 January 2004 between Aker Kvaerner Australia Pty Ltd, Kvaerner Oil & Gas Australia Pty Ltd and Kvaerner Process Systems Pty Ltd, and any other members of the Multiple Entry Consolidated Group.

(A)	The ITAA Group validly elected to form a Multiple Entry Consolidated Group for Tax purposes effective from 23 December 2009.

(B)	Aker Solutions Australia Pty Ltd (formerly Aker Kvaerner Australia Pty Ltd) is the provisional head company (as that term is defined in ITAA 1997) of the ITAA Group.

(C)	No event has taken place in relation to the ITAA Group Members which has triggered or will trigger the deconsolidation of one or more of those ITAA Group Members from the ITAA Group.

(D)	Each ITAA Group Liability of the ITAA Group that became due and payable up to and including the Completion Date is covered by a valid ITAA Tax Sharing Agreement.

(E)	A valid ITAA Tax Sharing Agreement remained in force for every ITAA Group Liability that has become due and payable up to and including the Completion Date.

(F)	A particular contribution amount for each ITAA Group Member in respect of each ITAA Group Liability can be determined under the ITAA Group’s ITAA Tax Sharing Agreement.

(G)	The contribution amounts for each ITAA Group Member in relation to each ITAA Group Liability, as determined under a ITAA Tax Sharing Agreement, represent a reasonable allocation of the total amount of the ITAA Group Liability amongst the ITAA Group Members.

(H)	No amended assessment for a ITAA Group Liability of the ITAA Group has been issued, or is proposed to be issued and there is no fact or circumstance that is likely to result in issue of an amended assessment of a ITAA Group Liability for the ITAA Group, other than the ITAA Group Liability for the year ending 31 December 2009, that is currently being amended for Research and Development concessions.

(I)	As at the Completion Date, all things necessary to allow Aker Solutions Australia Pty Ltd to leave the ITAA Group clear of any liability to the extent permitted by Section 721-35 of ITAA 1997 will have been done.

8.	Borrowings

8.1	As at the date of this Agreement, no member of the Group had any outstanding obligation to any person who is not a member of the Group, the Retained Group or the Purchasers’ Group, for the payment or repayment of money, whether present or future, actual or contingent, in respect of monies borrowed or other equivalent or similar forms of financial indebtedness, including but not limited to, any capital lease obligation, off-balance sheet financing, deferred purchase price for property, note, bond, debenture or other security (but excluding any trade creditors) (any such obligation being a “Borrowing”), for an aggregate amount in excess of US$250,000 per member of the Group other than as provided or disclosed in the Reference Date Accounts.

8.2	There is no Encumbrance (other than liens arising through the operation of law and in respect of Intellectual Property Rights which are addressed in paragraph 21 of this Schedule 3) subsisting over the whole or any part of the present or future revenues or assets of the Group.

8.3	No event or circumstance has occurred, or may occur with the giving of notice, determination of materiality or satisfaction of any other condition, which is an event of default under or any breach of any of the terms of any loan capital, financial facility or any other Borrowing obligation of any member of the Group or would entitle any third party to call for payment or repayment prior to normal maturity or which shall be such as to terminate, cancel or render incapable of exercise any entitlement to draw money or otherwise exercise the rights of any member of the Group under an agreement relating to any Borrowing.

9.	Compliance with laws

9.1	All members of the Group and, so far as the Sellers are aware, each of their respective officers, consultants, agents contractors, workers and employees in the course of their respective duties have, since 1 January 2007, complied in all material respects with all laws, statutes, regulations and judgments (other than in respect of HSE Laws which are addressed in paragraph 6 of this Schedule 3) which are material in the carrying out of the Aker Soho Business and so far as the Sellers are aware, there are no facts or circumstances which will lead to any breach or liability of any laws, statutes, regulations and judgments which are material to the carrying out of the Aker Soho Business.

9.2	So far as the Sellers are aware, no governmental or official investigation (other than investigations or inquiries relating to HSE matters which are addressed in paragraph 6 of this Schedule 3) concerning the Aker Soho Business or any member of the Group has taken place in the three (3) years prior to the date of this Agreement or, so far as the Sellers are aware, is in progress or is threatened and, so far as the Sellers are aware, there are no circumstances which are likely to give rise to any such investigation or inquiry.

9.3	No member of the Group has since 1 January 2007 infringed any legislation relating to anti-competitive agreements, practices or behaviour where such infringement is material to the carrying out of the Aker Soho Business.

10.	Title to and sufficiency of assets

10.1	Each of the material assets (other than Intellectual Property Rights which are addressed in paragraph 21 of this Schedule 3) included in the Reference Date Accounts (other than current assets sold, realised or applied in the normal course of trading) is owned both legally and beneficially by the relevant member of the Group free from any Encumbrance and are not the subject of any leasing, hiring or hire purchase agreement or agreement for payment on deferred terms or assignment or factoring or other similar agreement, and each of those assets capable of possession is in the possession of the relevant member of the Group (save where in the possession of a third party in the normal course of business).

10.2	All material assets used by each member of the Group in the course of carrying out the Aker Soho Business as it is now carried on are included in the Reference Date Accounts, except for (i) assets acquired or sold since the Reference Date in the normal course of trading or (ii) where not required to be so included pursuant to the Accounts Rule Book.

10.3	All material plant and machinery (including fixed plant and machinery) owned by any member of the Group in connection with the Aker Soho Business is in good repair (usual wear and tear excepted), regularly maintained and fully serviceable and capable of being efficiently and properly used in connection with the Aker Soho Business.

10.4	No member of the Group has within the period of three (3) years ending on the date of this Agreement acquired a material asset on terms which were not by way of a bargain at arm’s length or by way of a lawful capital contribution from another member of the Group or the Retained Group or any legal entity that was at the time of contribution a member of the Retained Group.

10.5	Except as provided for in this Agreement and the Share Purchase Documents, the Group owns all legal and beneficial rights to all material assets used in the Aker Soho Business as currently conducted, and no assets used in the Aker Soho Business (other than those which are insignificant in the day to day conduct or operation of the Aker Soho Business) are owned by any member of the Retained Group. The assets (including contractual rights) of the Group as at the date of this Agreement are sufficient to enable it to carry on the Aker Soho Business in the manner in which it is carried on at the date of this Agreement.

10.6	The Warranties in paragraphs 10.1 to 10.5 shall not apply in respect of Intellectual Property Rights which are addressed in paragraph 21 of this Schedule 3 nor to real property which is addressed in paragraph 22 of this Schedule 3.

11.	Corporate matters

11.1	The copies of the constitutional documents of each member of the Group which are contained in folders 1.4.2.1.5.1, 1.7.2.1.5, 1.7.3.1.5, 1.8.7.1.5, 1.9.4.1.5, and documents 1.9.11.1, 1.9.11.4 and 1.9.11.5 in Soho III, and folders 1.2.2.1.4, 1.2.2.1.5, 1.2.2.1.6, 1.3.2.1.4, 1.3.2.1.5, 1.3.2.1.6, 1.4.2.1.4, 1.4.2.1.5, 1.4.2.1.6, 1.5.2.1.4, 1.5.2.1.5, 1.5.2.1.6, 1.5.3.1.4, 1.5.3.1.5, 1.5.3.1.6, 1.6.2.1.4, 1.6.2.1.5, 1.6.2.1.6, 1.7.2.1.4, 1.7.2.1.5, 1.7.3.1.4, 1.7.3.1.5, 1.7.3.1.6, 1.8.2.1.4, 1.8.2.1.5, 1.8.2.1.6, 1.8.3.1.4, 1.8.3.1.5, 1.8.4.1.4, 1.8.4.1.6, 1.8.5.1.4, 1.8.5.1.5, 1.8.5.1.6, 1.8.6.1.5, 1.8.6.1.6, 1.8.7.1.4, 1.8.7.1.5, 1.8.7.1.6, 1.9.4.1.4, 1.9.4.1.5, 1.9.4.1.6, 1.9.6.1.5, 1.9.6.1.6, 1.9.8.1.4, 1.9.8.1.5, 1.9.8.1.6, 2.1.1.5, 2.1.1.6, 2.8.1.4, 2.8.1.5, 2.8.1.6, 2.9.1.16.1, 2.9.1.6.1, 2.9.1.5.1, 2.9.1.4.1, 1.8.2.1.16.1, 1.8.4.1.16.1, 1.5.3.4, 1.5.3.6, 2.8.1.16.1 and 2.8.1.16.2 in Soho are complete and accurate in all material respects. Each member of the Group has complied in all material respects with all provisions of its constitutional documents.

11.2	The statutory books and records of each member of the Group (excluding the accounting records) are up to date and have been properly kept, are within the possession or control of the relevant member of the Group, are within the possession or control of the relevant member of the Group, and contain a record which is accurate and complete in all material respects. No written notice or allegation that any statutory books of any member of the Group is incorrect or should be rectified has been received by any member of the Group which has not been satisfied in full.

11.3	Each member of the Group’s accounting records are up to date, in the possession or under the control of such member and have been prepared and maintained in all material respects in accordance with the Accounting Manual and all relevant laws and regulations.

11.4	All documents required to be delivered or filed by any member of the Group to the Registrar of Companies (or any equivalent statutory or governmental authority in jurisdictions outside the United Kingdom) have been properly so delivered or filed .

11.5	No member of the Group has given any power of attorney or other authority (express, implied or ostensible) to any person which is still outstanding or effective, other than in accordance with the Retained Group’s authorisation matrix disclosed at 3.1.15.1, 3.1.15.2, 3.1.15.3 and 3.1.15.4 in Soho III.

11.6	Provided at 1.2.2.5.1.22, 1.2.3.5.1.22, 1.2.6.5.1.22, 1.8.1.5.1.22, 1.8.3.5.1.22, 1.9.7.5.1.22 and 2.5.5.1.22 in Soho, and 1.3.2.5.1.22, 1.4.2.5.1.22, 1.5.1.5.1.22, 1.6.2.5.1.22, 1.7.2.5.1.22, 1.7.3.5.1.22, 1.8.2.5.1.22, 1.8.4.5.1.22, 1.8.5.5.1.22, 1.8.6.5.1.22, 1.8.7.5.1.22, 1.9.3.5.1.22, 1.9.4.5.1.22, 1.9.5.5.1.22, 1.9.6.5.1.22 and 1.9.8.5.1.22 in Soho III are complete and accurate details of all bank or building society accounts maintained by each member of the Group.

12.	Related party transactions

12.1	Provided in documents 7.3.13 and 7.3.7.2 in the Soho – Contracts Data Room, folders 3.8.5.1, 1.2.2.8.5.1, 1.3.2.8.5.1, 1.4.2.8.5.1, 1.5.1.8.5.1, 1.6.2.8.5.1, 1.7.2.8.5.1, 1.7.3.8.5.1, 1.8.2.8.5.1, 1.8.5.8.5.1, 1.8.6.8.5.1, 1.8.7.8.5.1, 1.9.4.8.5.1, 1.9.5.8.5.1, 1.9.6.8.5.1 and 1.9.8.8.5.1 in Soho, documents 1.3.2.4.4.6, 1.3.2.4.4.7 and 1.8.2.4.4.1 in Soho, and folders 1.2.3.8.5.1, 1.3.2.8.5.1, 1.4.2.8.5.1 and 1.8.2.8.5.1 in Soho II, and folders 1.5.1.10.3, 1.2.2.8.5.1, 1.2.3.8.5.1, 1.2.6.8.5.1, 1.3.2.8.5.1, 1.5.1.8.5.1, 1.7.3.10.3, 1.8.2.8.5.1, 1.9.8.8.5.1, 1.2.2.6.21, 1.2.4.6.21, 2.8.6.21 and documents 4.75.1561, 4.75.826, 15.5, 16.43, 4.76.67, 4.75.334 and 4.75.333 in Soho III are true, complete and accurate copies of all material agreements outstanding at the date of this Agreement by and between any member of the Group and:

(A)	a member of the Retained Group; or

(B)	an employee, director or officer of a member of the Group or the Retained Group,

excluding agreements relating to Intellectual Property Rights which are addressed in paragraph 21 this Schedule 3.

12.2	All such agreements are on an arm’s length basis and as at Completion there will be no outstanding loans between any member of the Group and (i) any member of the Retained Group and/or (ii) a director or officer of a member of the Group or the Retained Group.

13.	Reference Date Accounts

The Reference Date Accounts, having regard to the purpose for which they were prepared and recognising that they have not been audited nor were Normal Year-End Procedures that would have been applied by the Aker Soho Business applied to them:

(A)	were prepared in good faith with reasonable care by the Sellers and their advisers in accordance with the Accounts Rule Book (ignoring the references to the Reference Date Accounts therein and paragraph 2.25 thereof) and solely present the Aker Soho Business at the Reference Date (and, for the avoidance of doubt, exclude the Excluded Assets and the Excluded Businesses) based on the assumption that the Pre-Completion Reorganisation Steps were effective at the Reference Date;

(B)	have in all material respects been properly and accurately extracted from the Data Book; and

(C)	presented fairly the assets and liabilities of the Aker Soho Business as at the Reference Date in accordance with the principles and practices of the Accounts Rule Book (ignoring the references to the Reference Date Accounts therein and paragraph 2.25 thereof), recognising that the they are based on the Data Book and do not have accompanying notes or a directors’ report.

14.	2007, 2008 and 2009 annual accounts

The annual statutory accounts of each of member of the Group which has prepared such accounts, as set out in folders 1.2.2.5.1.1, 1.2.3.5.1.1, 1.3.2.5.1.1, 1.4.2.5.1.1, 1.5.2.5.1.1, 1.5.3.5.1.1, 1.6.2.5.1.1, 1.7.2.5.1.1, 1.8.1.5.1.1, 1.8.2.5.1.1, 1.8.4.5.1.1, 1.8.5.5.1.1, 1.8.6.5.1.1, 1.8.7.5.1.1, 1.9.4.5.1.1, 1.9.6.5.1.1 and 1.9.8.5.1.1 in Soho, and folders 1.2.2.5.1.1, 1.2.3.5.1.1, 1.3.2.5.1.1, 1.4.2.5.1.1, 1.5.2.5.1.1, 1.5.3.5.1.1, 1.6.2.5.1.1, 1.7.2.5.1.1, 1.8.1.5.1.1, 1.8.2.5.1.1, 1.8.4.5.1.1, 1.8.5.5.1.1, 1.8.6.5.1.1, 1.8.7.5.1.1 and 1.9.4.5.1.1 in Soho III, for the last three (3) financial years ended prior to the date of this Agreement:

(A)	have been prepared on a proper and consistent basis in accordance with GAAP; and

(B)	as at the date they were approved by the directors of such member of the Group and based on the information then available, presented fairly the assets and liabilities of the relevant member of the Group as at the end of the period for which they were prepared, and the profit or loss of the relevant company for the relevant financial year as required by GAAP.

15.	The Data Book and the Seller Information Data Book

15.1	The Data Book, having regard to the purpose for which it was prepared and recognising that (i) it has not been audited; (ii) Normal Year-End Procedures that would have been applied by the Aker Soho Business were not applied to it; and (iii) that its basis of preparation is as warranted by the Sellers in paragraph 15.2:

(A)	has been prepared in good faith with reasonable care by the Sellers and their advisers in accordance with the Accounting Manual and solely presents the Aker Soho Business for the financial periods presented therein (and, for the avoidance of doubt, excludes the Excluded Assets and the Excluded Businesses) based on the assumption that the Pre-Completion Reorganisation had been effective for each of the periods presented therein;

(B)	has been prepared on a consistent basis in respect of each of the twelve (12) month periods ending 31 December 2007, 2008 and 2009 and the six (6) month period ending 30 June 2010 as presented therein;

(C)	has been prepared in accordance with the principles and practices set out in the Accounting Manual as far as they are applicable to such combined accounts; and

(D)	for each of the twelve (12) month periods ending 31 December 2007, 2008 and 2009 and for the six (6) month period ending 30 June 2010, presented fairly in all material respects, it being acknowledged that the Data Book has been prepared by the use of the Monthly Management Accounts and that such Monthly Management Accounts have not been subject to an external audit or Normal Year-End Procedures:

(i)	the results of operations and the assets and liabilities of the Aker Soho Business as at each respective date to which they were prepared, based on the information available at such date in accordance with IFRS as applied by the Accounting Manual insofar as was reasonably practicable given that it comprises only profit and loss accounts and balance sheets, as further described in the Disclosure Letter; and

(ii)	the EBITDA of the Aker Soho Business as calculated by the Sellers pursuant to the definition of EBITDA disclosed by them to the Purchasers or their advisers.

15.2	The information in the Data Book has been prepared using the Monthly Management Accounts which have been extracted from the accounting records of the Aker Soho Business as reflected in the Hyperion consolidation accounting system operated by the Sellers, with such corrections made as were deemed appropriate.

15.3	The Seller Information Data Book:

(A)	has been prepared in good faith and with reasonable care by the Sellers and their advisers to present solely the Aker Soho Business for the periods presented therein (excluding, for the avoidance of doubt, the Excluded Assets and the Excluded Businesses) on the assumption that the Pre-Completion Reorganisation Steps had been effective for each of the periods presented therein;

(B)	has been prepared using the Monthly Management Accounts which have been extracted from the accounting records of the Aker Soho Business as reflected in the Hyperion consolidation accounting system operated by the Sellers, with such corrections made as deemed appropriate; and

(C)	is, so far as the Sellers are aware, not, in the aggregate, materially misleading.

16.	Events since the Reference Date

Save as otherwise provided for by this Agreement, since the Reference Date each member of the Group has carried on its business in the normal course in the same manner as such member of the Group operated such business in the twelve (12) months prior to the date of this Agreement and:

(A)	there has been no Material Adverse Event;

(B)	no member of the Group has acquired or disposed of or agreed to acquire or dispose of any business or any material asset other than in the ordinary course of business;

(C)	other than in the ordinary course and in respect of amounts less than US$ 5,000,000 in respect of the final settlement of any project:

(i)	no debtor has been released by any member of the Group on terms that he pays less than the book value of any debt; and

(ii)	no debt has been written off or has proved to be irrecoverable to any extent; and

(D)	no member of the Group has paid any service, management or similar charges or any interest or amount in the nature of interest to any other person or incurred any liability to make such a payment other than in the ordinary course of business.

17.	Contracts, commitments and litigation

17.1	A true, complete and accurate copy or summary of each Material Contract is contained in folder 20.36 in Soho III or is otherwise disclosed in the Data Room.

17.2	So far as the Sellers are aware, no counterparty to a Material Contract has provided written notice (which is outstanding and effective) in accordance with the terms of such Material Contract to any member of the Group alleging a material breach by the relevant member of the Group of such Material Contract.

17.3	So far as the Sellers are aware, no member of the Group is in material breach of any of the terms of any Material Contract to which it is party.

17.4	No member of the Group has outstanding any bid or tender or sale or service proposal which without any further action by a member of the Group is capable of acceptance by a third party and which, following such acceptance, would become a Material Contract.

17.5	As at the date of this Agreement, other than in respect of Intellectual Property Rights (which are addressed in paragraph 21 of this Schedule 3) and the collection of debts in the ordinary course of business, no member of the Group is engaged in or proposing to engage in any litigation, arbitration, prosecution, or other legal proceedings or dispute resolution process, or administrative or criminal proceedings, whether as claimant, defendant or otherwise, which has given rise or would be reasonably likely to give rise to a liability to or judgment in favour of the Group in excess of NOK 10,000,000 (or the equivalent in any other currency) in any such case.

17.6	As at the date of this Agreement, so far as the Sellers are aware and other than in respect of Intellectual Property Rights (which are addressed in paragraph 21 this Schedule 3), there is no litigation, arbitration, prosecution, other legal proceedings or dispute resolution process, or administrative or criminal proceedings against any member of the Group which, in each case, would be reasonably likely to give rise to a liability to the Group in excess of US$500,000, is pending or threatened.

18.	Insurances

18.1	A summary of the material insurance policies in respect of which any member of the Group has an interest is contained in document 4.75.586.71.7 in Soho III (the “Policies”). All of the Policies are in full force and effect and are not, so far as the Sellers are aware, void or voidable.

18.2	So far as the Sellers are aware each member of the Group has complied with each of the material conditions attaching to each Policy under which it is covered.

18.3	So far as the Sellers are aware, since 1 January 2007, whenever the Group has served notice pursuant to the terms of any of the Policies or any predecessor policies in force at any time since 1 January 2007 in respect of any insured loss where such notice is required to preserve the right to coverage under the relevant Policies, the relevant insurers have not objected to the notice served.

19.	Insolvency

19.1	Subject to paragraph 19.8, in the three (3) years prior to the date of this Agreement no order has been made and no resolution has been passed for the winding up of, or a professional liquidator to be appointed in respect of, any member of the Group and so far as the Sellers are aware, no petition has been presented and no meeting has been convened for the purpose of winding up any member of the Group.

19.2	Subject to paragraph 19.8, in the three (3) years prior to the date of this Agreement no administration order has been made and no petition or application for such an order has been made or presented and, so far as the Sellers are aware, no administrator has been appointed and no procedure has been commenced with a view to the appointment of an administrator in respect of any member of the Group.

19.3	Subject to paragraph 19.8, in the three (3) years prior to the date of this Agreement no receiver (which expression shall include an administrative receiver) has been appointed in respect of any member of the Group or all or any of its assets.

19.4	Subject to paragraph 19.8, in the three (3) years prior to the date of this Agreement no composition or similar arrangement with creditors including, but not limited to a voluntary arrangement has, so far as the Sellers are aware, been proposed under Part 1 Insolvency Act 1986 in respect of any member of the Group.

19.5	No member of the Group is insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 and no member of the Group has stopped paying its debts as they fall due.

19.6	Subject to paragraph 19.8, no event analogous to those specified in paragraphs 19.1 to paragraph 19.5 has occurred in relation to any member of the Group incorporated outside England and Wales.

19.7	No unsatisfied and unappealable judgment for an amount in excess of US$250,000 is outstanding against any member of the Group.

19.8	No warranty is given in paragraphs 19.1 to 19.4 or 19.6 in respect of and such warranties shall not apply in relation to:

(A)	events or actions frivolous or vexatious in nature or which were discharged or otherwise extinguished within three (3) months of commencement; or

(B)	any solvent restructuring of any member of the Group.

20.	Licences

20.1	All Licences and Permits (excluding licences relating to Intellectual Property Rights which are addressed in paragraph 21 this Schedule 3 and HSE Permits which are addressed in paragraph 6 of this Schedule 3) which are material to the carrying on of the Aker Soho Business as a whole as now being carried on by any member of the Group are in full force and effect and, so far as the Sellers are aware, have been complied with in all material respects.

20.2	The Sellers are not aware of any fact or circumstance which would reasonably give rise to any of the Licences and Permits referred to in paragraph 20.1 above being revoked and, so far as the Sellers are aware, there is no threat of revocation of any Licence or Permit referred to in paragraph 20.1 above.

21.	Intellectual Property and Information Technology

21.1	Set out at folders 1.5.1.7.1, 1.8.2.7.1 and 1.9.8.7.1 in Soho, 1.7.2.7.1 in Soho II, and folders 1.5.1.7.1, 1.7.2.7.1, 1.9.4.7.1 and 1.9.8.7.1 and documents 3.7.1.1 and 20.22 in Soho III are true and complete details of each item of Registered IP owned by any member of the Group as of the date hereof, including the jurisdiction in which such Registered IP has been registered or filed and the applicable registration or serial number. A member of the Group is the sole legal and beneficial owner of all such Registered IP and material unregistered Intellectual Property Rights free from all liens, charges, encumbrances and other security interests. No member of the Group has granted any lien, charge, encumbrance or other security interests over that member’s rights in any trade secrets which are material to the Aker Soho Business.

21.2	All renewal, application, and other registry fees due as at the date of this Agreement in respect of the rights disclosed pursuant to paragraph 21.1 above have been paid.

21.3	So far as the Sellers are aware, at the date of this Agreement no third party is, to a material extent, infringing, misappropriating, or otherwise violating, or has infringed, misappropriated, or otherwise violated in the twelve (12) months prior to the date of this Agreement, any Group IP.

21.4	So far as the Sellers are aware, the activities of the Group are not, to a material extent, infringing, misappropriating, or otherwise violating, and have not in the three (3) years prior to the date of this Agreement infringed, misappropriated, or otherwise violated, to a material extent, any Intellectual Property Right of any third party. Without limiting the generality of the foregoing, so far as the Sellers are aware:

(A)	no product, information, or service manufactured, produced, published, provided or sold by or on behalf of the Group has in the three (3) years prior to the date of this Agreement, to a material extent, infringed, misappropriated, or otherwise violated, the Intellectual Property Rights of any third party; and

(B)	no claim of material infringement or misappropriation of any Intellectual Property Rights of a third party by the Group has in the three (3) years prior to the date of this Agreement been threatened against the Group or against any other person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Group with respect to such claim or proceeding. The Group has not received any written notice or other written communication in the three (3) years prior to the date of this Agreement of any material infringement, misappropriation, or violation of any Intellectual Property Rights of a third party.

21.5	Provided at documents 1.4.2.7.3.1, 4.75.334, 4.75.333, 4.75.332, 4.75.507, 4.75.506, 4.75.505, 20.20, 20.18, 20.22, 4.75.1605 and folders 4.75.1145 and 4.75.518 in Soho III are copies of all material written licences of Intellectual Property Rights or confidential Business Information of a third party granted to a member the Group as of the date hereof (“Licensed IP”), including copies of such licences, except for off the shelf software subject to “shrink wrap” licences pursuant to which such Intellectual Property Rights is licensed to the Group.

21.6	So far as the Sellers are aware, no member of the Group is in material breach of any of the terms of any material written licence of the Licensed IP (the “Material Licence Agreements”) to which that member of the Group is party.

21.7	The Group has not, in the three (3) years prior to the date of this Agreement, received any written notice or other written communications:

(A)	terminating any of the Material Licence Agreements; or

(B)	of any material breach or violation by any member of the Group of any Material Licence Agreements.

21.8	Provided at folder 1.5.1.7.5 and 1.8.2.7.1 in Soho II and documents 20.21, 20.17, 20.16 and 20.19 in Soho III are copies of all material written agreements by which any third party has been granted any licence to any material Group IP.

21.9	So far as the Sellers are aware,

(A)	none of the material Group IP is the subject of any litigation, opposition, interference, re-issue, re-examination, or other administrative proceeding; and

(B)	no written notice of any litigation, opposition, interference, re-issue, re-examination or other administrative proceeding,

in which the scope, validity, or enforceability of any material Group IP is being or has been contested or challenged has been received.

21.10	None of the Chemetics Patents is or has in the last three (3) years been the subject of any litigation, opposition, interference, re-issue, re-examination, or other administrative proceeding, and no written notice of any litigation, opposition, interference, re-issue, re-examination or other administrative proceeding in which the scope, validity, or enforceability of any Chemetics Patents is being or has been contested or challenged has been received.

21.11	So far as the Sellers are aware, (i) save in the ordinary course of business or to its employees, no member of the Group has disclosed any material confidential Business Information owned by the Group to any third party other than under an obligation of confidentiality and (ii) the members of the Group have not in the three (3) years prior to the date of this Agreement misused confidential Business Information of a third party in any material respect.

21.12	So far as the Sellers are aware, the Group IP, Licensed IP and the Intellectual Property Rights and Business Information to be licensed to the Purchasers’ Group under the Transitional Services Agreement include all material Intellectual Priority Rights and Business Information used or needed for the operation of the Aker Soho Business in the manner in which it is carried on at the date of this Agreement. This warranty is not intended to address infringement of third party rights.

21.13	There has been no material disruption to the commercial activities of the Aker Soho Business (taken as a whole) in the six (6) months prior to the date of this Agreement which has been caused wholly or mainly by any failure or breakdown of any material Technology used by the Group.

22.	Property

22.1	The particulars of each of the Properties set out at Appendix 5 (Particulars of the Properties) are true, complete and accurate in all material respects.

22.2	The Properties comprise all of the land and premises owned, leased, licensed or occupied by the members of the Group in connection with the Aker Soho Business.

22.3	The relevant entities named in the particulars of each of the Properties at Appendix 5 (Particulars of the Properties):

(A)	as the owner, are each the legal and beneficial owner of each of the Freehold Property, and as at the Completion Date will be in actual occupation of the Freehold Property on an exclusive basis;

(B)	as the current tenant, are each the legal and beneficial owner of each of the Leasehold Properties subject to the terms of the Leases, particulars of which are set out in Part B of Appendix 5 (Particulars of Properties), and as at the Completion Date will be in actual occupation of the Leasehold Properties on an exclusive basis; and

(C)	as the licensee, hold each of the Licensed Premises subject to the terms of the Occupational Licences, particulars of which are set out in Part C of Appendix 5 (Particulars of Properties).

22.4	Complete and accurate copies of all Leases, tenancies and Occupational Licences affecting each of the Properties and all agreements supplemental or collateral to the foregoing have been provided in the Data Room. No member of the Group or relevant Property Owner has assigned, transferred, conveyed, mortgaged, held in trust or granted any option, right of pre-emption or right of first refusal affecting the Group’s or the relevant Property Owner’s interest in any Property to a third party or entered into any other agreement or arrangement under which any third party would have the right to own, use or occupy any Property or part thereof or interest therein.

22.5	There are no Encumbrances or any other matters known or anticipated that would or might reasonably be expected to preclude or materially restrict the ability of any member of the Group to use any of the Properties for their current use.

Appurtenant rights

22.6	Each of the Properties benefits from all rights and easements necessary for their current use and enjoyment by the Group in the conduct of the Aker Soho Business.

22.7	Each service necessary for the use of each of the Properties for their current use in the conduct of the Aker Soho Business is available and each of the Properties are connected directly to the mains in respect of each such service.

Planning matters

22.8	So far as the relevant Property Owner and the Sellers are aware, all material consents and permissions under planning and zoning legislation for each of the Properties’ current use and occupation have been obtained and no breach thereof remains outstanding.

22.9

Neither the relevant Property Owner nor the Sellers have received any written notices, including without limitation, any planning contravention notices, breach of condition notices, enforcement notices or stop notices, issued by any relevant authority in respect of any Property and neither the Sellers nor the relevant Property Owner are aware of any other enforcement action that has been taken by any relevant authority nor that any such notice has been threatened and neither the Sellers nor the relevant Property Owner are aware of any circumstances which may lead to the same.

State and condition

22.10	No buildings or structures in or comprising any of the Properties are undergoing substantial works of construction, refurbishment or alteration.

22.11	So far as the Sellers or relevant Property Owner are aware, the Freehold Property is adequately maintained and in good operating repair for the requirements for the business as currently conducted thereat.

Leasehold property

22.12	In relation to each Leasehold Property:

(A)	no member of the Group or relevant Property Owner has received a written notice of a subsisting breach of any covenants or conditions contained in the Lease and none is anticipated by the Sellers or relevant Property Owner;

(B)	no member of the Group or relevant Property Owner has given a written notice alleging breach of any covenants or conditions on the part of the landlord contained in the Lease and none is anticipated by the Sellers or relevant Property Owner;

(C)	which is not held by the Group under a head lease, no member of the Group or relevant Property Owner has received a written notice alleging breach of any covenants or conditions on the part of the landlord contained in the relevant head lease; and

(D)	any necessary consents required for the grant and any assignment of the Lease have been obtained.

22.13	So far as the Sellers are aware, no member of the Group has any existing or contingent liabilities in respect of any real property previously occupied by it or in which it owned or held any interest or, in connection with which it acted as surety.

23.	Employment

23.1	A list of all contracts of employment for the Senior Employees and copies of each such Agreement have been disclosed to the Purchasers’ Group.

23.2	Provided at folders 1.7.2.10.3, 1.7.2.10.4, 1.7.3.10.4, 1.5.1.10.4, 1.6.2.10.4, 1.8.6.10.3, 1.8.6.10.4, 1.8.6.10.5, 1.9.8.10.4, 1.8.7.10.4, 1.9.4.10.4, 1.9.6.10.4 and 1.9.8.8.3.4 in Soho, and folders 1.2.2.10.4, 1.3.2.10.3, 1.3.2.10.4, 1.3.2.10.5, 1.4.2.10.3, 1.4.2.10.4, 1.5.1.8.3.1, 1.5.1.10.3, 1.7.3.10.3, 1.8.2.10.4, 1.8.6.10.4, 1.9.8.10.3 and 1.9.8.10.4 in Soho III, in respect of the employment or engagement of Relevant Employees, contractor personnel and workers in the Aker Soho Business (“Soho Staff”) are copies of:

(A)	all template employment agreements and their terms of service, together with information of severance pay or other similar agreements and information about these people’s pension rights;

(B)	all standard forms of employment, consulting and agency contracts; and

(C)	each employment or consulting contract that deviates materially from the Group’s standard forms.

23.3	Copies of all employee manuals and handbooks relating to the employment of Relevant Employees are contained in documents 4.76.304, 4.76.305, 4.76.318, 4.76.319 and 4.76.320, and folders 1.2.2.10.32, 1.2.3.10.32, 1.2.6.10.32, 1.3.2.10.32, 1.7.2.10.32, 1.8.2.10.32, 1.8.6.10.32, 1.9.4.10.32, 1.9.8.10.32, 4.76.291, 4.76.1, 4.76.2, 4.76.3, 4.76.4 and 4.76.5 in Soho III.

23.4	Details of benefit plans, whether payable by other means than in cash or payable in cash which are related to sales, profits, turnover or performance, or which is otherwise variable (other than normal overtime) including any bonus or share incentive, share option, or profit-sharing plans, together with copies of the relevant bonus, share incentive, share option, and profit-sharing plans, to which the Relevant Employees are eligible, and information regarding the liability of any member of the Group or the Retained Group thereunder are contained in folders 1.4.2.10.7, 1.7.3.10.7, 1.8.2.10.7 and 1.8.6.10.7 in Soho, and folders 1.2.2.10.7, 1.2.2.10.31, 1.2.3.10.7, 1.2.3.10.31, 1.2.6.10.7, 1.2.6.10.31, 1.3.2.10.7, 1.3.2.10.31, 1.4.2.10.7, 1.5.1.10.31, 1.7.2.10.7, 1.9.4.10.7 and 1.9.8.10.31 in Soho III or have been disclosed in hard copy to the head of human resources in the Purchasers’ Group, Pat Summers.

23.5	Details of private medical plans, life assurance, short-and long-term disability plans, together with the terms of the relevant plans, to which the Relevant Employees are entitled to membership are contained in folders 1.2.2.10.8, 1.2.3.10.8, 1.3.2.10.8, 1.4.2.10.8, 1.5.1.10.8, 1.6.2.10.8, 1.7.2.10.8, 1.7.3.10.8, 1.8.6.10.8, 1.8.7.10.8, 1.9.3.10.8, 1.9.4.10.8, 1.9.6.10.8 and 1.9.8.10.8 in Soho, and folders 1.2.2.10.8, 1.2.2.10.29, 1.2.3.10.8, 1.2.3.10.29, 1.2.6.10.8, 1.2.6.10.29, 1.3.2.10.8, 1.3.2.10.29, 1.4.2.10.8, 1.5.1.10.8, 1.5.1.10.29, 1.7.2.10.8, 1.7.2.10.29, 1.9.4.10.8, 1.9.8.10.8 and 1.9.8.10.29 in Soho III or have otherwise been disclosed to the Purchasers.

23.6	All of the plans described in paragraphs 23.4 and 23.5 that are maintained in respect of any current or former Relevant Employee whose primary place of employment is or was Canada (collectively, the “Canadian Benefit Plans”) have been established and administered in accordance with the terms of such Canadian Benefit Plans, any applicable collective bargaining agreement and any agreement with any member or former member of such Canadian Benefit Plan. No member of the Group nor any agent or fiduciary of a member of the Group has been in breach of any contractual or fiduciary obligation with respect to the administration of the Canadian Benefit Plans. So far as the Sellers are aware, the members of the Group have no liability to make any payment to the Canadian Benefit Plans or any insurance arrangement held in relation to the Canadian Benefit Plans which is due, but remains unpaid. Neither the Canadian Benefit Plans nor members of the Group are party to any material proceedings which relate to the provision of any benefits under the Canadian Benefit Plans in respect of any member or former member (other than routine claims and benefits).

23.7	Copies and/or details of all material tariff, trade, union, collective or similar agreements and agreements with any employee representative body applicable to the Relevant Employees are contained in folder 1.5.1.10.6 and 1.8.6.10.6 in Soho.

23.8	Each member of the Group has, in relation to each of the Soho Staff (and any employee, contractor personnel or worker who was employed, contracted or worked for the Aker Soho Business in the thirty six (36) months prior to the Reference Date) complied with all applicable laws in any relevant jurisdiction relating to labour and employment, including laws relating to employment and employment practices, discrimination, disability, employment of disabled persons, labour relations, hours of work, payment of wages and overtime wages, immigration, working conditions, employee terminations, and payment of withholding an/or social security or social charges and any other similar or required tax.

23.9	No Senior Employee or Specified Employee has given notice terminating his contract of employment or is under notice of dismissal.

23.10	Accurate and current details of the following have been disclosed to the Purchaser:

(A)	the number of Relevant Employees, by jurisdiction, identifying the relevant employer in each case;

(B)	the number of contractor personnel or agency workers engaged in the Aker Soho Business internationally, by jurisdiction, identifying the relevant contractor personnel/worker’s employer in each case; and

(C)	the length of service, notice periods, and current remuneration (including bonus arrangements, and benefits) for all Senior Employees and Specified Employees.

23.11	There is no dispute between any member of the Group and any trade or labour union or other organisation formed for a similar purpose existing or, as far as the Seller is aware, threatened in writing to any member of the Group.

23.12	Each member of the Group has complied in all material respects with all applicable laws in any relevant jurisdiction relating to notification of and/or consultation about the Transaction with any labour or trade union, staff association, works council, European Works Council, employee representatives or other body representing all or any of the Soho Staff. So far as the Seller is aware no such employee representative body has threatened any action that would prevent the timely completion of the transaction envisaged by this Agreement.

23.13	All current individuals classified as independent contractors and any individual working in the capacity of independent contractor in the eighteen (18) months prior to the date of this Agreement, of any member of the Group, are or were properly classified as independent contractors under applicable legal requirements.

23.14	No member of the Group has taken any action that could constitute a “mass layoff”, “mass termination”, “plant closing”, or “collective redundancy”, under any law of any country requiring advance notification for the termination of employees during the six (6) months prior to the date of this Agreement.

23.15	As far as the Seller is aware there are no circumstances that could give rise to a valid claim by a current or former employee of any member of the Group for compensation or damages related to termination of employment.

23.16	All amounts that the members of the Group are legally or contractually required either to deduct from their employees’ respective salaries and transfer to their employees’ pension or insurance funds, or to withhold from their employees’ salaries and to pay any government body, have in each case been duly deducted, transferred, withheld and paid, and no member of the Group has any outstanding obligation to make such deduction, transfer, withholding or payment.

23.17	All obligations of the members of the Group relating to work permits and immigration matters have been satisfied in all material respects.

23.18	As far as the Seller is aware, there are no circumstances that could give rise to a material dispute between any member of the Group and any Senior Employee, Specified Employee or other Soho Staff earning in excess of US$270,000 per annum, nor is any member of the Group currently subject to any investigation by any labour authority charged with policing fair employment, discrimination, equal pay, minimum wage, or other employment legal requirements.

23.19	None of the transactions envisaged in this Agreement will:

(A)	trigger any entitlement of any Senior Employee or Specified Employee to any special bonus, severance payment, accelerated vesting entitlement or other benefit arising on, or in connection with, a change in the control (however defined) of the Group, except:

(i)	as Disclosed; or

(ii)	where payments in respect of the same are made or to be made by a member of the Retained Group;

(B)	prevent any agency worker or contractor personnel from continuing to provide services to the Aker Soho Business on current terms;

(C)	entitle any Senior Employee or Specified Employee to treat themselves as dismissed, or to resign without notice; or

(D)	transfer any employee representative body representing all or any of the Relevant Employees, to the Purchaser, or any member of the Purchaser Group, except as Disclosed.

23.20	So far as the Sellers are aware, no written notice or allegation that a Soho Staff member claims to own any Group IP material to the business of the Group has been received in the three (3) years prior to the date of this Agreement

23.21	Sellers have a policy of requiring Soho Staff who are or were involved in the creation or development of the Group IP material to the business of the Group to enter into agreements in the form of the agreements provided at folders 1.7.2.10.3, 1.7.2.10.4, 1.7.3.10.4, 1.5.1.10.4, 1.6.2.10.4, 1.8.6.10.3, 1.8.6.10.4, 1.8.6.10.5, 1.9.8.10.4, 1.8.7.10.4, 1.9.4.10.4, 1.9.6.10.4 and 1.9.8.8.3.4 in Soho, and folders 1.2.2.10.4, 1.3.2.10.3, 1.3.2.10.4, 1.3.2.10.5, 1.4.2.10.3, 1.4.2.10.4, 1.5.1.8.3.1, 1.5.1.10.3, 1.7.3.10.3, 1.8.2.10.4, 1.8.6.10.4, 1.9.8.10.3 and 1.9.8.10.4 in Soho III .

24.	Pensions

24.1	Other than the Pension Schemes, there is no obligation, agreement or other Superannuation Arrangement (whether funded or unfunded) to which any member of the Group contributes to or has contributed to or may become liable to contribute to or is or has become or may become liable to satisfy under which benefits are payable on retirement, or on death (whether accidental or not) other than arrangements of the following kind:

(A)	contributions are made to one or more superannuation funds at the minimum rate required to ensure that the member of the Group does not incur any Superannuation Guarantee Charge liability;

(B)	the funds provide only accumulation style benefits only;

(C)	contributions are made pursuant to the terms of contracts of employment between the member of the Group and its employees;

(D)	there is no requirement for the member of the Group to enter into a contract or arrangement with the trustee of the fund with respect to the member of the Group’s participation in the fund and no such contract or arrangement has been made; or

(E)	neither the fund nor the trustee of the fund are associated or affiliated with the Group in any way and the fund is administered by an external party who is not associated or affiliated with the Group in any way.

24.2	1.2.2.10.8, 1.2.3.10.8, 1.3.2.10.8, 1.4.2.10.8, 1.5.1.10.8, 1.6.2.10.8, 1.7.2.10.8, 1.7.3.10.8, 1.8.6.10.8, 1.8.7.10.8, 1.9.3.10.8, 1.9.4.10.8, 1.9.6.10.8 and 1.9.8.10.8 in Soho, and folders 1.2.2.10.8, 1.2.3.10.8, 1.2.6.10.8, 1.3.2.10.8, 1.4.2.10.8, 1.5.1.10.8, 1.7.2.10.8, 1.9.4.10.8, 1.9.8.10.8, 1.7.2.10.34, 1.5.1.10.34, 1.7.3.10.34 and 4.76.260 in Soho III, contain, for each Pension Scheme, accurate, up-to-date and complete copies of the latest (plus subsequent amending documents) trust deed and rules (or other governing documents) and latest members’ explanatory booklet.

24.3	The Pension Schemes are recognised arrangements for the purposes of the tax regime under which they operate and, so far as the Sellers are aware, there is no reason why such recognition might be withdrawn or might cease to apply.

24.4	So far as the Sellers are aware, the members of the Group have no liability to make any payment to the Pension Schemes or any insurance arrangement held in relation to the Pension Schemes which is due, but remains unpaid.

24.5	So far as the Sellers are aware, the members of the Group have, in relation to the Pension Schemes, at all times complied in all material respects with the trusts, powers and provisions of the Pension Schemes and all applicable legal requirements.

24.6	Neither the Pension Schemes nor members of the Group are party to any material proceedings which relate to the provision of any benefits under the Pension Schemes in respect of any of the Relevant Employees (other than routine claims and benefits);

24.7	No member of the Group has been issued with a restoration order, a contribution notice or financial support direction in relation to any pension arrangement under Section 38, 43 or 52 of the Pensions Act 2004.

24.8	No event analogous to those specified in paragraph 24.7 of this Schedule 3 has occurred in relation to any member of the Group incorporated outside England and Wales.

Australian pensions warranties

24.9	No member of the Group is liable to pay the Superannuation Guarantee Charge.

24.10	Each member of the Group has, in all material respects, made Superannuation Guarantee Payments as and when required.

24.11	None of the transactions envisaged in this Agreement will cause an increase in the obligations of any member of the Group to make contributions to any Pension Scheme or other Superannuation Arrangement or an increase in any benefits payable from any Pension Scheme or other Superannuation Arrangement.

24.12	Prior to and as at Completion, no member of the Group has offered to increase the level of superannuation contributions being made for those of its employees (including persons who are considered to be employees for the purposes of the Superannuation Guarantee (Administration) Act 1992 (Cth)) beyond the level that is payable as at the date of this agreement.

24.13	No member of the Group is in material breach of the superannuation provisions in any applicable industrial award or any certified agreement or Australian workplace agreement.

24.14	No member of the Group has committed any material breach of the superannuation provisions in any employment agreement.

Canadian pensions warranties

24.15

Each of the Canadian Pension Plans is a “registered pension plan” as that term is defined in Subsection 248(1) of the Income Tax Act (Canada) and folder 1.5.1.10.9 and documents 4.76.143 and 4.76.144 in Soho III of the Data Room contains a copy of the most recent prepared actuarial reports prepared in respect of each such Canadian Pension Plan, together with all professional opinions, material internal memoranda and material correspondence concerning the Canadian Pension Plan. All of the Canadian Pension Plans have been established, registered, qualified, funded, invested and administered in accordance with, and are in good standing under, all applicable law, including the applicable pension standards legislation and the Income Tax Act (Canada), the terms of such Canadian Pension Plans, any applicable collective bargaining agreement and any agreement with any member of former member of such Canadian Pension Plan. No changes have occurred to any Canadian Pension Plan or are expected to occur which would affect the most recent actuarial report prepared in respect of the Canadian Pension Plan. There have been no withdrawals, applications or transfers of assets from any Canadian Pension Plan or the trusts or other funding media relating thereto except in accordance with the terms of such Canadian Pension Plan and applicable law. No member of the Group nor any agent or fiduciary of a member of the Group has been in breach of any contractual or fiduciary obligation with respect to the administration of the Canadian Pension Plans or the trusts or other funding media relating thereto. So far as the Sellers are aware, no event has occurred respecting any Canadian Pension Plan which would entitle any person to cause the wind-up or termination of such Canadian Pension Plan in whole or in part.

UK pensions warranties

24.16	In relation to the DB Scheme:

(A)	none of the UK Companies have ever participated as participating employers; and

(B)	As at the date of this Agreement there are (i) approximately five current employees employed by the UK Companies who have formerly been an active member of the ICI Section and (ii) approximately 140 current employees employed by the UK Companies who have formerly been an active member of the DB Scheme where they have joined the DB Scheme before 1 January 1991 and been an active member on or after 17 May 1990.

24.17	The employer contributions payable by UK Companies to their employees who are members of the AS DC Scheme and the lump sum death in service benefits payable in respect of the death in service of employees of UK Companies who are members of the AS DC Scheme are at the standard rate and multiple as set out in the tables in Rule 3.1 and Rule 6.1 of the Rules of the AS DC Scheme effective from 1 August 2009 as contained in a Deed made on 9 September 2009 between Aker Business Services Limited and Aker Solutions DC Trustees Limited, no member having been notified of a different contribution rate or multiple.

25.	Data Protection

25.1	Registration

Each member of the Group has made notification or is registered as required under all applicable Data Protection Laws in respect of personal data processed by it.

25.2	Notices and enforcements

In the three (3) years prior to the date of this Agreement, so far as the Sellers are aware, no member of the Group has received a notice of breach by it of any applicable Data Protection Laws.

25.3	Compensation

In the three (3) years prior to the date of this Agreement, no individual has been awarded compensation from a member of the Group under any applicable Data Protection Laws. So far as the Sellers are aware, no individual is making a claim for such compensation from a member of the Group and there are no circumstances which are likely to give rise to such a claim.

25.4	Compliance with legislation

In the three (3) years prior to the date of this Agreement, each member of the Group has complied in all material respects with all applicable Data Protection Laws and in particular, and insofar as is material in the context of the Transaction:

(A)	has complied with or validly refused all requests from data subjects to access, change or delete personal data;

(B)	has agreements which are in compliance with relevant Data Protection Laws in place with all persons processing personal data on its behalf;

(C)	there have been no orders made against it for the rectification, erasure or destruction of data under any Data Protection Laws; and

(D)	there have been no warrants issued under any Data Protection Laws authorising any government entity or agent to enter its premises.

26.	Internal restructurings

26.1	At Completion, all corporate authorisations required by a member of the Group or a member of the Retained Group to authorise the entering into of any agreement or taking of any other action to effect the Pre-Completion Reorganisation Steps will have been made and all the appurtenant agreements (as reflected in Appendix 4 (Pre-Completion Restructuring Arrangements)) will have become effective in accordance with their terms.

26.2	At Completion all stamp, documentary, registration or other transfer taxes and all notarial and similar charges (and, in each case, any interest and penalties in respect thereof) arising in connection with the Pre-Completion Reorganisation Steps will have been paid in full, or appropriate allowance, provision or reserve therefore will be made in the Completion Accounts.

27.	Business restrictions

No member of the Group is party to any contract which is outstanding and which materially restricts its freedom to carry on its business (to the extent that its business forms part of the Aker Soho Business) in the manner in which it has conducted such business in the twelve (12) months prior to the date of this Agreement (other than in respect of Intellectual Property Rights which are addressed in paragraph 21 of this Schedule 3).

28.	Relationship with customers and suppliers

28.1	Provided at folder 3.8.1.5 in Soho III are true, complete and correct lists of the top 20 clients of the Aker Soho Business as measured by revenue for projects for such customers for the period which commenced on 1 September 2009 and ended on the Reference Date.

28.2	Provided at folder 20.37 in Soho III are lists of each customer project under which, if completed in accordance with the contracts for such project, the Group will have received in excess of US$ 5,000,000 (excluding any amounts in respect of VAT thereon) and which has not yet been commenced or has as yet not been accepted by or taken into use by the relevant customer.

28.3	Provided at folders 1.2.2.8.2.1, 1.2.3.8.2.1, 1.3.2.8.2.1, 1.4.2.8.2.1, 1.5.1.8.2.1, 1.6.2.8.2.1, 1.7.2.8.2.1, 1.7.3.8.2.1, 1.8.2.8.2.1, 1.8.5.8.2.1, 1.8.6.8.2.1, 1.8.7.8.2.1 and 1.9.6.8.2.1, of Soho, and 1.3.2.8.2.1, 1.7.2.8.2.1, 1.8.2.8.2.1, 1.8.4.8.2.1 and 1.8.7.8.2.1 in Soho III are true, complete and correct details of the top 20 suppliers and service providers of the Aker Soho Business as measured by payments made to such suppliers by the Aker Soho Business since 1 January 2009.

28.4	So far as the Sellers are aware, there are no special circumstances which might lead to the supply by any member of the Group of any services, being restricted or hindered.

29.	Government contracts

29.1	A true, complete and accurate copy or summary of each Government Contract is contained in folder 20.40 in Soho III.

29.2	So far as the Sellers are aware, no Governmental Authority has provided written notice (which is outstanding and effective) in accordance with the terms of the relevant Government Contract to any member of the Group, alleging a material breach by the relevant member of the Group of such Government Contract.

29.3	So far as the Sellers are aware, no member of the Group is in material breach of any of the terms of any Government Contract to which it is party.

29.4

No member of the Group nor, as far as the Sellers are aware, any of their present or former directors, officers, agents, consultants, contractors, workers or employees has, in the three (3) years prior to the date of this Agreement, been suspended or debarred from doing business with any Governmental Authority. So far as the Sellers are aware, there are no circumstances that would warrant debarment with regard to contracts with any Governmental Authority on the part of any member of the Group in the future.

30.	Bank Guarantees and Parent Company Guarantees

30.1	So far as the Sellers are aware, the Bank Guarantees disclosed in Part A of Appendix 2 (Guarantees) are the only bank guarantees provided in respect of the obligations of any member of the Group in relation to the Aker Soho Business which place obligations on (or take security over the assets of) any member of the Retained Group.

30.2	So far as the Sellers are aware, the Parent Company Guarantees disclosed in Part B of Appendix 2 (Guarantees) are the only guarantees provided in respect of the obligations of any member of the Group in relation to the Aker Soho Business provided by any member of the Retained Group.

31.	Brokers’ or finders’ fee

No broker, agent or other intermediary acting on behalf of a member of the Group or a member of the Retained Group is entitled to a commission, fee or other compensation payable by a member of the Group in connection with the negotiation of this Agreement or the consummation of the Transaction.

32.	Other contingent liabilities existing at Completion

So far as the Sellers are aware, there are as of the date of this Agreement no material contingent liabilities or obligations of the Aker Soho Business of a nature which require them to be accounted for as liabilities in the Reference Date Accounts and which were not so accounted for.

33.	Disclosed information

The Data Room has been compiled by the Sellers in good faith on the basis of the information request lists set out in folder 8 in Soho III.

Schedule 4

(Limitations on the Sellers’ liability)

1.	Sellers’ liability

(A)	The obligations of the Sellers under this Agreement and each of the Share Purchase Documents shall be several and not joint obligations.

(B)	The maximum aggregate liability of each Seller for breach of a Non-Fundamental Warranty (in the absence of its own fraud in connection with this Agreement and/or the Share Purchase Documents) shall not exceed the amount set opposite its name in the table set out below:

Name of Seller	Maximum Aggregate Liability

Aker P&C Group AS	US$[…***…]

Aker Solutions BV	US$[…***…]	*

Aker Process BV	US$[…***…]

(C)	The maximum aggregate liability of each Seller for breach of a Fundamental Warranty, the Tax Covenant or a Specific Indemnity (in the absence of its own fraud in connection with this Agreement and/or the Share Purchase Documents) shall not exceed the amount set out opposite its name in the table set out below:

Name of Seller	Maximum Aggregate Liability

Aker P&C Group AS	78.9 per cent. of the Purchase Price

Aker Solutions BV	17.4 per cent. of the Purchase Price

Aker Process BV	3.7 per cent. of the Purchase Price

2.	Limitation on quantum and general

(A)	The Purchasers shall not be entitled to damages or other payment in respect of any claim or claims under any of the Non-Fundamental Warranties in respect of any individual claim (or series of related claims with respect to related facts, events or circumstances):

(i)	for less than US$[…***…] provided that individual claims arising out of related matters, facts, events or circumstances shall be aggregated for the purposes of determining whether this individual claim threshold has been met; or	*

(ii)	unless and until the aggregate amount of all such claims for which the Sellers are liable (taking no account of those individual claims falling

* Confidential Treatment Requested

below the individual claim threshold as referred to in (i) above) exceeds US$[…***…]	*

(B)	Only the net loss incurred by the Purchasers in connection with the relevant claim shall be taken into account for the purposes of establishing whether any claim under the Non-Fundamental Warranties falls above or below the thresholds referred to in paragraph 2(A) above, having regard to the operation of this Schedule 4.

(C)	Save as provided in paragraph 2(A), the Purchasers shall be entitled to bring any claim against the Sellers or the Seller Guarantor under this Agreement or any of the Share Purchase Documents without having regard to the de minimis thresholds set out in paragraph 2(A), including, without limitation, in respect of any breach by the Sellers or the Seller Guarantor of any of the Fundamental Warranties, the Specific Indemnities and the Tax Covenant.

(D)	The total aggregate liability of the Sellers and the Seller Guarantor for breach of:

(i)	the Non-Fundamental Warranties, shall not in any event exceed US$[…***…]; and	*

(ii)	this Agreement and the Tax Covenant (including in respect of Non-Fundamental Warranty claims which shall nevertheless be subject to paragraph 2(D)(i) as well) shall not in any event exceed an amount equal to the Purchase Price paid pursuant to clause 6.1.

(E)	The Purchasers shall only be entitled to claim for direct losses, liabilities, claims, demands, causes of action, costs and expenses (including reasonable attorneys’ fees) under this Agreement and the Share Purchase Documents (except for the Tax Covenant, save to the extent set out therein) and not for any indirect loss. The parties agree that, for these purposes, without limitation, indirect losses shall include:

(i)	losses arising in respect of any punitive damages awarded against any member of the Purchasers’ Group (other than a member of the Group); and

(ii)	any losses arising as a result of any member of the Purchasers’ Group having securities listed on a stock exchange or other regulated market in the United States,

and that direct losses shall include, without limitation, punitive damages awarded against any member of the Group in connection with the conduct of the Aker Soho Business.

(F)	Each provision of this Schedule shall be read and construed without prejudice to each of the other provisions of this Schedule.

* Confidential Treatment Requested

(G)	Each Purchaser agrees and undertakes that (in the absence of fraud, in which case it shall retain all rights at law against the person who committed the fraud) it has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of the Sellers, the Seller Guarantor or the Retained Group or any employee of a member of the Group on whom it may have relied before agreeing to or entering into this Agreement or any of the Share Purchase Documents.

(H)	Without prejudice to clause 33 each Purchaser acknowledges and agrees that the Sellers and the Seller Guarantor shall have no liability in respect of any financial forecasts and projections in respect of the Aker Soho Business provided to the Purchasers (however so provided) on or prior to the date of this Agreement.

(I)	The financial limitations contained in paragraphs 1(B), 1(C), 2(A) and 2(D) of this Schedule shall not apply for the benefit of any Seller, or as the case may be, the Seller Guarantor, in the event of any fraudulent act or omission of such Seller or the Seller Guarantor in connection with giving the Warranties or the entry of the Sellers and the Seller Guarantor into this Agreement and each of the Share Purchase Documents.

(J)	No claim shall lie against the Sellers or the Seller Guarantor under the Warranties or the Specific Indemnities to the extent that within twenty (20) Business Days following receipt of notification thereof under paragraph 3 of this Schedule as appropriate the matter giving rise to such claim is remedied to the satisfaction of the Purchasers’ Representative (acting reasonably) without any cost to the Purchasers.

(K)	No claim shall lie against the Sellers or the Seller Guarantor under the Warranty set out in paragraph 14 of Schedule 3 (Warranties) in respect of any matter alleged to have been misstated in the 2007, 2008 or 2009 accounts to the extent that any such matter was corrected in the Data Book.

(L)	In the event that any Seller or the Seller Guarantor at any time after the date hereof wishes to take out insurance against any liability which may arise under this Agreement or any of the Share Purchase Documents (other than the Tail Insurance), the Purchasers agree, subject to receipt of appropriate undertakings as to confidentiality and to such provision not being unduly disruptive to the business of Purchasers’ Group, to provide at the cost of such Seller or the Seller Guarantor such information in relation to the operation of the Aker Soho Business prior to Completion as any prospective insurer or insurance broker may reasonably require for the purposes of effecting such insurance.

(M)	[…***…]	*

* Confidential Treatment Requested

[…***…(continued)]	*

(N)	Where it is necessary to determine whether a monetary limit or threshold set out in paragraphs 1(B), 1(C), 2(A) or 2(D) of this Schedule 4 has been reached or exceeded (as the case may be) and the value of the relevant claim or any of the relevant claims is expressed in a currency other than US$, the value of each such claim shall be translated into US$ at the US$ Exchange Rate on the date of receipt by the Sellers’ Representative of written notification from the Purchasers’ Representative in accordance with paragraph 3 of this Schedule 4 of the existence of such claim or, if such day is not a Business Day, on the Business Day immediately preceding such day.

3.	Time limits for bringing claims

3.1	No claim shall be brought against the Sellers or the Seller Guarantor in respect of any of the Warranties or the Specific Indemnities unless the Purchasers’ Representative shall have given to the Sellers’ Representative written notice of such claim specifying (in reasonable detail having regard to the information available to the Purchasers’ Representative at such time) a summary of the matters giving rise to the claim, the nature of the claim and, where possible, a good faith preliminary estimate of the amount claimed in respect thereof. Such written notice shall be given within ninety (90) days of any of:

(i)	the General Counsel of the Purchaser Guarantor;

(ii)	the Executive Vice Presidents of the Purchaser Guarantor;

(iii) [...***...]; (iv) [...***...]; or (v) [...***...];	*

(or, in each case the person holding the equivalent role at the relevant time) becoming aware

[…***…] that a Seller or the Seller Guarantor is or is reasonably likely to be in breach of the Warranties (other than the Tax Warranties) and, in any event:

*

(B)	subject to paragraph 3.1(C) of this Schedule 4, in respect of any claims under the Non-Fundamental Warranties (other than the Tax Warranties) on or before 5.00 p.m. on 31 December 2012;

(C)	in respect of any claims under paragraph 6 (Health, Safety and the Environment) of Schedule 3 (Warranties), not later than 5.00 p.m. on the date falling five (5) years after the Completion Date;

* Confidential Treatment Requested

(D)	in respect of any claims under the Tax Warranties, not later than 5.00 p.m. on the date falling sixty (60) days after the expiry of the current period specified by statute during which an assessment of the relevant liability to Tax may be issued by the relevant Tax Authority; or

(E)	in respect of any claims under the Fundamental Warranties or the Specific Indemnities, not later than 5.00 p.m. on the date falling sixty (60) days after the expiry of the applicable period specified by statute during which an assessment of that liability on which the claim is based may be issued, provided that (subject to paragraphs 4 and 8) the liability of the Sellers and the Seller Guarantor in respect of such claim shall absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within twelve (12) months of the service of such notice and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon a Seller or the Seller Guarantor.

3.2	If notice of a claim is not given by the Purchasers’ Representative within the ninety (90) day period referred to in paragraph 3.1 above, the relevant Purchaser or Purchasers’ Indemnified Person shall not be prevented from bringing such a claim (subject to the other time limits referred to in paragraph 3.1), nor shall it extinguish any liability of the Sellers or the Seller Guarantor under the Warranty in question but shall be taken into account in calculating the liability of the Sellers or the Seller Guarantor to the extent that such liability was increased as a result of the failure to give notice of it within such period.

3.3	No claims shall be brought against the Sellers or the Seller Guarantor under the Tax Covenant (other than under clause 15 (Secondary Liabilities) therein) unless the Purchasers’ Representative gives written notice to the Sellers’ Representative in accordance with the terms of the Tax Covenant, on or before the date falling twelve (12) years from Completion or, if later, the date on which the relevant statutory limitation period expires.

4.	[…***…]	*

* Confidential Treatment Requested

5.	Third party claims

(A)	Upon the Purchasers or any member of the Purchasers’ Group becoming aware of any claim (other than any claim under the Tax Covenant or the Tax Warranties), action or demand from a third party against it or any member of the Purchasers’ Group (a “Third Party Claim”) which is reasonably likely to give rise to any claim in respect of any of the Warranties the Purchasers’ Representative shall, and shall procure that the appropriate member of the Purchasers’ Group shall:

(i)	as soon as practicable notify the Sellers’ Representative in writing;

(ii)	promptly give such information and access to personnel, premises, chattels, documents and records (which the Purchasers shall take reasonable steps to preserve) to such Seller or the Seller Guarantor and its professional advisers as such Seller or the Seller Guarantor may reasonably request;

(iii)	subject to paragraphs 5(A)(iv) to (vi) below, be entitled, in its absolute discretion, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Third Party Claims or liability (including, without limitation, making counterclaims or other claims against third parties);

(iv)	allow each Seller or the Seller Guarantor (as relevant) to participate, at its own expense, together with the relevant Purchaser or the relevant member of the Group in the conduct of such actions as such Seller or the Seller Guarantor may deem appropriate in connection with any such claim in the name of the relevant Purchaser or any relevant member of the Purchasers’ Group and in that connection such Seller or the Seller Guarantor shall be entitled to nominate solicitors or other professional advisers for the Sellers, together with any solicitors or other professional advisers nominated by the relevant Purchaser and/or the relevant member of the Group;

(v)	in respect of any Third Party Claims which, in the statement of claim (or equivalent) include a claim for punitive damages against a member of the Group in respect of which the Sellers are liable to indemnify the Purchasers under the terms of this Agreement, allow the Sellers or the Seller Guarantor (at their own expense), to take the sole conduct of any such claim in the name of the relevant member of the Group and in that connection the Purchasers shall give or cause to be given to the relevant Seller or the Seller Guarantor all such assistance as it may reasonably require; and

(vi)	before making any settlement or compromise of a Third Party Claim which has been notified to the Sellers’ Representative which is in respect of an amount in excess of US$500,000, seek the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed) in respect of such settlement or compromise.

(B)	Any failure by any Purchaser or any member of the Purchasers’ Group to comply with the provisions of this paragraph 5 shall not prevent any claim by the Purchasers or extinguish any liability of the Sellers or the Seller Guarantor under the Warranty in question but shall be taken into account in calculating any such liability of the Sellers or the Seller Guarantor to the extent that such liability was increased by such failure.

6.	No liability if loss is otherwise compensated for

(A)	No liability shall attach to the Sellers or the Seller Guarantor by reason of any breach of any of the Warranties or the Specific Indemnities to the extent that the same loss has been recovered by the Purchasers under any other Warranty, Specific Indemnity or term of this Agreement (including, for the avoidance of doubt, clause 5 (Pre-Completion Covenants)) or any other Share Purchase Document and accordingly the Purchasers may only recover once in respect of the same loss.

(B)	The Sellers and the Seller Guarantor shall not be liable for breach of any of the Warranties or the Specific Indemnities to the extent that the subject of the claim has been made good or otherwise compensated for without cost to the Purchasers or any other member of the Purchasers’ Group.

(C)	For the avoidance of doubt, no claim shall be brought under any provision of this Agreement or the Share Purchase Documents (except for the Tax Covenant) to the extent that the Purchasers have been indemnified against the subject matter of such a claim by way of payment of a Leakage Adjustment Amount.

7.	[…***…]	*

* Confidential Treatment Requested

[…***…(continued)]		*

8.	[…***…]	*

* Confidential Treatment Requested

[…***…(continued)]	*

* Confidential Treatment Requested

[…***…(continued]		*

9.	Acts of Purchaser

	(A) […***…]	*

* Confidential Treatment Requested

[…***…(continued)]	*

(B)        Save as otherwise provided in this Agreement and/or the Share Purchase Documents, the Sellers and the Seller Guarantor shall not be liable for any breach of any Warranty which would not have arisen but for any reorganisation of the Group after Completion (including a cessation of the whole or part of any trade but excluding the Pre-Completion Reorganisation Steps) or change in ownership of any member of the Group after Completion or change in any accounting basis on which any member of the Purchasers’ Group values its assets or in any accounting basis, method, policy or practice of any member of the Purchasers’ Group.

10.        The Reference Date Accounts and the Completion Accounts

No matter shall be the subject of a claim under the Warranties to the extent that an allowance, provision or reserve (other than a general reserve) in respect of a matter has been or shall be made or taken into account in the Reference Date Accounts or the Completion Accounts or in the accounts underlying their preparation.

11. […***…]	*

12. […***…]	*

13.        Claim to be reduction of Purchase Price

Any payment made by a Seller, the Seller Guarantor or any other person in respect of any claim under this Agreement or the Share Purchase Documents shall so far as possible be made by way of adjustment to the Purchase Price payable pursuant to clause 6 (Consideration).

* Confidential Treatment Requested

14. […***…]	*

15.        Tax Warranties

The Purchasers shall not be entitled to claim for a breach of a Tax Warranty (arising out of a particular subject matter) if the subject matter is a Tax liability (as defined in the Tax Covenant) referred to in clause 2 of the Tax Covenant.

* Confidential Treatment Requested

Schedule 5

(Conduct of business before Completion)

The acts and matters referred to in clause 5.1 are as follows:

(A)	the acquisition or disposal (including the leasing, licensing or parting with or sharing possession or occupation) of any interest in real property for a consideration in excess of US$ 5,000,000 (excluding any amounts in respect of VAT);

(B)	the making of any capital commitment which exceeds the sum of US$ 5,000,000 (excluding any amounts in respect of VAT);

(C)	any disposal (not being an assignment, novation or transfer of the Excluded Assets pursuant to clause 12.2) of any material legal or beneficial interest in any part of the Aker Soho Business (other than the sale or disposal of any fixed asset in each case with a book value of less than US$ 5,000,000 (excluding any amounts in respect of VAT) on arm’s length terms);

(D)	any acquisition of any material assets, business or undertakings for a consideration in excess of US$ 5,000,000 (excluding any amounts in respect of VAT);

(E)	any offer by any member of the Group to engage any new additional employee, contractor, worker or consultant at an annual salary or fee per employee, contractor, worker or consultant (on the basis of full time employment or consultancy) in excess of US$ 300,000 (other than replacement of employees on equivalent salaries);

(F)	any dismissal of any Senior Employee or Specified Employee by the relevant employing member of the Group, other than for cause;

(G)	any material amendment, including any addition or increase in total emoluments (including, without limitation, pension contributions, bonuses, commissions, benefits in kind and redundancy policies or schemes), to the terms of employment or engagement of any Soho Staff or any amendment to the rules applicable to the Pension Schemes save for increases in emoluments made in accordance with the normal practice of the Retained Group or as required by law;

(H)	any amendment of any employee share scheme or agreement and/or grant or issue any options or other awards under any such scheme or agreement other than in accordance with the normal practice of the Aker Soho Business;

(I)	(other than in respect of Permitted Leakage) any declaration, authorisation, making or payment of a dividend (in cash or in specie) or other distribution of a similar nature or taxed in the same way as a dividend or any reduction of capital;

(J)	any grant of any guarantee or indemnity for the obligations of any person other than a member of the Group;

(K)	make any amendment to the constitutional documents of any member of the Group (other than as required by law);

(L)	any creation, allotment or issue or any grant of any option over or other right to subscribe or purchase, or any redemption, purchase, disposal or sale of, any share or loan capital or securities of any member of the Group or securities convertible into any of the foregoing;

(M)	acquire an interest in a corporate body or merge or consolidate with a corporate body or any other person, enter into any demerger or spin-off transaction or participate in any other type of corporate reconstruction;

(N)	the entering into of any transaction with any member of the Retained Group other than on arm’s length terms and in the ordinary course of business;

(O)	any creation or grant of any option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law or in the ordinary course of business) or other form of security interest or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of any member of the Group other than rights arising under retention of title clauses in the ordinary course of business;

(P)	the making of any loan, advance or deposit of money (other than (i) the granting of trade credit in the ordinary course of business in accordance with the relevant Group member’s normal practice, (ii) deposits with or drawings on the Aker Solutions ASA cash pool, (iii) pursuant to commitments made prior to the date of this Agreement, and (iv) deposits into bank accounts) to any person (other than between members of the Group);

(Q)	enter into or repay any borrowing (other than the receipt of trade credit in the ordinary course of business or pursuant to and in accordance with the limits subsisting at the date of this Agreement or borrowings from a member of the Retained Group or between members of the Group) in excess of US$ 5,000,000;

(R)	change its policies in respect of allocations from debtors and/or payments of creditors;

(S)	the entering into any partnership, joint venture or profit sharing agreements or arrangements;

(T)	other than in the ordinary course and in respect of amounts less than US$ 5,000,000 in respect of the final settlement of any project:

(i)	releasing any debtor from a debt on terms that he pays less than the book value of any debt;

(ii)	otherwise writing down of a debt;

(U)	the commencement, settlement or making or implying any admission of liability on behalf of the Group of any litigation or arbitration in excess of US$ 10,000,000;

(V)             the entry into, termination or variation of any Material Contract. For the purposes of this paragraph (V) only, the first limb of the definition of Material Contract shall be replaced with “any contract, agreement or arrangement relating to the Aker Soho Business and to which any member of the Group is a party calling for payments by any party thereto in excess of US$ [...***...] (exclusive of any amounts in respect of VAT) (or the equivalent amount in any other currency) in any twelve (12) month period”;

*

(W)	vary any terms of its material policies of insurance, knowingly take any action which may invalidate any of its policies or insurance or take any additional or replacement policies of insurance (other than renewals in the ordinary course or shorter renewals than normally would be taken out in order that the cover expire on or about Completion);

(X)	make any proposal for the winding up or liquidation of any member of the Group or propose any compromise or arrangements with any creditors or members of the Group except as Disclosed or set out in this Agreement;

(Y)	disclose or agree to disclose to any person any material technical or confidential information of any member of the Group, except where such person is subject to a binding duty of confidentiality;

(Z)	fail to renew or fail to take any action to defend or preserve any material Intellectual Property Rights or know-how or enter into any agreement or arrangement to licence, part with or share any material Intellectual Property Rights;

(AA)	any change to the basis of the preparation of the Monthly Management Accounts;

(BB)	any change to the accounting policies that affect any member of the Group;

(CC)	change, or do anything which may change, the tax residency of any member of the Group;

(DD)	any transaction or matter which would or may constitute Leakage; and

(EE)	the entering into of any agreement (conditional or otherwise) to do any of the foregoing.

* Confidential Treatment Requested

Schedule 6

(Ownership of Shares)

Name and address of, and numbers of Shares legally and beneficially owned by, each of the Sellers and name of Purchaser purchasing such Shares

(1)	(2)	(3)	(4)	(5)
Full name of Seller	Registered office	Company whose Shares are being sold	Number and percentage of issued ordinary Shares legally and beneficially owned	Full name of Purchaser

Aker P&C Group AS	Postbooks 169, 1325 Lysaker, NORWAY	Aker P&C Americas AS	1000/100%	Jacobs Nederland BV

		Aker P&C US Inc	1,000/100%	Jacobs Engineering Group Inc

		Aker Solutions Australia Pty Ltd	18,075,000/100%	Jacobs Australia Pty Ltd

		Aker Solutions Chile SA	1/1%	Jacobs Nederland BV

Aker Solutions BV	Visiting address: Houtsingel 5, 2719 EA Zoetermeer, NETHERLANDS Postal address: Postbus 5254, 2701 GG Zoetermeer, NETHERLANDS	Aker Process Ltd	17,000,000/100%	Jacobs Engineering U.K. Limited

		Aker Process GmbH	1/100%	Jacobs Engineering Deutschland GmbH

		Aker Solutions Netherlands BV (under incorporation)	N/a (100% on incorporation)	Jacobs Nederland BV

Aker Process BV		Aker Projects (Shanghai) Company Limited	(The equity of Aker Projects Shanghai Company Limited is not divided in shares)/100%	Jacobs Engineering Singapore Pte. Ltd.

Schedule 7

(Permitted Leakage)

“Permitted Leakage” means:

(A)	payments made or accruals in respect of payments made between any member of the Group and any member of the Retained Group provided that any such payments or accruals are made or arise in the ordinary course of business and have been made on arm’s length terms on a basis that is consistent with past practice including, without limitation:

(i)	the payment of corporate management charges to any member of the Retained Group;

(ii)	payments made by the relevant member(s) of the Group to Aker Advantage AS, Aker Advantage Ltd or Aker Advantage Inc. in accordance with the terms of the Original Global Staffing Agreement and the Aker Advantage Global Staffing Agreement;

(iii)	payments made by the relevant member(s) of the Group to Aker Business Solutions in accordance with the terms of the relevant service level agreement; and

(iv)	payments made by the relevant member(s) of the Group to Aker Powergas Private Ltd under the Engineering Term Services Agreement dated 2 January 2010, by and among Aker Kvaerner and its subsidiaries and Aker Powergas Private Limited, and the Auxiliary Services Agreement dated 9 February 2007 by and among Aker Kvaerner and its subsidiaries and Aker Powergas Systems Private Limited, respectively;

(B)	payments made by any member of the Group to the extent that any such payments have specifically accrued or have been specifically provided for in the Reference Date Accounts;

(C)	the following distributions that have been declared prior to or after the Reference Date (and this having been taken into account when preparing the Reference Date Accounts) by any member of the Group in favour of any member of the Retained Group or any person connected with any member of the Retained Group:

[...***...]	*

* Confidential Treatment Requested

(D)	payments or accruals in respect of payments to be made of salaries and directors’ fees and associated expenses, awards and allocations of, and accruals of entitlements to, bonuses and other discretionary amounts to Relevant Employees provided that any such payments, awards or allocations, or accruals in respect of such payments, awards and/or allocations are made or arise in the ordinary course of business and which has been made on arm’s length terms on a basis that is consistent with past practice. Any such bonus payments shall not include bonus payments to Relevant Employees payable as a direct result of the completion of the Transaction, such bonus payments not constituting Permitted Leakage;

(E)	any other payments, accruals, assumptions, indemnifications or the incurrence of any other liabilities by any member of the Group to which the Purchasers’ Representative has given its express consent in writing for the purpose of this Schedule 7;

(F)	any payment:

(i)	in respect of Tax made to the Retained Group in the ordinary course of managing the Tax affairs of the relevant member of the Group; or

(ii)	made in consideration for the surrender of losses to be used to offset any Tax liability of such member of the Group (except for any payment for the surrender of losses where the amount of the payment is calculated using a rate above the prevailing applicable tax rate), which is consistent with past practice with respect to such payments and amounts of losses surrendered;

(G)	the distribution or other carve out of up to US$9,000,000 (net of any withholding or equivalent taxes, such taxes being Permitted Leakage also) of Cash held by Aker Projects (Shanghai) Company Limited to a member of the Retained Group (to the extent that such amount is actually distributed prior to Completion);

(H)	the transfer of the energy development & services (ED&S) assets of Aker Solutions Australia Pty Ltd to Aker Solutions Oil & Gas Australia Pty Ltd, which is a member of the Retained Group on 9 July 2010 with economic (cash) effect from the Reference Date for a cash purchase price equal to the net asset value of AUD 60,000 of such assets in the accounts of Aker Solutions Pty Ltd as at the Reference Date and as identified in a separate column in the Reference Date Accounts;

(I)	the payment by Aker P&C US Inc of US$2,545,000 to Aker Oil & Gas Ltd as adjustment payment for the shares in Aker Plant Services Group which were acquired during the first quarter of 2010;

(J)

the transfer by Aker P&C US Inc of all the issued shares in the capital of Aker Construction Inc to Aker Oil & Gas Group AS, which is a member of the Retained Group, with economic (cash) effect from the Reference Date pursuant to the relevant agreement included in Appendix 4 (Pre-Completion

Reorganisation Arrangements), for a cash purchase price equal to US$52,000,000;

(K)	the transfer by Aker P&C US Inc of all the issued shares in the capital of Aker Strategic Operations Inc to Aker Oil & Gas Group AS, which is a member of the Retained Group, with economic (cash) effect from the Reference Date pursuant to the relevant agreement included in Appendix 4 (Pre-Completion Reorganisation Arrangements), for a cash purchase price equal to US$4,700,000;

(L)	the transfer by Aker P&C US Inc of all the issued shares in the capital of Aker Michigan Inc to Aker Oil & Gas Group AS, which is a member of the Retained Group, with economic (cash) effect from the Reference Date pursuant to the relevant agreement included in Appendix 4 (Pre-Completion Reorganisation Arrangements), for a cash purchase price equal to US$ 202,000;

(M)	the contribution of the plant services group division assets of Aker Solutions Americas Inc to a new subsidiary of Aker Solutions Americas Inc and Aker Solutions Americas Inc’s distribution of shares in this new subsidiary to Aker P&C US Inc and the subsequent sale of all the issued shares in Aker Solutions Americas Inc to Aker Oil & Gas Group AS, which is as member of the Retained Group pursuant to the relevant agreements included in Appendix 4 (Pre-Completion Reorganisation Arrangements) with economic (cash) effect from the Reference Date for a cash purchase price equal to US$39,000,000;

(N)	the contribution of the AIC Houston division assets of Aker Industrial Constructors Inc to a new subsidiary of Aker Industrial Constructors Inc (“AIC Holdings”), the further contribution of the AIC Houston division assets from AIC Holdings to a new subsidiary of AIC Holdings and the subsequent sale of AIC Holdings to Aker Oil & Gas Group AS, which is a member of the Retained Group pursuant to the relevant agreements included in Schedule 15 (Pre-Completion Restructuring Arrangements) with economic (cash) effect from the Reference Date for a cash purchase price equal to US$1;

(O)	the transfer by Aker P&C Americas AS of all the issued shares in the capital of Aker Construction Canada Ltd to a member of the Retained Group pursuant to the relevant agreement included in Appendix 4 (Pre-Completion Reorganisation Arrangements) with economic (cash) effect from the Reference Date for a cash purchase price equal to CA$ (Canadian Dollars) 40,200,000;

(P)	the transfer by Aker P&C Americas AS of 49% of the issued shares in the capital of Aker E&C (Thailand) Ltd to a member of the Retained Group pursuant to the relevant agreement included in Appendix 4 (Pre-Completion Reorganisation Arrangements) with economic (cash) effect from the Reference Date for a cash purchase price equal to NOK 3,268,300;

(Q)

the transfer by Aker Process Ltd of 75% of all the issued shares in the capital of Aker Process Gulf Ltd to a member of the Retained Group pursuant to the relevant agreement included in Appendix 4 (Pre-Completion Reorganisation

Arrangements) with economic (cash) effect from the Reference Date for a cash purchase price equal to SAR (Saudi Arabian Riyals) 3,400,000;

(R)	save as set out below, the transfer of all the assets (other than the shares of Aker Projects (Shanghai) Company Limited which shall be sold to the Purchasers under this Agreement), rights and liabilities of Aker Process BV to Aker Solutions Netherlands BV which will be a member of the Group pursuant to the relevant agreements included in Appendix 4 (Pre-Completion Reorganisation Arrangements) with economic (cash) effect from the Reference Date for a cash purchase price equal to Euro 16,575,000. The assets, rights and liabilities which shall not be so transferred and which shall be retained by Aker Process BV or another member of the Retained Group are the assets, rights and liabilities related to the following:

(i)	the Yansab Project;

(ii)	the Excluded Contracts (other than those referred to in paragraphs (a) to (e) of the Excluded Projects);

(iii)	the Holborn Litigation;

(iv)	the 25% shareholding in Aker Process Gulf Ltd;

(v)	the call-off agreement between Aker Process BV and Sinopec International Petroleum Services Corporation (SIPSC), Beijing, for the supply of support services in respect of the Yadavaran Oil Field Development Project, Phase I;

(vi)	the work order for the provision of project engineering management and leadership to the Yadavaran Oil Field Development Phase 1 – CTEP Detail Engineering project by and between SAF Petroleum Investments F.Z.E. and Aker Process Ltd;

(vii)	Technology Co-operation Agreement between Dorr-Oliver Eimco UK Limited, Aker Kvaerner Engineering Services Limited and CanyTech, dated 30 March 2007;

(viii)	Lump sum Basic Engineering Services Contract (CV 8.8MMEUR) between Aker Process BV and Metatech International SARL Luxemburg – Zürich Branch for Phenol-Aceton plant; and

(ix)	cash and cash equivalents amounting to Euro 5,635,821; and

(x)	receivables against the Retained Group and the Sinopec/Aker Process Gulf JV with an aggregate face value of Euro 38,514,493;

together with such other assets as the parties may agree;

(S)

the acquisition by Aker Industrial Construction Inc. of all furniture and equipment currently used or meant to be used by Aker Industrial Construction Inc. in the offices located at 333 East Wetmore, Tucson, Arizona from Aker

Business Services Inc. with economic (cash) effect from the Reference Date for a cash purchase price equal to the net book value as at the Reference Date;

(T)	the acquisition by Aker Metals Inc. of all furniture and equipment currently used or meant to be used by Aker Metals Inc. in the offices located at 333 East Wetmore, Tucson, Arizona from Aker Business Services Inc. with economic (cash) effect from the Reference Date for a cash purchase price equal to the net book value as at the Reference Date; and

(U)	any action taken in accordance with the terms of this Agreement or the Share Purchase Documents.

Schedule 8

(Basic information about the Group)

Part A

(Basic information about the Companies)

Aker P&C Americas AS

1.	Registered number:	986 919 465

2.	Address of registered office:	Visiting address: Snarøyveien 36 1364 Fornebu, NORWAY Postal address: Postboks 169 1325 Lysaker, NORWAY

3.	Place of incorporation:	Norway

Aker P&C US Inc

1.	Registered number:	3692055

2.	Address of registered office:	3010 Briarpark Dr., Suite 500, Houston, TX 77042, USA

3.	Place of incorporation:	Delaware, USA

Aker Solutions Australia Pty Ltd

1.	Registered number:	004 239 972

2.	Address of registered office:	Level 6, 600 St Kilda Road, Melbourne VIC 3004, AUSTRALIA

3.	Place of incorporation:	Victoria, Australia

Aker Solutions Chile SA

1.	Registered number:	RUT 96.588.850-0

2.	Address of registered office:	Nueva Tajamar 481,Piso 19- Las Condes, Santiago, CHILE.

3.	Place of incorporation:	Santiago, Chile

Aker Process GmbH

1.	Registered number:	HRB 46635

2.	Address of registered office:	Hausinger Strausse 8, D-40764 Langenfeld GERMANY

3.	Place of incorporation:	Langenfeld, Germany

Aker Process Limited

1.	Registered number:	454398

2.	Address of registered office:	One Port Way, Port Solent, Portsmouth, Hampshire, PO6 4TZ UNITED KINGDOM

3.	Place of incorporation:	London, UK

Aker Solutions Netherlands BV (under incorporation)

1.	Registered number:	(N/a - not incorporated at the date of this Agreement)

2.	Address of registered office:	(Expected to be) Houtsingel 5, 2719 EA Zoetermeer, NETHERLANDS

3.	Place of incorporation:	Zoetermeer, Netherlands

Aker Projects (Shanghai) Company Limited

1.	Registered number:	310115400179353

2.	Address of registered office:	6F South Tower B, China Diamond Exchange Centre, 1701 Century Avenue, Pudong District, Shanghai, 200122 PEOPLES REPUBLIC OF CHINA

3.	Place of incorporation:	Shanghai, China

Part B

(Basic information about the Subsidiaries)

Aker P&C Inc

(A)	Registered number:	3692056

(B)	Registered address:	3010 Briarpark Dr. Suite 500, Houston TX 77042, USA

(C)	Place of incorporation:	Delaware, USA

(D)	Members:

Full Name	Registered address	Ownership

Aker P&C US Inc.	3010 Briarpark Dr. Suite 500 Houston TX 77042, USA	100%

Aker PSG Inc.

(A)	Registered number:	(N/a - not incorporated at the date of this Agreement)

(B)	Registered address:	N/a

(C)	Place of incorporation:	N/a

(D)	Members:

Full Name	Registered address	Ownership

Aker P&C US Inc.	3010 Briarpark Dr. Suite 500 Houston TX 77042, USA	100%

Aker Solutions Chile Corp

(A)	Registered number:	661311

(B)	Registered address:	3010 Briarpark Drive, Suite 500 Houston, TX 77042, USA Chile branch: Nueva Tajamar 48, Torre Norte, Piso 19 - Las Condes, Santiago, CHILE

(C)	Place of incorporation:	Delaware, USA

(D)	Members:

Full Name	Registered address	Ownership

Aker P&C Inc.	3010 Briarpark Drive, Suite 500 Houston, TX 77042, USA	100%

Aker Industrial Constructors Inc

(A)	Registered number:	3675739

(B)	Registered address:	3010 Briarpark Drive, Suite 500 Houston, TX 77042, USA

(C)	Place of incorporation:	Delaware, USA

(D)	Members:

Full Name	Registered address	Ownership

Aker P&C Inc.	3010 Briarpark Drive, Suite 500 Houston, TX 77042, USA	100%

Aker Metals Inc

(A)	Registered number:	3692058

(B)	Registered address:	333 East Wetmore Road, Tucson, AZ 85705-1799 USA

(C)	Place of incorporation:	Delaware, USA

(D)	Members:

Full Name	Registered address	Ownership

Aker P&C Inc.	3010 Briarpark Drive, Suite 500 Houston, TX 77042, USA	100%

DSI Constructors

(A)	Registered number:	0887192

(B)	Registered address:	3010 Briarpark Drive, Suite 500 Houston, TX 77042, USA

(C)	Place of incorporation:	Delaware, USA

(D)	Members:

Full Name	Registered address	Ownership

Aker Metals Inc	333 East Wetmore Road, Tucson, AZ 85705-1799, USA	100%

Aker Solutions Chile SA

(A)	Registered number:	RUT 96.588.850-0

(B)	Registered address:	Nueva Tajamar 481, Piso 19- Las Condes, Santiago,.CHILE

(C)	Place of incorporation:	Santiago, Chile

(D)	Members:

Full Name	Registered address	Ownership

Aker P&C Americas AS.	Snarøyveien 36 1364 Fornebu NORWAY	99%

Aker P&C Group AS	Snarøyveien 36 1364 Fornebu NORWAY	1%

Aker Solutions Peru SA

(A) Registered number:		RUT 2037733229

(B) Registered address:		V. Andres Belaunde Avenue N° 147, Torre Real 4, Office 501, San Isidro, Lima PERU

(C) Place of incorporation:		Lima, Peru

(D) Members:

Full Name	Registered address	Ownership

Aker P&C Americas AS	Postboks 169 1325 Lysaker NORWAY	99,9818311%

Aker Solutions Canada Inc.	2900 - 550 Burrard St Vancouver BC V6C 0A3 CANADA	0,0181689%

Aker Solutions Canada Inc

(A) Registered number:		345190-9

(B) Registered address:		2900 - 550 Burrard St Vancouver BC V6C 0A3 CANADA

(C) Place of incorporation:		Vancouver, Canada

(D) Members:

Full Name	Registered address	Ownership

Aker P&C Americas AS.	Postboks 169 1325 Lysaker NORWAY	100%

Aker Chemetics Offshore Services Inc

(A) Registered number:		626709-2

(B) Registered address:		2900 - 550 Burrard St Vancouver BC V6C 0A3 CANADA

(C) Place of incorporation:		Vancouver, Canada

(D) Members:

Full Name	Registered address	Ownership

Aker Solutions Canada Inc	2900 - 550 Burrard St Vancouver BC V6C 0A3 CANADA	100%

Aker Solutions E&C Limited

(A) Registered number:		4967961

(B) Registered address:		Phoenix House 3 Surtees Way Surtees Business Park Stockton-on-Tees TS18 3HR UNITED KINGDOM

(C) Place of incorporation:		England and Wales

(D) Members:

Full Name	Registered address	Ownership

Aker Process Limited	1 Port Way, Port Solent, Portsmouth, Hampshire, P06 4TZ, ENGLAND	100%

Aker Solutions E&C International Limited

(A) Registered number:		1896128

(B) Registered address:		Phoenix House 3 Surtees Way Surtees Business Park Stockton-on-Tees TS18 3HR UNITED KINGDOM

(C) Place of incorporation:		England and Wales

(D) Members:

Full Name	Registered address	Ownership

Aker Process Limited	1 Port Way, Port Solent, Portsmouth, Hampshire, P06 4TZ, ENGLAND	100%

Aker Solutions Matasis (Proprietary) Limited

(A) Registered number:		2010/019115/07

(B) Registered address:		11 Eton Road Parktown 2193 Johannesburg SOUTH AFRICA

(C) Place of incorporation:		Johannesburg, South-Africa

(D) Members:

Full Name	Registered address	Ownership

Aker Solutions E&C International Limited	Phoenix House 3 Surtees Way Surtees Business Park Stockton-on-Tees TS18 3HR ENGLAND	74%

Matasis Investment Holdings (Proprietary) Limited	11 Eton Road Parktown Johannesburg SOUTH AFRICA	26%

Schedule 9

(Basic information about the Purchasers)

Jacobs Engineering Group Inc

A. Registered number:	N/A

B. Address of registered office:	c/o CT Corporation, 1209 North Orange Street,
Wilmington, DE 19801-1120, USA

Jacobs Australia Pty Limited

A. Registered number:	ACN 079749287

B. Address of registered office:	Level 7, 8-10 Hobart Place, Canberra, ACT
2601, Australia

Jacobs Engineering Deutschland GmbH

A. Registered number:	HRB13102

B. Address of registered office:	Josef-Lammerting-Allee 25, Cologne 50933, Germany

Jacobs Engineering U.K. Limited

A. Registered number:	02594504

B. Address of registered office:	1180 Eskdale Road, Winnersh, Wokingham, RG41
5TU, United Kingdom

Jacobs Nederland BV

A. Registered number:	24301248

B. Address of registered office:	Plesmanlaan 100, 2332 CB, P.O. Box 141, 2300 AC,
Leiden, The Netherlands

Jacobs Engineering Singapore Pte. Ltd.

A. Registered number:	199803266M

B. Address of registered office:	3, Church Street, Singapore 049483, Singapore

Schedule 10

(Accounts Rule Book)

1.	Introduction

1.1	The Completion Accounts shall be prepared in accordance with:

(A)	paragraph 2 of this Schedule 10;

(B)	to the extent not covered by (A), the accounting principles and practices adopted by the Aker Soho Business in the preparation of the Reference Date Accounts as consistently applied by the Aker Soho Business on a legal entity by legal entity basis; and

(C)	to the extent not covered by (A) and (B), in accordance with IFRS as adopted by the EU.

For the avoidance of doubt, paragraph (A) shall take precedence over paragraphs (B) and (C), and paragraph (B) shall take precedence over paragraph (C).

1.2	The Reference Date Accounts have been prepared using the same principles (disregarding the references to the Reference Date Accounts and to paragraph 2.25 of this Schedule 10).

1.3	Any judgments required to be made in the preparation of the Completion Accounts should be made in accordance with the practices applied in the preparation of the Reference Date Accounts, for the avoidance of doubt, without prejudice to the underlying facts and circumstances on which judgment is to be exercised and the principles and practices applied.

2.	Specific accounting policies, principles and practices

2.1	Revenue recognition – percentage of completion methods for contracts

(A)	Construction contracts

Revenue recognition policies will be as follows:

(i)	Engineering and construction contract revenues are recognised using the percentage of completion method, based primarily on contract cost incurred to date compared to estimated total contract costs. When the final outcome of a contract cannot be reliably estimated, contract revenue is recognised only to the extent of costs incurred that are expected to be recoverable. Losses on contracts are fully recognised when identified.

(ii)

Contract revenues include variation orders and incentive bonuses when it is probable that they will result in revenue and the amount can be measured reliably. Disputed amounts are recognised when their realisation is probable and can be measured reliably. Contract costs include costs that relate directly to the specific contract and costs that are attributable to contract activity in general and can be allocated to the contract. Costs that cannot be attributed to contract activity are expensed. Bidding costs are capitalised when it is probable that the relevant member of the Group will be the preferred bidder. All other bidding costs are expensed as incurred.

(B)	Goods sold and services rendered

Revenue from the sale of goods is recognised in the income statement when the significant risks and rewards of ownership have been transferred to the buyer. Revenue from services rendered is recognised in the income statement in proportion to the stage of completion of the transaction at the date on which Completion takes place. The stage of completion is normally assessed as the proportion that cost incurred for work performed to date bear to the estimated contract costs. No revenue is recognised if there are significant uncertainties regarding recovery of the consideration due, associated costs or the possible return of goods also continuing management involved with the goods.

2.2	With respect to intangible and tangible fixed assets there shall be no write-offs or write-downs of historical costs in respect to such intangible or tangible fixed assets other than for the events set out below or in excess of what is stated below:

(A)	goodwill shall be valued at purchase price; and

(B)	property, plant and equipment shall be valued at purchase price reduced only by ordinary straight-line depreciations based on the same percentages (reflecting estimated useful lives of these assets) as applied for the twelve month period ending on the Reference Date.

2.3	All leasing contracts shall be accounted for as operating leases to the extent that such leases have been accounted for as operating leases in the Data Book and the Reference Date Accounts and the charge for such operating lease has been reflected within EBITDA. Lease contracts entered into after the Reference Date shall be capitalised if the lease term is greater than 75% of the property’s estimated economic life; the lease contains an option to purchase the property for less than fair market value; ownership of the property is transferred to the lessee at the end of the lease term; or the present value of the lease payments exceeds 90% of the fair market value of the property or the lease falls to be capitalised by applying consistent practices with those adopted in the Reference Date Accounts. All other lease contracts entered into after the Reference Date shall be defined as operating leases.

2.4	Buildings shall be classified in the same manner as they were in the Reference Date Accounts and shall be valued at purchase price, reduced only by ordinary straight line depreciation.

2.5	Research and development costs shall be accounted for in accordance with existing accounting principles and practices applied by the Aker Soho Business to the extent these principles and practices have been adopted in the Reference Date Accounts.

2.6	Inventory (for the avoidance of doubt excluding any work in progress or contracting balances) shall be valued at historical cost, only, less any provision for slow moving, obsolete or damaged goods. The provision for slow moving, obsolete or damaged goods shall be calculated using the same principles and practices as applied by the Aker Soho Business for the twelve (12) month period ending at the Reference Date providing that this is consistent with principles and practices adopted in the Reference Date Accounts.

2.7	Accounts receivable shall be valued at the invoice value less any provisions for bad or doubtful debt.

2.8	The bad debt provisions shall be calculated based on the same principles and practices as applied by the Aker Soho Business for the (12) twelve month period ending on the Reference Date for the Aker Soho Business providing that this is consistent with principles and practices adopted in the Reference Date Accounts.

2.9	Other receivables shall be valued using consistent principles and practices with those adopted in the Reference Date Accounts.

2.10	Work in progress shall be valued using consistent principles and practices as applied in the Reference Date Accounts and all project related items shall be based on principles and practices applied in the Reference Date Accounts (i.e. principles for calculation of contract margins, calculation of risk to profit and calculation of warranty provisions).

2.11	Other current assets shall be valued using consistent principles and practices with those adopted in the Reference Date Accounts.

2.12	Cash in hand, at the bank or at any other financial institution shall be valued at face value as shown in the reconciled cash book; other Cash shall be valued in accordance with the principles and practices adopted in the Reference Date Accounts. Cash shall include all accrued but unpaid interest (if any) within other assets in accordance with the principles and practices adopted in the Reference Date Accounts.

2.13	Soho Hedging Contracts shall not be included in the Completion Accounts as they are explicitly excluded and to be settled prior to Completion.

2.14	The corporation Tax liability shall be calculated consistently with principles and practices adopted in the Reference Date Accounts meaning that the relevant corporate Tax rate shall be applied to net profits before Taxes and shall in that respect take into account the effects of utilising Tax attributes in the Group and the Retained Group and any Tax refund receivables in the Group as a means to minimise the corporation Tax liability as at the date of Completion. For the avoidance of doubt:

(A)	the corporation Tax liability shall also take into consideration any prepaid corporation Taxes and any rights to repayment due from the Tax Authorities related to corporation Taxes;

(B)	any corporation Tax which has not been assessed or which is not to be accrued pursuant to the above, including without limitation any contingent corporation

Tax liabilities, shall be disregarded, it being acknowledged that such liabilities shall be dealt with in accordance with the terms of the Tax Covenant.

No deferred Tax asset or deferred Tax liability will be recognised in the Completion Accounts.

2.15	Net pension liabilities in respect of the Pension Schemes in the Completion Accounts (which shall exclude, for the avoidance of doubt, any due but unpaid contribution obligations which will be treated as an adjustment to Working Capital) shall amount to US$ 9,000,000 (that is, the same amount as set out in the Reference Date Accounts).

2.16	The reserve in respect of any liabilities in respect of exposure to asbestos in the Completion Accounts shall be the same amount as set out in the Reference Date Accounts.

2.17	Accounts payable shall be valued at face value only in accordance with the principles and practices applied in the preparation of the Reference Date Accounts.

2.18	Accrued operating costs shall be valued using consistent principles and practices with those adopted in the Reference Date Accounts.

2.19	Advance payments receivable or received shall be valued using consistent principles and practices with those adopted in the Reference Date Accounts.

2.20	Other current liabilities shall be valued using consistent principles and practices with those adopted in the Reference Date Accounts.

2.21	Other long-term liabilities shall be valued using consistent principles and practices with those adopted in the Reference Date Accounts.

2.22	The preparation of the aggregation of the Aker Soho Business Completion Accounts as at the Completion Date shall be on the same basis and using equivalent methodology as in the Reference Date Accounts.

2.23	Working Capital items shall be included using the same principles and practices using the same definition as applied in the definition of working capital in Hyperion in 2010, being the following line items:

(A)	15000 Total current operating assets; and

(B)	25000 Total current operating liabilities,

with the following adjustments:

(i)	in the Hyperion accounts the following line items shall be excluded:

15325	Accrued financial revenue

15330	Internal FX on forward contracts

15335	Fair value adjustments to hedged assets

15336	Fair value adj to embedded assets

25330	Internal FX on forward contracts

24335	Fair value adj to hedged liabilities

24336	Fair value adj to embedded liabilities

(ii)	Working Capital items related to the Yansab Project and the Holborn Litigation to be excluded from Working Capital;

(iii)	no account shall be taken of customer advances and deposits held on behalf of customers in Working Capital to the extent that such amounts have been included in Cash;

(iv)	current element of Trafalgar House loan to be excluded to the extent included in Debt;

(v)	long term loan from Reliance Industries Ltd to be excluded to the extent included in Debt; and

(vi)	debt like items of a similar nature to those listed in Appendix 14 (Other debt like items) occurring after the Reference Date, together with changes to the values of those items listed in Appendix 14 (Other debt like items)at Completion. The aggregate amount of such items shall be reduced by US $2,500,000 in the Completion Accounts, the parties having agreed that the same fixed reduction to those items was applied in the preparation of the Reference Date Accounts. For the avoidance of doubt, cash payments in the period from the Reference Date to Completion Date in respect of the items listed in Appendix 14 (Other debt like items) shall reduce their balances.

2.24	In respect of information obtained after Completion but with respect to the period up to which the Completion Accounts are to be prepared:

(A)	in preparing the Completion Accounts, the Purchasers may have regard to information obtained after the Completion Date up to the date on which it submits the draft Completion Accounts to the Seller’s Representative in accordance with Schedule 11 (Completion Accounts);

(B)	in preparing any Objection Notice, the Sellers may have regard to information obtained after the Completion Date up to the date on which it submits such Objection Notice to the Purchaser in accordance with Schedule 11 (Completion Accounts); and

(C)	if the Completion Accounts are being determined by an Expert in accordance with Schedule 11 (Completion Accounts), the Expert may have regard to information obtained after the Completion Date up to the date of its determination.

2.25	The Completion Accounts shall be prepared as at the moment immediately preceding Completion, that is as at the final moment at which the group is still controlled by the Sellers and the Seller Guarantor. The Completion Accounts shall disregard any decision, act or omission of the Purchasers or a member of the Purchasers’ Group in respect of the Aker Soho Business, together with all things done by any member of the Group after the date of this Agreement at the express request of a Purchaser, including the giving of notice to terminate the Zoetermeer Lease.

2.26	Notwithstanding the preceding paragraph, the Completion Accounts shall treat any circumstance on the basis of which a Leakage Adjustment Amount has been claimed and paid (whether Leakage or Negative Leakage) by the time the accounts are being prepared as not having occurred, such that such circumstances are dealt with through the Leakage Adjustment Amount and not in lieu of this or in addition to this through the Completion Accounts.

2.27	No reserves shall be made in the Completion Accounts in respect of matters covered by the Specific Indemnities. For the avoidance of doubt, no reserves for matters covered by the Specific Indemnities were made in the Reference Date Accounts.

2.28	All amounts to be used in preparing the Completion Accounts shall be converted into NOK at the NOK Exchange Rate at Completion. Once prepared, the Completion Accounts shall be converted into US$ at the US$ Exchange Rate at Completion. For the avoidance of doubt, any underlying balance in US$ shall be converted to NOK at the same rate as NOK shall be converted to US$ hereunder.

2.29	Any Inter-Company Payables or Inter-Company Receivables to be included in the Completion Accounts shall be net of any amounts settled prior to Completion in accordance with clause 23.

2.30	Notwithstanding the delayed completion of the transfer of Aker Projects (Shanghai) Company Limited in accordance with clause 3.13, the Completion Accounts shall nevertheless be prepared as if that transfer had taken place on Completion, and no adjustment shall be made to any Adjustment Amount following the events described in clause 3.13(C).

Schedule 11

(Completion Accounts)

1.	Completion Accounts

1.1	No later than one hundred and eighty (180) days after the Completion Date, the Purchasers’ Representative shall prepare and deliver to the Sellers’ Representative draft Completion Accounts in accordance with the Accounts Rule Book, together with a detailed calculation of the Purchase Price and the Adjustment Amount (including a calculation of the Completion Net Cash and the Completion Working Capital Adjustment), in accordance with clauses 6.1 and 6.4.

1.2	From Completion and for the purposes of this Schedule 11 the Sellers shall make available to the Purchasers (and their representatives, agents, auditors, accountants and advisers) any Books and Records (together with such officers, employees or advisers familiar with the same) of the Retained Group (or, if practicable, the relevant parts of those Books and Records) which are reasonably required by the Purchasers for the purpose of preparing the Completion Accounts to the extent they are not in the possession of the Group. Accordingly, the Sellers shall, upon being given reasonable notice by the Purchasers and subject to the Purchasers giving such undertaking as to confidentiality as the Sellers shall reasonably require, procure that such Books and Records are made available to the Purchasers for inspection (during Working Hours) and copying (at the Purchasers’ expense) for and only to the extent necessary for such purpose.

1.3	With effect from the delivery of the draft Completion Accounts to the Seller’s Representative in accordance with paragraph 1.1 above, the Purchasers shall make available to the Sellers (and its representatives, agents, auditors, accountants and advisers) any Books and Records (together with such officers, employees or advisers familiar with the same) of the Group (or, if practicable, the relevant parts of those Books and Records) which are reasonably required by the Sellers for the purpose of reviewing the draft Completion Accounts delivered by the Purchasers under paragraph 1.1 above. Accordingly, the Purchasers shall, upon being given reasonable notice by the Sellers and subject to the Sellers giving such undertaking as to confidentiality as the Purchasers shall reasonably require, procure that such Books and Records are made available to the Sellers for inspection (during Working Hours) and copying (at the Sellers’ expense) for and only to the extent necessary for such purpose.

2.	Disputes

2.1	If the Sellers’ Representative disagrees with the Completion Accounts, the Sellers’ Representative shall deliver to the Purchasers’ Representative, within ninety (90) days following the Sellers’ Representative’s receipt of the draft Completion Accounts under paragraph 1.1 above, a statement setting out any item or items they wish to dispute (the “Disputed Items”) together with an explanation in reasonable details of its objections in respect of such Disputed Items and any proposed adjustment the Sellers believe should be made to the draft Completion Accounts in respect of each Disputed Item, if any (for the purposes of this Schedule 11 an “Objection Notice”).

2.2	If no Objection Notice is received by the Purchasers’ Representative within ninety (90) days following the Sellers’ Representative’s receipt of the draft Completion Accounts, the parties are deemed to have accepted the draft Completion Accounts as delivered to the Sellers under paragraph 1.1 above, as accurate at the expiry of such ninety (90) day period and they shall constitute the Completion Accounts for the purposes of this Agreement.

2.3	If the Sellers’ Representative has delivered an Objection Notice within the deadline set out in paragraph 2.1 above, the Sellers’ Representative and the Purchasers’ Representative shall use all reasonable endeavours to resolve any such objections and to agree in writing the Disputed Item. If they do not reach a final resolution within thirty (30) days following the Sellers’ Representative’s delivery of the Objection Notice, the Sellers’ Representative and the Purchasers’ Representative shall settle the disagreement by retaining an Expert. The Expert may instruct actuaries and other experts to the extent the Expert so considers appropriate for purposes of determining the amounts in dispute. The Expert shall be requested to provide its conclusion to the parties within thirty (30) Business Days after the appointment of such Expert.

2.4	In any reference to the Expert in accordance with the above:

(A)	the Expert shall act as an expert and not as an arbitrator;

(B)	the Expert shall be directed to determine any dispute by reference to the Accounts Rule Book;

(C)	the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Purchasers and the Sellers;

(D)	the costs of the Expert shall be paid by the Sellers and the Purchasers equally or as otherwise determined by the Expert; and

(E)	each of the Sellers and the Purchasers shall respectively provide or procure the provision to the Expert of all such information as the Expert shall reasonably require.

3.	The parties’ assistance

3.1	The parties shall use their reasonable endeavours, and the Purchasers shall procure that each member of the Group use their reasonable endeavours and the Sellers shall procure that members of the Retained Group use their reasonable endeavours, to assist the Sellers’ Representative’s and the Purchasers’ respective representatives, their accountants and (if applicable) the Expert and shall endeavour to procure that the matters required of each of them under this Schedule 11 are fulfilled as soon as practicable after their respective appointments.

3.2

Without prejudice to the generality of the foregoing, each of the parties shall and the Purchasers shall procure that the members of the Group and the Sellers shall procure that the members of the Retained Group shall promptly on request supply, or procure that promptly on request there is supplied, to such persons all such documents and information as they each may reasonably require for fulfilment of their obligations under this Schedule 11.

Schedule 12

(Unassigned Properties)

Part A

Transfer of Unassigned Properties

For the purposes of this Schedule 12, the following words and expressions have the following meanings:

“Assignee”	means in relation to each Unassigned Property, the member of the Group named as the assignee in Part B of this Schedule 12;

“Assignment Consent”	means the written consent of a Landlord required for the transfer or assignment of an Unassigned Lease from the relevant Tenant to the relevant Assignee (and for the purposes of this definition any Unassigned Property held (wholly or partly) under a lease which contains an absolute prohibition on assignment or transfer shall be treated as an Unassigned Property which requires Landlord consent for assignment or transfer);

“Authorised Guarantee Agreement”	has the meaning given to it in section 16 of the Landlord and Tenant (Covenants) Act 1995;

“Landlord”	means the landlord of the relevant Unassigned Lease;

“Property Transfer”	means the assignment or transfer of the relevant Unassigned Lease from the relevant Tenant to the relevant Assignee in such form as shall be agreed between the Purchasers and the Sellers (each acting reasonably) and in accordance with the relevant provisions of this Schedule 12;

“Tenant”	means in relation to each Unassigned Property, the member of the Retained Group named as the tenant in Part B of this Schedule 12;

“Unassigned Leases”	means each of the leases owned by the Tenants as listed in Part B of this Schedule 12 and “Unassigned Lease” shall be construed accordingly; and

“Unassigned Properties”	means each of the leasehold properties owned by the Tenants pursuant to the relevant Unassigned Leases as listed in Part B of this Schedule 12 and “Unassigned Properties” shall be construed accordingly.

1.	Transfer of Unassigned Properties

1.1	On or prior to the Completion Date or, if later, on legal completion in accordance with paragraph 5 (Delayed legal completion) of this Schedule 12, the Sellers shall procure that the Tenants will deliver a duly executed Property Transfer in respect of each of the Unassigned Properties to the Purchasers.

1.2	The terms of each Property Transfer shall require the Purchasers to indemnify the Sellers and keep the Sellers indemnified from the date of completion of the Property Transfer on an after –Tax basis in respect of all direct losses, liabilities and costs incurred by the relevant Tenant as a result of any act, neglect, default or omission on the part of the Assignees to perform or comply with the covenants and conditions of the lessee under the relevant Unassigned Lease.

1.3	The Sellers will not by reason of the covenants implied by statute or otherwise expressed in any Property Transfer of an Unassigned Property be deemed to covenant expressly or impliedly that the obligations contained in any Unassigned Lease relating to the state and condition of the Unassigned Property have been complied with and each of the Property Transfers will contain a declaration to that effect.

2.	Matters to which the transfer is subject

The Unassigned Properties are to be transferred subject to and (where appropriate) with the benefit of the following matters:

(A)	all local land charges and all matters capable of registration as local land charges;

(B)	all notices served and orders, demands, proposals or requirements made by any local or other competent authority;

(C)	all exceptions and reservations of whatever nature, all rights of way, water, light, air or other rights, easements, quasi-easements, servitudes and wayleaves (whether constituted in the title deeds or otherwise); and

(D)	the covenants, obligations and conditions on the part of the Tenant contained in the relevant Unassigned Lease.

3.	Title

The Purchasers shall be deemed to acquire any of the Unassigned Properties where:

(A)	title to which is registered at H.M. Land Registry and/or the applicable United States land registry, with full knowledge of the contents of the entries on the relevant registers of title and of the filed plans which have been supplied to the Purchasers before the date of this Agreement in the Data Room; and

(B)	title to which is not registered at H.M. Land Registry nor the applicable United States land registry, with full knowledge of the contents of all deeds and other documents of title complete and accurate copies of which have been supplied to the Purchasers before the date of this Agreement in the Data Room.

4.	Assignment Consents

4.1	This paragraph 4 applies to those Unassigned Properties in relation to which an Assignment Consent is required and where such Assignment Consent remains to be obtained as at the Completion Date and this paragraph 4 shall continue to apply until the relevant Assignment Consent shall have been obtained or until this Agreement shall cease to apply to such Unassigned Properties in accordance with the terms of this Agreement.

4.2	The Sellers shall procure that the relevant Tenant shall:

(A)	apply to the Landlord for an Assignment Consent within five (5) Business Days after the Completion Date and use all reasonable endeavours to obtain it;

(B)	give the Purchasers’ Representative and Assignee written notice within five (5) Business Days after the Assignment Consent has been obtained;

(C)	prepare and supply the Property Transfer to the Purchaser’s Solicitors within seven (7) Business Days before the Completion Date or, if later, within seven (7) Business Days before legal completion in accordance with paragraph 5 (Delayed legal completion) of this Schedule 12; and

(D)	where the Unassigned Lease is a “new tenancy” for the purposes of the Landlord and Tenant (Covenants) Act 1995, enter into an Authorised Guarantee Agreement with the Landlord if the Unassigned Lease so requires or if the Landlord reasonably imposes a requirement that an Authorised Guarantee Agreement is given as a condition of the Assignment Consent.

4.3	Where the Landlord reasonably and properly requires either pursuant to the terms of the relevant Unassigned Lease or under statute, the Purchasers shall:

(A)	use all reasonable endeavours to provide promptly all information and references requested by the Landlord in relation to the relevant Assignee; and

(B)	procure that the relevant Assignee covenants directly with the Landlord to pay the rents reserved by and comply with the relevant tenant obligations and conditions in the Unassigned Lease from the date of the Property Transfer; and

(C)	procure a guarantee by the Purchaser Guarantor and/or such other form of security reasonably and lawfully required by the Landlord in respect of the performance and observance of the tenant obligations and conditions in the Unassigned Lease.

4.4	With respect to any Unassigned Properties located in England and Wales, the Assignee shall execute any licence containing the Assignment Consent and any such security documentation relating to the Assignment Consent as is agreed between the Landlord of the Unassigned Lease and the relevant Assignee and return them to the relevant Tenant as soon as reasonably practicable after the receipt of the engrossed licence by the Purchasers.

4.5	With respect to any Unassigned Properties located in England and Wales, the Sellers shall procure that the relevant Tenant shall execute any licence containing the Assignment Consent and complete it as soon as reasonably practicable after receipt from the Assignee.

4.6	No party to this Agreement may object to any condition to an Assignment Consent where that condition is:

(A)	with respect to any Unassigned Properties located in England and Wales, lawfully imposed by the Landlord under section 19(1A) Landlord and Tenant Act 1927 where the Unassigned Lease is a “new tenancy” for the purposes of the Landlord and Tenant (Covenants) Act 1995; or

(B)	reasonably and properly imposed by the relevant Landlord either pursuant to the terms of the relevant Unassigned Lease or under statute.

4.7	The costs of obtaining the Assignment Consents are to be borne by the Sellers.

5.	Delayed legal completion

5.1	If the Assignment Consent has not been obtained by the Completion Date in relation to an Unassigned Property, then the date for legal completion of the Property Transfer of the relevant Unassigned Property shall be postponed to ten (10) Business Days after the earlier of:

(A)	evidence having been provided to the Purchasers’ Solicitors that the Assignment Consent has been obtained;

(B)	the expiration of the period for the lodging of an appeal against a decision of a court of competent jurisdiction that the Assignment Consent is being unreasonably withheld without such appeal being lodged;

(C)	the Purchasers’ Solicitors (if it so elects at its sole discretion) giving notice to the Sellers’ Solicitors that it wishes to complete the transfer of the Unassigned Property notwithstanding the non-issue of the Assignment Consent.

5.2	Pending completion of the Property Transfer and with effect from the Completion Date, the Sellers will procure in relation to any relevant Unassigned Property that:

(A)	the Assignee is permitted (with all persons authorised by it) to exclusively use and occupy the Unassigned Property;

(B)	no contract is entered into disposing or agreeing to dispose of any interest in the Unassigned Property;

(C)	the rents, service charges and other sums reserved by the relevant Unassigned Lease are fully paid in accordance with the terms of the corresponding Unassigned Lease; and

(D)	on the reasonable and proper request of the Assignee, the Sellers will procure that the Tenant uses its best endeavours to enforce the Landlord covenants and conditions under the Unassigned Lease, provided that the Purchasers shall reimburse the Tenant in respect of all costs and expenses incurred by it in discharging its obligations pursuant to this paragraph 5.2(D), provided further that all such costs and expenses are incurred through the good faith enforcement of the Landlord’s covenants as requested by the Assignee.

5.3	Pending completion of the Property Transfers with effect from the Completion Date, the Purchasers:

(A)	are to pay the Sellers a licence fee equivalent to all rents, service charges and other outgoings properly paid by the Sellers in respect of the Unassigned Property;

(B)	are to procure that the relevant Assignee observes and performs the covenants and conditions on the part of the lessee in the relevant Unassigned Lease (other than payment of rents and any breach arising as a result of the occupation of the relevant Unassigned Property by the relevant Assignee under this paragraph 5) and without limiting the obligations of the Sellers under paragraph 5.2 (Delayed legal completion);

(C)	are to procure that the relevant Assignee does not infringe any statutory requirement relating to a relevant Unassigned Property; and

(D)	are to indemnify the Sellers on an after Tax basis in respect of all direct losses, liabilities and costs incurred by the Sellers and/or the relevant Tenant as a result of any act, neglect, default or omission on the part of the relevant Assignee to perform or comply with the covenants and conditions referred to in this paragraph 5.

6.	Apportionments

6.1	All rents, rates and other outgoings in respect of the Unassigned Properties for any period on or before the Completion Date, shall be borne by the Sellers and for any period after the Completion Date, shall, subject to paragraphs 5.2 and 5.3 of this Schedule 12, be borne by the Purchasers.

6.2	All rents and other periodical payments receivable in respect of the Unassigned Properties for any period of time on or before the Completion Date shall belong to and be payable to the Sellers and for the period of time after the Completion Date shall belong to (and if paid to the relevant Tenant shall be payable to) the Purchasers.

7.	Standard Conditions

Insofar as the same are applicable and are not inconsistent with the express terms of this Agreement (in which event the terms of this Agreement shall prevail) the Standard Commercial Property Conditions (2nd Edition) are incorporated in this Agreement except that:

(A)	the “contract rate” means the Agreed Rate;

(ii)	“transfer” means the Property Transfer;

(iii)	“working day” means Business Day;

(B)	Conditions 1.1.1(a), 1.2, 1.3, 1.4, 1.5, 2, 4.1.3, 4.1.4, 6.1, 6.2, 6.3, 6.4.2, 7.1, 8.1, 8.3.1, 8.3.2, 8.4, 8.5, 8.7, 8.8, 9.1, 9.2, 9.3, 9.5, 9.6, 10.1.3, 10.2.4, 10.3, 11.4(b) and 12 shall not apply; and

(C)	the words “at least five working days” shall be deleted from condition 10.2.5.

Part B

Particulars of Unassigned Properties

United Kingdom

Address:	Ground Floor, Phoenix House, Surtees Business Park, Bowesfield Lane, Stockton on Tees

Title number (if registered)	CE199605

Parties to the lease:	Rokeby Developments Northern Limited (landlord) (1) Aker Business Services Limited (tenant) (2) Aker Kvaerner ASA (guarantor) (3)

Date of the lease:	31 January 2008

Assignee:	Aker Solutions E&C Limited

Address:	First Floor, Phoenix House, Surtees Business Park, Bowesfield Lane, Stockton on Tees

Title number (if registered)/root of title (if unregistered):	CE199606

Parties to the lease:	Rokeby Developments Northern Limited (landlord) (1) Aker Business Services Limited (tenant) (2) Aker Kvaerner ASA (guarantor) (3)

Date of the lease:	31 January 2008

Assignee:	Aker Solutions E&C Limited

Address:	Suite A, Second Floor, Phoenix House, Surtees Business Park, Bowesfield Lane, Stockton on Tees

Title number (if registered)/root of title (if unregistered):	CE199608

Parties to the lease:	Rokeby Developments Northern Limited (landlord) (1) Aker Business Services Limited (tenant) (2) Aker Kvaerner ASA (guarantor) (3)

Date of the lease:	31 January 2008

Assignee:	Aker Solutions E&C Limited

Address:	Suite B, Second Floor, Phoenix House, Surtees Business Park, Bowesfield Lane, Stockton on Tees

Title number (if registered)	CE199609

Parties to the lease:	Rokeby Developments Northern Limited (landlord) (1) Aker Business Services Limited (tenant) (2) Aker Kvaerner ASA (guarantor) (3)

Date of the lease:	31 January 2008

Assignee:	Aker Solutions E&C Limited

Address:	Suite C, Second Floor, Phoenix House, Surtees Business Park, Bowesfield Lane, Stockton on Tees

Title number (if registered)	CE199610

Parties to the lease:	Rokeby Developments Northern Limited (landlord) (1) Aker Business Services Limited (tenant) (2) Aker Kvaerner ASA (guarantor) (3)

Date of the lease:	31 January 2008

Assignee:	Aker Solutions E&C Limited

Address:	Football Pitch and Pavilion, Phoenix House, Surtees Business Park, Bowesfield Lane, Stockton on Tees

Title number (if registered)	CE199611

Parties to original lease:	Rokeby Developments Northern Limited (landlord) (1) Aker Business Services Limited (tenant) (2) Aker Kvaerner ASA (guarantor) (3)

Date of the lease:	26 February 2008

Assignee:	Aker Solutions E&C Limited

Address:	Car Park, Surtees Business Park, Bowesfield Lane, Stockton on Tees

Title number (if registered)	CE199612

Parties to the lease:	Rokeby Developments Northern Limited (landlord) (1) Aker Business Services Limited (tenant) (2) Aker Kvaerner ASA (guarantor) (3)

Date of the lease:	31 January 2008

Assignee:	Aker Solutions E&C Limited

Address:	Unit 2B, Surtees Business Park, Bowesfield Lane, Stockton on Tees

Title number (if registered)	Unregistered

Parties to the lease:	Rokeby Developments Northern Limited (landlord) (1) Aker Business Services Limited (tenant) (2) Aker Kvaerner ASA (guarantor) (3)

Date of the lease:	3 July 2008

Assignee:	Aker Solutions E&C Limited

United States

Address:	333 East Wetmore, Suite 600, Tucson, Arizona

Parties to the lease:	Transwestern 333 East Wetmore LLC (landlord) (1) Aker Business Services Inc (tenant) (2) Aker Oil & Gas US LLC (guarantor) (3)

Date of the lease:	19 September 2008

Assignee:	Aker Industrial Constructors Inc or Aker Metals Inc (to be confirmed)

IN WITNESS WHEREOF the parties have executed this Agreement on the date written above

Executed by	)
Aker P&C Group AS	)
acting by its duly authorised signatory	)	/s/ Haakon Berg
	)	(Authorised signatory)
)
)
)
)

Executed by	)
Aker Process BV	)
acting by its duly authorised signatory	)	/s/ Haakon Berg
	)	(Authorised signatory)
)
)
)
)

Executed by	)
Aker Solutions BV	)
acting by its duly authorised signatory	)	/s/ Haakon Berg
	)	(Authorised signatory)
)
)
)
)

Executed by	)
Aker Solutions ASA	)
acting by its duly authorised signatory	)	/s/ Haakon Berg
	)	(Authorised signatory)
)
)
)
)

Executed by	)
Jacobs Engineering Australia Pty Limited	)
acting by its duly authorised signatory	)	/s/ Thomas R. Hammond
	)	(Authorised signatory)
)
)
)
)

Executed by	)
Jacobs Engineering Deutschland GmbH	)
acting by its duly authorised signatory	)	/s/ Thomas R. Hammond
	)	(Authorised signatory)
)
)
)
)

Executed by	)
Jacobs Engineering U.K. Limited	)
acting by its duly authorised signatory	)	/s/ Thomas R. Hammond
	)	(Authorised signatory)
)
)
)
)

Executed by	)
Jacobs Nederland BV	)
acting by its duly authorised signatory	)	/s/ Thomas R. Hammond
	)	(Authorised signatory)
)
)
)
)

Executed by	)
Jacobs Engineering Singapore Pte. Ltd.	)
acting by its duly authorised signatory	)	/s/ Thomas R. Hammond
	)	(Authorised signatory)
)
)
)
)

Executed by	)
Jacobs Engineering Group Inc.	)
acting by its duly authorised signatory	)	/s/ Craig L. Martin
	)	(Authorised signatory)
)
)
)
)

[Signature Page to Share Purchase Agreement]